Exhibit 2.1

EXECUTION VERSION

MASTER REPURCHASE

AND

SECURITIES CONTRACT AGREEMENT

between

FS CREIT FINANCE CO-1 LLC,

as Seller,

and

CAPITAL ONE, NATIONAL ASSOCIATION,

as Buyer

______________________________________________________________________________

Dated: November 19, 2025

______________________________________________________________________________

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-ii-

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties

SCHEDULE I	[Reserved]

SCHEDULE II	Purchased Asset File

SCHEDULE III	Depository Account Details

SCHEDULE IV	Initial Purchased Assets

EXHIBIT I	Form of Confirmation Statement

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III-A	Monthly Reporting Package

EXHIBIT III-B	Quarterly Reporting Package

EXHIBIT III-C	Annual Reporting Package

EXHIBIT IV	Form of Power of Attorney

EXHIBIT V	Representations and Warranties Regarding Individual Purchased Assets

EXHIBIT VI	Advance Procedures

EXHIBIT VII	Form of Margin Deficit Notice

EXHIBIT VIII	Form of Tax Compliance Certificates

EXHIBIT IX	Form of Covenant Compliance Certificate

EXHIBIT X	UCC Filing Jurisdictions

EXHIBIT XI	Form of Custodial Delivery Certificate

EXHIBIT XII	Form of Bailee Letter

EXHIBIT XIII	Future Funding Advance Procedures

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MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT

THIS MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT (this “Agreement”), dated as of November 19, 2025, by and between CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association (together with its successors and/or assigns, “Buyer”), and FS CREIT FINANCE CO-1 LLC, a Delaware limited liability company (“Seller”).

Article 1.
APPLICABILITY

From time to time during the Availability Period the parties hereto may enter into transactions in which Seller and Buyer agree to the transfer from Seller to Buyer all of its rights, title and interest in certain Eligible Assets (as defined herein) or other assets and, in each case, the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Buyer to Seller, with a simultaneous agreement by Buyer to transfer back to Seller such Assets at a date certain or on demand, against the transfer of funds by Seller to Buyer. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, at no time shall Buyer be obligated or committed to purchase or effect the transfer of any Eligible Asset from Seller to Buyer.

Article 2.
DEFINITIONS

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“A-Note” shall mean the promissory note, if any, that was executed and delivered in connection with the senior or pari passu senior position of a Senior Mortgage Loan.

“Accelerated Amortization Amount” shall mean:

(x) at all times during the Term Out Period, or (y) at any time that no more than six (6) months remain prior to the Availability Period Expiration Date as a result of Seller failing to exercise an Extension Option or Buyer denying a request for an Extension Option (provided, that the Acceleration Amortization Amount shall not apply during the final Extension Option before commencement of the Term Out Period where Seller has elected, or has provided Buyer with an irrevocable written notice to elect to enter into the Term Out Period), the applicable amount as follows:

1.            if, after giving effect to any repurchase of a Purchased Asset, there remains three (3) Purchased Assets subject to Transactions hereunder, the greater of (a) one hundred and ten percent (110%) of the Purchase Price relating to the Purchased Asset being so repurchased and (b) the amount necessary for the weighted average Look Through LTV for the remaining Purchased Assets to be reduced to fifty-five percent (55%);

2.            if, after giving effect to any repurchase of a Purchased Asset, there remains two (2) Purchased Assets subject to Transactions hereunder, the greater of (a) one hundred and fifteen percent (115%) of the Purchase Price relating to the Purchased Asset being so repurchased, (b) the amount necessary for the weighted average Look Through LTV for remaining Purchased Assets to be reduced to fifty-five percent (55)%, and (c) the amount necessary to reduce the advance rates for the remaining Purchased Assets such that neither of the remaining Purchased Assets have an Advance Rate greater than sixty-five percent (65%); or

3.            if, after giving effect to any repurchase of a Purchased Asset there remains only one (1) Purchased Asset subject to Transactions hereunder, the greater of (a) one hundred and twenty percent (120%) of the Purchase Price relating to the Purchased Asset being so repurchased, (b) the amount necessary for the Look Through LTV of the remaining Purchased Asset to be reduced to fifty percent (50%) and (c) the amount necessary to reduce the Advance Rate of the remaining Purchased Asset to fifty percent (50%).

“Accelerated Repurchase Date” shall have the meaning set forth in Article 13(b)(i) of this Agreement.

“Accepted Servicing Practices” shall mean with respect to any applicable Purchased Asset, those mortgage loan servicing practices of prudent mortgage lending institutions that service mortgage loans of the same type as such Purchased Asset in the jurisdiction where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Act of Insolvency” shall mean, with respect to any Person, (i) the filing of a petition by such Person, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, wind up, liquidation, dissolution or similar law relating to the protection of creditors (“Insolvency Law”), or suffering any such petition or proceeding to be commenced by another which is consented to by such Person, not timely contested or which results in entry of an order for relief; (ii) the seeking or consenting to the appointment by such Person of a liquidator, receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making of a general assignment for the benefit of creditors; (v) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, and such decree or order shall remain unstayed and in effect for a period of sixty (60) days; (vi) the admission by such Person in writing in a court proceeding or in an public facing investor call of its inability to pay its debts or discharge its obligations as they become due or mature; (vii) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person and such action shall remain unstayed and in effect for a period of sixty (60) days; or (viii) the consent by such Person to the entry of an order for relief in an insolvency case under any Insolvency Law.

“Advance Fee” shall have the meaning set forth in the Fee Letter, which definition is incorporated herein by reference.

“Advance Rate” shall mean, with respect to each Transaction, the initial Advance Rate selected by Buyer for such Transaction on a case by case basis in its sole discretion as shown in the related Confirmation, as may be adjusted for any (i) Future Funding Advance and (ii) any reduction in Purchase Price pursuant to Article 3(j), as set forth herein and reflected in any amended and restated Confirmation, which in any case shall not exceed the Maximum Advance Rate, unless otherwise agreed to by Buyer and Seller.

“Advisor” shall mean FS Real Estate Advisor, LLC, a Delaware limited liability company, together with its successors and permitted assigns, in each case, that are Controlled by Franklin Square Holdings, L.P.

“Affiliate” shall mean, (i) when used with respect to Seller, Pledgor or Guarantor, any direct or indirect Subsidiary of Guarantor that is a direct or indirect parent of Seller and any direct or indirect parent of Guarantor (other than the limited partners of Guarantor) and (ii) when used with respect to any other specified Person, (x) any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person, or (y) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agreement” shall mean this Master Repurchase and Securities Contract Agreement, dated as of the date hereof, by and between Seller and Buyer as such agreement may be amended, restated, modified or supplemented from time to time.

“Annual Reporting Package” shall mean the reporting package described on Exhibit III-C.

“Anti-Corruption Laws” shall mean all of the following: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the U.K. Bribery Act 2010, as amended, and (c) any other anti-bribery or anti-corruption laws, rules or regulations in any jurisdiction in which Seller or Guarantor or any of their respective Affiliates is located or doing business.

“Anti-Money Laundering Laws” shall mean all laws, rules and regulations of any jurisdiction in which Seller or Guarantor or any of their respective Affiliates is located or doing business that relate to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Spread” shall mean:

(i)            so long as no Event of Default shall have occurred and be continuing, with respect to any Purchased Asset, the amount determined by Buyer pursuant to the Fee Letter as set forth in the applicable Confirmation for such Purchased Asset as the “Applicable Spread”, and

(ii)           after the occurrence and during the continuance of an Event of Default, the amount described in clause (i) plus the Default Rate.

“Appraisal” shall mean an appraisal that is compliant with the Financial Institutions Reform, Recovery, and Enforcement Act and prepared by a third-party appraiser addressed to, or permitted to be relied upon by, Buyer and satisfactory to Buyer of the related Underlying Mortgaged Property from an Independent Appraiser.

“Assets” shall have the meaning set forth in Article 1 of this Agreement.

“Assignment of Leases” shall mean, with respect to any Purchased Asset that is a Senior Mortgage Loan, any assignment of leases, rents and profits or equivalent instrument, whether contained in the related Mortgage or executed separately, assigning to the holder or holders of such Mortgage all of the related Mortgagor’s interest in the leases, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of the related Underlying Mortgaged Property as security for repayment of such Purchased Asset.

“Assignment of Mortgage” shall mean, with respect to any Purchased Asset that is a Senior Mortgage Loan, any assignment of Mortgage or equivalent instrument, assigning to the holder or holders of such Mortgage all of its or their, as applicable, interest in the Mortgage as security for repayment of such Purchased Asset in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.

“Availability Period” shall mean the period commencing on the Closing Date and expiring on the Availability Period Expiration Date.

“Availability Period Expiration Date” shall mean November 19, 2026, as such date may be extended in accordance with Article 3(i) of this Agreement.

“Availability Period Extension Conditions” shall have the meaning set forth in Article 3(i)(iii) of this Agreement.

“Bailee” shall mean Dechert LLP or another attorney at law that has delivered at Seller’s request a Bailee Letter, with the exception of an attorney that is not satisfactory to Buyer, as specified in a written notice from Buyer to Seller.

“Bailee Letter” shall mean a letter substantially in the form as Exhibit XV from a Bailee, in form and substance reasonably acceptable to Buyer, wherein such Bailee in possession of a Purchased Asset File (i) acknowledges receipt of such Purchased Asset File, (ii) confirms that such Bailee is holding the same as bailee or agent on behalf of Buyer under such letter and (iii) agrees that, such Bailee shall promptly deliver all Purchased Asset Files in its possession to the Custodian, or as otherwise directed by Buyer, and thereafter, by not later than two (2) Business Days following the Purchase Date for any Purchased Asset.

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. § 101, et. seq.), as amended, modified or replaced from time to time.

“Base Rate” shall mean a fluctuating rate per annum equal to the Prime Rate plus the Applicable Spread.

“Base Rate Purchased Asset” shall mean a Purchased Asset that accrues price differential at the Base Rate.

“Benchmark” shall mean, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such benchmark has replaced such prior benchmark rate pursuant to Article 14(a)(i).

“Benchmark Rate” shall mean a rate equal to the sum of the Benchmark plus the Applicable Spread for Benchmark Rate Purchased Assets.

“Benchmark Rate Purchased Asset” shall mean a Purchased Asset that accrues price differential at the Benchmark Rate.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (1) the alternate benchmark rate that has been selected by Buyer giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated bilateral credit facilities at such time; provided that Buyer shall make any such determination using the same methodology that Buyer applies in making such determination in similar agreements with all similarly situated counterparties, and, (2) the related Benchmark Replacement Adjustment; provided that, if the sum of (1) and (2) would be less than the Floor, then the sum of (1) and (2) will be the Floor.

“Benchmark Replacement Adjustment” shall mean with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Buyer and Seller giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated bilateral credit facilities at such time.

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(3)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Article 14(a) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Article 14(a).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in a form as agreed to by Buyer.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“BHC Act Affiliate”: The meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Breakage Costs” shall have the meaning set forth thereto in Article 14(f).

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed. Notwithstanding the foregoing, whenever any payment or other obligation required under this Agreement or any other Transaction Document shall be due on a day that is not a Business Day, such payment may be made or shall be debited on the immediately succeeding Business Day.

“Buyer” shall have the meaning set forth in the Recitals hereto.

“Buyer’s Margin Amount” shall mean, with respect to any Purchased Asset, on any date of determination, the Maximum Advance Rate attributable to such Purchased Asset as set forth in the related Confirmation, multiplied by the Market Value of such Purchased Asset as of such date.

“Capital Stock” shall mean any and all shares, interests, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, any and all partner or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute willful disregard of, or bad faith or gross negligence with respect to, the Independent Director’s duties with respect to Seller’s obligations under this Agreement, (b) such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (c) such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (d) such Independent Director no longer meets the definition of Independent Director, as that term is defined in Article 2 of this Agreement.

“Change of Control” shall mean

(a)            any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of 49% or more of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of the directors or the applicable equivalent;

(b)            Guarantor shall cease to directly or indirectly own and Control, of record and beneficially, 100% of the Capital Stock of Pledgor, or any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of any outstanding stock of Pledgor;

(c)            Pledgor shall cease to directly own and Control, of record and beneficially, 100% of each class of outstanding Capital Stock of Seller, or any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of any outstanding Capital Stock of Seller;

(d)            with respect to Advisor, the sale, merger, consolidation or reorganization of Advisor with or into any entity that is not an Affiliate of Advisor that is Controlled by Franklin Square Holdings, L.P. (or a replacement advisor acceptable to Buyer);

(e)            Advisor (or a replacement advisor acceptable to Buyer) shall cease to be the advisor of Guarantor;

(f)            with respect to Sub-Advisor, the sale, merger, consolidation or reorganization of Sub-Advisor with or into any entity that is not an Affiliate of Sub-Advisor that is Controlled by Rialto Management Group, LLC (or a replacement advisor acceptable to Buyer); or

(g)            Sub-Advisor (or a replacement sub-advisor acceptable to Buyer) shall cease to be the sub-advisor of Advisor.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collection Period” shall mean (i) with respect to the first Remittance Date, the period beginning on and including the Closing Date and continuing to and including the calendar day immediately preceding such Remittance Date, and (ii) with respect to each subsequent Remittance Date, the period beginning on and including the immediately preceding Remittance Date and continuing to and including the calendar day immediately preceding the following Remittance Date.

“Confirmation” shall mean a written confirmation in the form of Exhibit I, duly completed, executed and delivered by Buyer and Seller.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day”, the definition of “Pricing Rate Period,” timing and frequency of determining rates and making payments of price differential, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Buyer decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of any such rate exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” shall mean, with respect to any Person, the possession of the direct or indirect power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Control”, “Controlling”, “Controlled” and “under common Control” shall have correlative meanings.

“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate in form and substance of the certificate attached hereto as Exhibit IX.

“Credit Event” shall have the meaning set forth in the Fee Letter, which definition is incorporated herein by reference.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, by and among the Custodian, Seller and Buyer, as amended, modified and/or restated from time to time.

“Custodial Delivery Certificate” shall mean the form executed by Seller in order to deliver the Purchased Asset Schedule and the Purchased Asset File to Buyer or its designee (including the Custodian or Bailee, as applicable) pursuant to Article 7 of this Agreement, a form of which is attached hereto as Exhibit XI.

“Custodian” shall mean Computershare Trust Company, N.A. or any successor Custodian mutually acceptable to Seller and Buyer.

“Defaulted Asset” shall mean any Purchased Asset subject to a Material Default.

“Default Rate” shall have the meaning set forth in the Fee Letter, which definition is incorporated herein by reference.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Delivery Failure” shall have the meaning set forth in the Bailee Letter.

“Depository” shall mean Capital One, National Association, or any successor Depository appointed by Buyer in its sole discretion.

“Depository Account” shall mean a segregated demand deposit account established on the books and records of the Depository in the name of Seller, in trust for Buyer, with account details as set forth in Schedule III hereto.

“Division” and “Divide” shall mean, as to any Person, such Person dividing and/or otherwise engaging in and/or becoming subject to, in each case, any division pursuant to, or as permitted by, §18-217 of the Delaware Limited Liability Company Act.

“Due Diligence Package” shall have the meaning set forth in Exhibit VI to this Agreement.

“Early Repurchase Date” shall have the meaning set forth in Article 3(f)(i) of this Agreement.

“Electronic Signature” shall have the meaning set forth in Article 30(b) of this Agreement.

“Eligible Assets” shall mean (i) any of the following types of assets or loans (a) that are acceptable to Buyer in its sole discretion; provided that, following a determination by Buyer that an asset or loan is an Eligible Asset pursuant to this clause (a), Buyer may not revise such determination after the Purchase Date as a result of an examination of the same due diligence materials received by Buyer in connection with such initial determination unless there was a material misstatement or omission contained in the information provided to Buyer on or prior to the related Purchase Date, (b) on the related Purchase Date, with respect to which the representations and warranties set forth in this Agreement (including the exhibits hereto) are true and correct in all respects except to the extent specifically disclosed in a Requested Exceptions Report approved in writing by Buyer, (c) to the extent any hedging is required relating to such loan, such hedging arrangement is acceptable to Buyer; and (d) where the Underlying Mortgaged Property consists of commercial, multifamily or multifamily/retail mixed use, or (ii) such other types of properties that Buyer may agree to in its sole discretion that are located in the United States of America, its territories or possessions (or elsewhere, in the sole discretion of Buyer) that are:

(i)            Senior Mortgage Loans;

(ii)           Mezzanine Loans where the Senior Mortgage Loan secured by the Underlying Mortgaged Property owned directly by the borrower on such Mezzanine Loan is also a Purchased Asset hereunder;

(iii)          Pari Passu Participations where control and direction over servicing and lender decisions are vested in the Participation Interest comprising the Purchased Asset; and

(iv)         any other asset or loan types or classifications that are acceptable to Buyer, subject to its consent on all necessary and appropriate modifications to this Agreement and each of the Transaction Documents, as determined by Buyer in its sole discretion.

Notwithstanding anything to the contrary contained in this Agreement, the following shall not be Eligible Assets for purposes of this Agreement, unless otherwise agreed to by Buyer in its sole discretion: (i) loans that, as of any date of determination, are thirty (30) calendar days or more past due as of the Purchase Date; (ii) loans that have a term greater than five (5) years remaining as of the Purchase Date; (iii) any loan in which the applicable Mortgagor or any of its Affiliates have entered into other mortgage or mezzanine debt transactions relating to the applicable Underlying Mortgaged Property (except to the extent such debt and the liens securing such debt are subject to a subordination and intercreditor agreement in favor of Seller containing terms and conditions satisfactory to Buyer in its sole discretion); (iv) Assets that, on the Purchase Date, have a LTV greater than eighty percent (80%); (v) ground up construction loans or land loans (provided, that loans allowing for reserves and/or advances relating to tenant improvements or renovations may be Eligible Assets) or land loans; (vi) Assets secured by unimproved property enclosed malls or data centers; (vii) any Asset, where payment of the Purchase Price with respect thereto would cause the aggregate Repurchase Price of all the Purchased Assets to exceed the Maximum Facility Amount; (viii) Mezzanine Loans (other than as set forth in clause (ii) above); or (ix) Assets with respect to which the underlying obligors are Sanctioned Persons.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Article references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Article 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(h) of ERISA and Section 412(b) of the Code and the lien created Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Event of Default” shall have the meaning set forth in Article 13 of this Agreement.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or an Assignee, or required to be withheld or deducted from a payment to Buyer or an Assignee, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer or Assignee being organized under the laws of or having its principal office, or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Buyer or Assignee under this Agreement pursuant to a law in effect on the date on which (i) such Buyer or Assignee acquires an interest hereunder (other than pursuant to an assignment request by Seller under Article 14(m)) or (ii) Buyer or Assignee changes its lending office, except in each case to the extent that, pursuant to Articles 14(g) and 14(j), amounts with respect to such Taxes were payable either to Buyer’s or Assignee’s assignor immediately before such Buyer became a party hereto or Assignee acquired an interest hereunder or to such Buyer or Assignee immediately before it changed its lending office, (c) Taxes attributable to such Buyer or Assignee’s failure to comply with Article 14(k) any U.S. federal withholding Taxes imposed under FATCA.

“Exit Fee” shall have the meaning set forth in the Fee Letter, which definition is incorporated herein by reference.

“Extension Option” and “Extension Options” shall have the meanings set forth in Article 3(i)(ii) of this Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or official practices implementing any intergovernmental agreement in connection thereto.

“FATF” shall have the meaning set forth in the definition of “Prohibited Person.”

“FDIA” shall have the meaning set forth in Article 23(c) of this Agreement.

“FDICIA” shall have the meaning set forth in Article 23(e) of this Agreement.

“Fee Letter” shall mean that certain Fee Letter, dated as of the date hereof, between Buyer and Seller, as amended, modified and/or restated from time to time.

“Filings” shall have the meaning set forth in Article 6(b) of this Agreement.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fitch” shall mean Fitch Ratings, Inc.

“Floor” shall mean, for any Purchased Asset, the greater of (i) zero percent (0%) and (ii) the product of (a) the floor rate indicated in the related Purchased Asset Documents, and (b) the Maximum Advance Rate for such Purchased Asset, unless otherwise agreed to in the applicable Confirmation.

“Foreign Buyer or Assignee” shall mean (a) if the Seller is a U.S. Person, a Buyer or Assignee that is not a U.S. Person, and (b) if the Seller is not a U.S. Person, a Buyer or Assignee that is resident or organized under the laws of a jurisdiction other than that in which the Seller is resident for tax purposes.

“Future Funding Advance” shall have the meaning set forth in Article 3(j) of this Agreement.

“Future Funding Date” shall mean, with respect to any Purchased Asset, the date on which Buyer advances any portion of the Future Funding Advance related to such Purchased Asset in accordance with the terms and provisions of this Agreement.

“Future Funding Due Diligence” shall have the meaning set forth in Article 3(k)(i)(F) of this Agreement.

“Future Funding Due Diligence Package” shall have the meaning set forth in Exhibit XIII hereto.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governing Documents” shall mean, with respect to any Person, its articles or certificate of incorporation or formation, by laws, partnership, limited liability company, memorandum and articles of association, operating or trust agreement and/or other organizational, charter or governing documents.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any such government or subdivision thereof (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean FS Credit Real Estate Income Trust, Inc., a Maryland corporation.

“Guaranty Agreement” shall mean the Guaranty Agreement, dated as of the date hereof, from Guarantor in favor of Buyer and as amended, restated, supplemented or otherwise modified and in effect from time to time.

“Income” shall mean, with respect to any Purchased Asset at any time, (a) any collections of principal, interest, dividends, receipts or other distributions or collections (including casualty or condemnation proceeds) and (b) all net sale proceeds received by Seller or any Affiliate of Seller in connection with a sale or liquidation of such Purchased Asset. For the avoidance of doubt, Income shall not include (1) the Purchase Price paid to Seller pursuant to any Transaction or (2) Permitted Retained Amounts.

“Indebtedness” shall mean, for any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within thirty (30) calendar days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (i) Capitalized Lease Obligations of such Person; (j) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement; and (k) all obligations of such Person under Financing Leases.

“Indemnified Amounts” and “Indemnified Parties” shall have the meaning set forth in Article 27 of this Agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Independent Appraiser” shall mean an independent professional real estate appraiser who is a member in good standing of the American Appraisal Institute, and, if the state in which the subject Underlying Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each such case, who has a minimum of five (5) years’ experience in the subject property type.

“Independent Director” shall mean an individual with at least three (3) years of employment experience serving as an independent director or independent manager at the time of appointment who is provided by, and is in good standing with, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers or is not acceptable to the Rating Agencies, another nationally recognized company reasonably approved by Buyer, in each case that is not an Affiliate of Seller and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or as a manager of Seller and is not, and has never been, and will not while serving as independent director or independent manager be:

(a)           a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of Seller or Seller’s equityholders or Affiliates (other than as an independent director or independent manager of Seller or an Affiliate of Seller that does not own a direct or indirect ownership interest in Seller and that is required by a creditor to be a “single purpose bankruptcy remote entity”, provided that such independent director or independent manager is employed by a company that routinely provides professional independent directors or independent managers in the ordinary course of business);

(b)           a customer, creditor, supplier or service provider (including provider of professional services) to Seller or Seller’s equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent directors or independent managers and other corporate services to Seller or Seller’s equityholders or Affiliates in the ordinary course of business);

(c)           a family member of any such member, partner, equityholder, manager, director, officer, employee, customer, creditor, supplier or service provider; or

(d)           a Person that controls or is under common control with (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition, including subparagraph (a), by reason of being the independent director or manager of a “single purpose bankruptcy remote entity” affiliated with the Seller that does not own a direct or indirect ownership interest in Seller shall not be disqualified from serving as an independent director or independent manager of Seller, provided that the fees that such individual earns from serving as independent directors or independent managers of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

“Initial Purchased Assets” shall mean the Assets acquired by Seller and sold by Seller for purchase by Buyer hereunder on the Closing Date, as more specifically identified on Schedule IV hereto.

“Investment Company Act” shall have the meaning set forth in Article 9(b)(xv) of this Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, whenever in this Agreement or any of the Transaction Documents, or in any document or certificate executed on behalf of any Person pursuant to the Transaction Documents, reference is made to the knowledge of any such Person (whether by use of the words “knowledge” or “know”), unless otherwise expressly specified, (a) the actual knowledge without further inquiry or investigation of the officers, directors and asset managers of such Person or its Affiliates who have responsibility for any day-to-day decision making, or the legal, operational or financial affairs of such Person; or (b) with respect to any representations, warranties, certifications or statements with respect to any Purchased Asset, the actual knowledge of those officers and asset managers who have responsibility for the origination or acquisition, as applicable, underwriting, servicing or sale of such Purchased Asset.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“Look Through LTV” shall mean, with respect to any Purchased Asset as of any date of determination, the ratio of the outstanding Purchase Price of such Purchased Asset on such date of determination, to the aggregate “as-is” market value of such Underlying Mortgaged Property as of such date of determination, as determined by Buyer in its sole discretion.

“LTV” shall mean, with respect to any Purchased Asset, the ratio of the aggregate outstanding principal balance of such Purchased Asset (which shall include such Purchased Asset and all debt senior to or pari passu with such Purchased Asset) secured, directly or indirectly, by the related Underlying Mortgaged Property, to the aggregate “as-is” market value of such Underlying Mortgaged Property as determined by Buyer in its sole discretion.

“LTV Trigger Event” shall mean an event that shall (a) occur and be continuing at any time that the Weighted Average LTV Requirements are not in compliance and (b) terminate upon either (i) the application of payments pursuant to Article 5(b)(vi) in an amount necessary to cause the weighted average Look Through LTV for the Purchased Assets to be in compliance with the Weighted Average LTV Requirements or (ii) a cash payment is made by Seller to Buyer in reduction of the Purchase Price of the Purchased Assets in the amount necessary to cause the weighted average Look Through LTV for the Purchased Assets to be reduced to or below the applicable Weighted Average LTV Requirement, whether such payment is made pursuant to clause (o) of the definition of Mandatory Early Repurchase Event or otherwise, or any combination of the foregoing.

“Mandatory Early Repurchase Date” shall have the meaning set forth in Article 3(f)(iii).

“Mandatory Early Repurchase Event” shall mean, with respect to any Purchased Asset, the occurrence of one or more of the following with respect to any Purchased Asset, in each case as determined by Buyer in its sole discretion exercised in good faith: (a)  a Material Default with respect to such Purchased Asset has occurred and is continuing beyond any applicable notice and cure period under the related Purchased Asset Documents, without regard to any waivers or modifications of, or amendments to, the related loan documents or other asset documentation, other than those that were (x) disclosed in writing to Buyer prior to the Purchase Date of the related Purchased Asset, or (y) consented to in writing by Buyer in accordance with the terms of this Agreement, (b)  as to which an Act of Insolvency has occurred with respect to any participant, co-lender having an interest in such Purchased Asset or any related Underlying Mortgaged Property that (i) has any agency role with respect to such Purchased Asset or related co-lender or participation agreement, or (ii) responsible for payment with respect to such Purchased Asset or related Underlying Mortgaged Property, (c) the related Purchased Asset File or any portion thereof is subject to a continuing Delivery Failure or has been released from the possession of Custodian under the Custodial Agreement to anyone other than Buyer or any Affiliate of Buyer, or any Bailee on behalf of Buyer except in accordance with the terms of the Custodial Agreement, (d) any Significant Modification shall occur with respect to such Purchased Asset without the prior written consent of Buyer, (e) such Purchased Asset fails to qualify for “safe harbor” treatment as described in Article 23(a); (f) a Purchased Asset Future Funding Failure occurs with respect to such Purchased Asset and (g) with respect to all Purchased Assets, in the amount required to reduce the weighted average Look Through LTV to or below the applicable Weighted Average LTV Requirement, upon the date that is twelve (12) months after occurrence of the related LTV Trigger Event.

“Margin Call” shall have the meaning set forth in Article 4(a) of this Agreement.

“Margin Deadline” shall mean, following receipt of a Margin Deficit Notice,(a) the close of the fifth succeeding Business Day following delivery of a Margin Deficit Notice if such Margin Deficit Notice is received by Seller prior to 3:00 p.m. (New York City time), or (b) the close of the sixth succeeding Business Day following delivery of a Margin Deficit Notice if such Margin Deficit Notice is received by Seller at or after 3:00 p.m. (New York City time).

“Margin Deficit” shall mean, as of any date of determination, an amount as set forth below, an amount equal to the positive difference (if any) between (A) the Purchase Price for such Purchased Asset, and (B) Buyer’s Margin Amount.

“Margin Deficit Event” shall mean, on any date of determination with respect to any Purchased Asset, the Margin Deficit as of such date exceeds five percent (5%) of the related Purchase Price of such Purchased Asset.

“Margin Deficit Notice” shall have the meaning set forth in Article 4(a).

“Margin Excess” shall mean the positive difference, if any, between (a) Buyer’s Margin Amount with respect to a Purchased Asset on any date of determination minus (b) the outstanding Purchase Price of such Purchased Asset on such date of determination.

“Margin Excess Requirements” shall mean requirements that will be satisfied as of any date of determination: (a) no Potential Event of Default or Event of Default has occurred and is continuing or will result from any application of Margin Excess, and (b) the request for Margin Excess will not cause, after giving effect to such request for Margin Excess, the Advance Rate for the related Purchased Asset to exceed the Maximum Advance Rate as of such date of determination.

“Margin Maintenance Event” shall have the meaning set forth in the Fee Letter, which definition is incorporated herein by reference.

“Market Disruption Event” shall mean either (a) any event or events shall have occurred in the determination of Buyer resulting in the effective absence of a “repo market” or related “lending market” for purchasing (subject to repurchase) or financing debt obligations secured by commercial mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Eligible Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events, or (b) any event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by Eligible Assets, including, but not limited to the “CMBS/CDO/CLO market”, or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by Eligible Assets at prices which would have been reasonable prior to such event or events, in each case as determined by Buyer.

“Market Value” shall mean, on any date of determination with respect to any Purchased Asset, the market value of such Purchased Asset on such date (as may be increased by the amount of any additional advance made to the underlying borrower in accordance with the terms of the related Purchased Asset Documents), as determined by Buyer in its sole good faith discretion using customary factors utilized by Buyer in its ordinary course of business, which may include, among other things, an agreed-upon market-recognized third-party source, provided that in no event will the Market Value of any Purchased Asset include credit for above-par recoveries other than as expressly permitted by Buyer, provided, further, that the Market Value may be determined by Buyer on each Business Day until the repurchase of each such Purchased Asset on the applicable Repurchase Date.

“Material Action” means, with respect to any Person, to file any insolvency or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing such Person’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations or financial condition of the Seller Parties, taken as a whole, (b) the ability of any Seller Party to perform its obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer under any of the Transaction Documents or (e) the timely payment of any amounts payable under the Transaction Documents.

“Material Default” shall mean, as to any Purchased Asset as of any date of determination, the occurrence and continuance of any of the following defaults under the terms of any Purchased Asset Document, the occurrence of which is as determined by Buyer in its sole good faith discretion, regardless of whether Seller shall have delivered notice to the Mortgagor of such default, but taking into account any notice, cure or grace periods expressly set forth in the related Purchased Asset Documents: (a) failure to pay interest, fees, scheduled amortizing principal payments or other amounts (other than principal due at maturity) when due; (b) failure to pay principal due at maturity; (c) breach of a material representation or a material covenant under the related Purchased Asset Documents of which Seller has Knowledge; (d) breach of any material provisions of a related guaranty delivered by a guarantor of the obligations of a Mortgagor of which Seller has Knowledge; (e) an Act of Insolvency of a Mortgagor or any guarantor of the obligations of such Mortgagor; or (f) an event of default under the related Purchased Asset Documents arising from the casualty and/or condemnation of the respective Underlying Mortgaged Property for such Purchased Asset.

“Maximum Advance Rate” shall have the meaning set forth in the Fee Letter, which definition is incorporated herein by reference.

“Maximum Facility Amount” shall mean Three Hundred and Fifty Million and No/100 Dollars ($350,000,000), as such amount may be increased pursuant to the provisions of Article 3(n), in each case, upon Buyer’s agreement to approve such increase (if any) in accordance therewith.

“Mezzanine Borrower” shall mean the obligor on a Mezzanine Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Mezzanine Loans” shall mean performing loans secured by pledges of all of the equity interests in entities that own, directly or indirectly, the Underlying Mortgaged Properties that serve as collateral for a Senior Mortgage Loan that is a Purchased Asset hereunder.

“Mezzanine Note” shall mean the promissory note or other tangible evidence of the Mezzanine Loan indebtedness that was executed and delivered in connection with a Mezzanine Loan.

“Mezzanine Pledge Agreement” shall mean, with respect to any Purchased Asset that is a Mezzanine Loan, the pledge and security agreement creating a valid and enforceable lien on the related Capital Stock.

“Monthly Reporting Package” shall mean the reporting package described on Exhibit III-A.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, charge or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in an estate in fee simple or term of years in real property and the improvements thereon, securing evidence of indebtedness.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor with respect to a Senior Mortgage Loan.

“Mortgagor” shall mean, with respect to (a) a Senior Mortgage Loan, the obligor on a Mortgage Note and the grantor of the related Mortgage and (b) a Mezzanine Loan, the Mezzanine Borrower.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Article 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“New Asset” shall mean an Eligible Asset that Seller proposes to be included as a Purchased Item which Eligible Asset has not yet become a Purchased Asset.

“OFAC” shall have the meaning specified in the definition of “Prohibited Person”.

“Originated Asset” shall mean any Eligible Asset originated by Seller or an Affiliate of Seller.

“Other Connection Taxes” shall mean, with respect to Buyer and any Transferee, Taxes imposed as a result of a present or former connection between such Buyer or Transferee and the jurisdiction imposing such Tax (other than connections arising from such Buyer or Transferee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except for (i) any such Taxes or Other Connection Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Transaction Documents (other than an assignment made pursuant to Article 14(m)), and (ii) for the avoidance of doubt, any Excluded Taxes.

“Pari Passu Participations” shall mean a controlling pari passu participation interest representing one portion of the most senior interest in a performing Senior Mortgage Loan.

“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR.”

“Permitted Encumbrances” shall mean, with respect to each Purchased Asset, (a) any lien or security interest created by this Agreement and the other Transaction Documents, (b) all liens, encumbrances and other matters disclosed in the applicable Title Policy, (c) liens, if any, for Taxes imposed by an Governmental Authority not yet due or delinquent, (d) leases, equipment leases, or other similar instruments entered into in accordance with the Purchased Asset Documents, and (e) mechanics’ liens, materialmen’s liens and other recorded encumbrances which are being contested in accordance with the Purchased Asset Documents, bonded over, escrowed for or insured against by the applicable Title Policy; that together do not materially and adversely affect the related Mortgagor’s ability to timely make payments on the related Purchased Asset, which do not materially interfere with the benefits of the security intended to be provided by the related Mortgage or the use, for the use currently being made, the operation as currently being operated, enjoyment, value or marketability of such Underlying Mortgaged Property, provided, however, that, for the avoidance of doubt, Permitted Encumbrances shall exclude all pari passu, second, junior and subordinated mortgages but shall not exclude mortgages that secure Purchased Assets that are cross-collateralized with other Purchased Assets.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant in common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee pension benefit plan (within the meaning of Section 3(2) of ERISA) established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Article 302 of ERISA or Article 412 of the Code, other than a Multiemployer Plan.

“Plan Asset Regulations” shall mean the regulations promulgated at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Plan Party” shall have the meaning set forth in Article 22(a) of this Agreement.

“Pledge and Security Agreement” shall mean that certain Pledge and Security Agreement, dated as of the date hereof, by Pledgor in favor of Buyer, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time, pledging all of Pledgor’s interest in the Capital Stock of Seller to Buyer.

“Pledgor” shall mean FS CREIT Finance Holdings LLC, a Delaware limited liability company.

“Potential Event of Default” shall mean any condition or event that, after notice or lapse of time, would constitute an Event of Default.

“Pre-Existing Asset” shall mean any Eligible Asset that is not an Originated Asset.

“Pre-Purchase Due Diligence” shall have the meaning set forth in Article 3(b) hereof.

“Pre-Purchase Legal Expenses” shall mean all of the reasonable and necessary out of pocket legal fees, costs and expenses incurred by Buyer in connection with the Pre-Purchase Due Diligence associated with Buyer’s decision as to whether or not to enter into a particular Transaction; provided that in no event shall Seller be responsible for any costs of Buyer with respect to the due diligence with respect to any Eligible Asset in excess of ten thousand dollars ($10,000) unless otherwise agreed to by Seller.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”), (b) Executive Order 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq., (d) the Bank Secrecy Act (31 U.S.C. Sections 5311 et seq.) as amended and (e) all other Requirements of Law relating to money laundering or terrorism, including without limitation, the USA Patriot Act and all regulations and executive orders promulgated with respect to money laundering or terrorism, including, without limitation, those promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury.

“Price Differential” shall mean, with respect to any Purchased Asset as of any date, the aggregate amount obtained by daily application of the applicable Pricing Rate for such Purchased Asset to the outstanding Purchase Price of such Purchased Asset on a 360-day-per-year basis for the actual number of days during each Pricing Rate Period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Purchased Asset).

“Pricing Rate” shall mean, for any Pricing Rate Period with respect to a Purchased Asset a per annum rate equal to the Benchmark then in effect with respect to the Purchased Asset, whether that be the Benchmark Rate, the Base Rate, or the Benchmark Replacement Rate, as applicable. The Pricing Rate shall be subject to adjustment and/or conversion as provided in the Transaction Documents or the related Confirmation.

“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding such Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset.

“Primary Servicer” shall mean Trimont LLC, or any other primary servicer that is party to a Servicing Agreement and Servicer Acknowledgment, in each case, in form and substance satisfactory to Buyer in Buyer’s sole discretion.

“Primary Servicing Agreement” shall mean the Servicing Agreement by and among Seller, Primary Servicer and (if applicable) Buyer dated as of the date hereof and, if any other Primary Servicer is approved by Buyer in its sole discretion, any servicing agreement with such other Primary Servicer in respect of the Purchased Assets, which agreement is approved by Buyer in its sole discretion.

“Prime Rate” shall mean the sum of (i) the rate from time to time announced by Buyer at its principal office as its prime commercial lending rate, it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by Buyer to any customer and such rate is set by Buyer based upon various factors including Buyer’s costs and desired return, general economic conditions and other factors and (ii) the Prime Rate Adjustment. Any change in such prime rate shall take effect on the date announced by Buyer. Notwithstanding the foregoing, if the Prime Rate determined as provided above shall ever be less than the Floor, then the Prime Rate shall be deemed to be the Floor.

“Prime Rate Adjustment” shall mean the difference (which may be a positive or negative number or zero) between (a) the Benchmark Rate on the last date that the Benchmark (other than the Prime Rate) was last applicable to this Agreement, any Transaction or any of the Transaction Documents and (b) the Prime Rate as of such date.

“Principal Payment” shall mean, with respect to any Purchased Asset, any scheduled or unscheduled payment or prepayment of principal received in respect thereof (including net sale proceeds or casualty or condemnation proceeds to the extent that such proceeds are not required under the related Purchased Asset Documents to be reserved, escrowed, re-advanced or applied for the benefit of the Mortgagor or the related Underlying Mortgaged Property).

“Prohibited Person” shall mean (1) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Asset Control (“OFAC”), (2) any Person whose name appears on any list of terrorists, terrorist organizations or narcotics traffickers maintained by OFAC or pursuant to regulations promulgated by OFAC, (3) any Person that is otherwise a Sanctioned Person, (4) any foreign shell bank, and (5) any Person resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a “high-risk jurisdiction subject to a call for action,” or otherwise as non-cooperative with international anti-money laundering principles or procedures, by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www.fatf-gati.org for FATF’s list of “high-risk jurisdictions subject to a call for action.”

“Prohibited Transferees” shall mean any of the Persons listed on Schedule 1 attached to the Fee Letter.

“Purchase Agreement” shall mean any purchase agreement between Seller and any Transferor providing reasonable and customary representations and warranties that the subject purchase is at fair market value and on arm’s length terms and pursuant to which Seller purchased or acquired an Asset that is subsequently sold to Buyer hereunder.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Buyer purchases such Purchased Asset from Seller hereunder.

“Purchase Price” shall mean, as to any Purchased Asset as of any date of determination, the price as set forth in the Confirmation at which such Purchased Asset is transferred by Seller to Buyer on the applicable Purchase Date, adjusted after the Purchase Date as set forth below. The Purchase Price as of the Purchase Date for any Purchased Asset shall be an amount (expressed in dollars) equal to the product obtained by multiplying (i) the lesser of (A) Market Value of such Purchased Asset or (B) the par amount of such Purchased Asset by (ii) the Advance Rate for such Purchased Asset, as set forth in the related Confirmation. The Purchase Price of any Purchased Asset shall be (a) decreased by (x) any amount of Margin Deficit transferred by Seller to Buyer pursuant to Article 4(a) and applied to the Purchase Price of such Purchased Asset, (y) the portion of any Principal Payments on such Purchased Asset that are applied pursuant to Article 5 hereof to reduce such Purchase Price and (z) any other amounts paid to Buyer by Seller to reduce such Purchase Price and (b) increased by any Future Funding Advance or by any other amounts disbursed by Buyer to Seller or to the related borrower on behalf of Seller with respect to such Purchased Asset to the related borrower on behalf of Seller with respect to such Purchased Asset.

“Purchased Asset” shall mean (i) with respect to any Transaction, the Eligible Asset sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer (other than Purchased Assets that have been repurchased by Seller).

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents specified in Schedule II.

“Purchased Asset File” shall mean, with respect to a Purchased Asset, the Purchased Asset Documents, together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Purchased Asset Future Funding Failure” shall mean, with respect to any Purchased Asset for which Seller is obligated to fund future advances after the related Purchase Date pursuant to the applicable Purchased Asset Documents, any failure by Seller to make any such future funding (a) as and when required under the applicable Purchased Asset Documents, arising from Seller’s refusal or failure to fund any future advance in bad faith, or (b) where the related underlying obligor initiates litigation, arbitration, or other legal proceedings arising from such failure to fund.

“Purchased Asset Schedule” shall mean a schedule of Purchased Assets attached to each Trust Receipt and Custodial Delivery Certificate delivered in accordance with the Custodial Agreement.

“Purchased Items” shall have the meaning set forth in Article 6(a) of this Agreement.

“Quarterly Reporting Package” shall mean the reporting package described on Exhibit III-B.

“REIT Distribution Amount” shall mean the minimum amount of cash required to be distributed so that Guarantor (including its respective qualifying subsidiaries) can maintain its status as a “real estate investment trust” (or qualifying subsidiary, as applicable) under Sections 856 through 860 of the Code provided such distributions are actually used to maintain Guarantor’s status as a “real estate investment trust” under Sections 856 through 860 of the Code, solely to the extent (i) there is no other available cash of the applicable Guarantor and its respective subsidiaries to be used for such purpose, and (ii) such required distributions result directly from the applicable Guarantor’s ownership of the Seller.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remittance Date” shall mean the twentieth (20th) calendar day of each calendar month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Buyer.

“Repurchase Date” shall mean:

(i) with respect to a Purchased Asset that is not a Term Out Asset, the earliest to occur of (A) the Availability Period Expiration Date, (B) the date set forth in the applicable Confirmation or if such Transaction is extended pursuant to the terms of this Agreement, the date to which it is extended provided, that the Repurchase Date shall not be extended beyond the Availability Period Expiration Date; (C) any Early Repurchase Date for such Transaction; (D) the Accelerated Repurchase Date, (E) any Mandatory Early Repurchase Date for such Transaction and (F) the date that is two (2) Business Days prior to the maturity date of such Purchased Asset (subject to extension, if applicable, in accordance with the related Purchased Asset Documents); provided, that, solely with respect to clause (F), the settlement with respect to such Repurchase Date and Purchased Asset may occur two (2) Business Days later; and

(ii) with respect to a Purchased Asset that is a Term Out Asset, the earliest to occur of (A) the date set forth in the applicable Confirmation or if such Transaction is extended, the date to which it is extended; (B) any Early Repurchase Date for such Transaction; (C) the Accelerated Repurchase Date, (D) any Mandatory Early Repurchase Date for such Transaction and (E) the date that is two (2) Business Days prior to the maturity date of such Purchased Asset (subject to extension, if applicable, in accordance with the related Purchased Asset Documents); provided, that, solely with respect to clause (E), the settlement with respect to such Repurchase Date and Purchased Asset may occur two (2) Business Days later.

“Repurchase Obligations” shall have the meaning set forth thereto in Article 6(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Buyer to Seller; such price will be determined, in each case, as the sum of (i) (A) if no Accelerated Amortization Amount is required to be paid on the related Repurchase Date in accordance with the definition thereof, the sum of the outstanding Purchase Price of such Purchased Asset; plus the accreted and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination (other than, with respect to calculations in connection with the determination of a Margin Deficit, accreted and unpaid Price Differential for the current Pricing Rate Period); or (B) if an Accelerated Amortization Amount is required to be paid on the related Repurchase Date in accordance with the definition thereof, the applicable Accelerated Amortization Amount effective as of such Repurchase Date, plus the accreted and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination (other than, with respect to calculations in connection with the determination of a Margin Deficit, accreted and unpaid Price Differential for the current Pricing Rate Period), (ii) any other amounts due and owing by Seller to Buyer and its Affiliates pursuant to the terms of this Agreement with respect to such Purchased Asset as of such date; and (iii) if such Repurchase Date is not a Remittance Date, any Breakage Costs payable in connection with such repurchase other than with respect to the determination of a Margin Deficit.

“Requested Exceptions Report” shall have the meaning set forth thereto in Article 3(c)(vii).

“Requirement of Law” shall mean any applicable law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Reserve Requirement” shall mean, with respect to any Pricing Rate Period, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Rate Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.

“Responsible Officer” shall mean any executive officer of Seller.

“S&P” shall mean Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sanction(s)” shall mean, individually and collectively, any and all economic or financial sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other Governmental Authorities with jurisdiction over Seller, Guarantor, or any of their respective Subsidiaries.

“Sanctioned Person” shall mean any Person, group, sector, territory, region, or country that is the target of any Sanctions, including without limitation any legal entity that is deemed to be the target of any Sanctions based upon the direct or indirect ownership or control of such entity by any other Sanctioned Person or Sanctioned Persons.

“SEC” shall have the meaning set forth in Article 24(a) of this Agreement.

“Seller” shall mean the entity identified as “Seller” in the Recitals hereto and such other sellers as may be approved by Buyer in its sole discretion from time to time.

“Seller Party” shall mean any of the Seller, Pledgor and Guarantor, or all of them, as the context shall require.

“Senior Mortgage Loans” shall mean whole, performing senior commercial or multifamily mortgage loans or A-Notes secured by first liens on commercial or multifamily properties.

“Servicer Acknowledgment” shall mean any servicer acknowledgment entered into by Seller and acknowledged by Primary Servicer and Buyer in accordance with Article 29 of this Agreement.

“Servicing Agreement” shall have the meaning set forth in Article 29(b).

“Servicing Records” shall have the meaning set forth in Article 29(b).

“Servicing Rights” shall mean contractual, possessory or other rights of any Person to administer, service or subservice any Purchased Assets (or to possess any Servicing Records relating thereto), including: (i) the rights to service and/or sub-service the Purchased Assets; (ii) the right to receive compensation (whether direct or indirect) for such servicing and/or sub-servicing, including the right to receive and retain the related servicing fee and all other fees with respect to such Purchased Assets; and (iii) all rights, powers and privileges incidental to the foregoing, together with all Servicing Records relating thereto.

“Servicing Tape” shall have the meaning specified in Exhibit III-B hereto.

“Significant Modification” shall mean any amendment, waiver or other modification to the terms of any Purchased Asset or the Purchased Asset Documents, or any other action taken pursuant to or with respect to the Purchased Asset or a Purchased Asset Document, which, in each case, would have the effect of:

(i)	any forbearance, extension (other than the maturity date, for which the provisions of clause (ii)(B) below shall apply), decrease or modification to the principal of, or interest on, the obligations evidenced by the related Purchased Asset Documents;

(ii)	with respect to such Purchased Asset: (A) any modification, consent to a modification, or waiver of any monetary term, including postponing or extending any scheduled date (other than the maturity date, for which the provisions of clause (ii)(B) below shall apply) fixed for any payment of principal of, or interest on, the obligations evidenced by the Purchased Asset Documents; or (B) extending the maturity date thereunder (other than any extension of the maturity date thereunder in accordance with the terms, and satisfying the conditions, of such Purchased Asset Documents);

(iii)	releasing any portion of the collateral securing the obligations evidenced by the related Purchased Asset Documents or acceptance of substitute or additional collateral (other than any release required by the terms of the underlying Purchased Asset Document and for which there is no material lender discretion or releases in connection with eminent domain or under threat of eminent domain), as applicable;

(iv)	releasing any obligor thereunder (other than any release required by the terms of the underlying Purchased Asset Document or described in the parenthetical to clause (iii) above);

(v)	granting any consent, waiver, forbearance or standstill under the Purchased Asset Documents or agreeing to any amendment or modification effecting any of the foregoing;

(vi)	waiving, modifying, reducing or delaying the payment of any material fees, charges, premiums, penalties or other similar payments of any kind or nature whatsoever to be received by Seller with respect to the Purchased Asset, including, without limitation, any prepayment fees, extension fees, exit fees, defeasance fees, transfer fees, make whole fees, default interest, late charges, late fees and yield maintenance charges payable by the Mortgagor with respect to such Purchased Asset;

(vii)	waiving, modifying, reducing or delaying any condition to the extension of the maturity date of the Purchased Asset in accordance with the Purchased Asset Documents;

(viii)	any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Purchased Asset or, if lender consent is required, any consent to such a waiver or consent to a transfer of an Underlying Mortgaged Property or interests in the Mortgagor or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related Purchased Asset Documents;

(ix)	any acceptance of an assumption agreement releasing a Mortgagor from all or a portion of liability under a Purchased Asset other than pursuant to the specific terms of the Purchased Asset Documents for such Purchased Asset and for which there is no material lender discretion; or

(x)	with respect to any Purchased Asset for which Seller has received a pledge of the membership interests in the Mortgagor as additional collateral for such mortgage loan: (A) exercising any voting, consensual and other powers of ownership pertaining to any membership interests of the Mortgagor as if Seller were an owner thereof; or (B) selling, assigning or otherwise disposing of all or any part of the membership interests of the Mortgagor pursuant to the terms and conditions of the pledge and security agreement constituting a Purchased Asset Document.

Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the foregoing actions (a) relates to the non-material amendment or correction of a manifest or typographical error or is of an administrative nature; (b) is required by law or (c) constitutes a non-material modification regarding (i) consent rights over leases (with the exception of material leases determined in Buyer’s sole good faith discretion), (ii) budgets (where the amount of such change does not exceed ten percent (10%)), (iii) utilization of reserves or the release thereof, (iv) approval of escrows and bonding amounts (where the amount of such bond is less than one hundred percent (100%)) of the amount alleged to be owing for mechanics’ or materialmen’s liens, tax abatements or tax challenges as permitted under the related Purchased Asset Documents, and (v) de minimis takings for road expansions, curb cuts or water drainage, such action, in each case, shall not constitute a Significant Modification for the purposes of this Agreement.

For the avoidance of doubt, with respect to any Purchased Asset that is a Mezzanine Loan, any action that constitutes a Significant Modification with respect to the related Underlying Mortgage Loan shall constitute a Significant Modification with respect to such Purchased Asset.

“Single Purpose Entity” shall mean any corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date hereof, has complied with and shall at all times comply with the provisions of Article 12 of this Agreement.

“SIPA” shall have the meaning set forth in Article 24(a) of this Agreement.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Sub-Advisor” shall mean Rialto Capital Management, LLC, a Delaware limited liability company, together with its successors and permitted assigns, in each case, that are Controlled by Rialto Management Group, LLC.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller and/or Guarantor.

“Table Funded Purchased Asset” shall mean a Purchased Asset which is sold to Buyer simultaneously with the origination or acquisition thereof, which origination or acquisition is financed with the Purchase Price, pursuant to Seller’s request, paid directly to a Title Company or other settlement agent, in each case with respect to the foregoing, to the extent approved by Buyer, for disbursement in connection with such origination or acquisition. A Purchased Asset shall cease to be a Table Funded Purchased Asset after Custodian has delivered a Trust Receipt to Buyer certifying its receipt of the Purchased Asset File therefor.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Out Assets” shall mean those Purchased Assets that will remain subject to the terms of this Agreement during the Term Out Period in accordance with Article 3(k).

“Term Out Period” shall have the meaning specified in Article 3(k).

“Term Out Period Conditions” shall have the meaning specified in Article 3(k).

“Term Out Period Fee” shall have the meaning set forth in the Fee Letter, which definition is incorporated herein by reference.

“Term SOFR” shall mean for any Pricing Rate Period, the Term SOFR Reference Rate for a tenor comparable to the applicable Pricing Rate Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to the first day of such Pricing Rate Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided however, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (or a successor administrator of the Term SOFR Reference Rate selected by Buyer in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the rate per annum determined by Buyer as the forward-looking term rate based on SOFR.

“Title Company” shall mean a nationally-recognized title insurance company reasonably acceptable to Buyer.

“Title Policy” shall mean an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy (or escrow instructions binding on the Title Company and irrevocably obligating the Title Company to issue such title insurance policy, a title policy commitment or pro-forma “marked up” at the closing of the related Purchased Asset and countersigned by the Title Company or its authorized agent) as adopted in the applicable jurisdiction.

“Transaction” shall mean a Transaction, as specified in Article 1 of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Schedules, Exhibits and Annexes to this Agreement, the Guaranty Agreement, the Custodial Agreement, any Servicer Acknowledgment, the Pledge and Security Agreement, the Fee Letter, all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions, each of the foregoing as may be amended, restated, supplemented or modified from time-to-time.

“Transferor” shall mean the seller of an Asset under a Purchase Agreement that is not an Affiliate of Seller.

“Trust Receipt” shall mean a trust receipt issued by Custodian or Bailee, as applicable, to Buyer substantially in the form required under the Custodial Agreement or the Bailee Letter.

“UCC” shall have the meaning specified in Article 6(b) of this Agreement.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Underlying Mortgage Loan” shall mean, in the case of a Mezzanine Loan, the mortgage loan made to the borrower whose Capital Stock, or whose direct or indirect parent’s Capital Stock, comprises the security for such Mezzanine Loan.

“Underlying Mortgaged Property” shall mean, in the case of:

(a) a Senior Mortgage Loan, the real property securing the applicable Senior Mortgage Loan; and

(b) a Mezzanine Loan, the mortgaged property that is owned by the Person the equity of which is pledged as collateral security for such Mezzanine Loan.

“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which Seller intends to request a Transaction, all information known by Seller that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a defect in loan documentation or closing deliveries (such as any absence of any Purchased Asset Document(s)), to a reasonable institutional mortgage buyer in determining whether to originate or acquire the Purchased Asset in question.

“Upsize Option” shall have the meaning specified in Article 3(l).

“USA Patriot Act” shall have the meaning ascribed to such term in the definition of “Prescribed Laws”.

“U.S. Government Securities Business Day” shall mean any day other than a Saturday, Sunday, or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for the purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Article 14(k)(B)(3) of this Agreement.

“VCOC” shall mean a “venture capital operating company” within the meaning of Section 2510.3-101(d) of the Plan Asset Regulations.

“Weighted Average LTV Requirements” shall have the meaning set forth in the Fee Letter, which definition is incorporated herein by reference.

All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.

Article 3.
INITIATION; CONFIRMATION; TERMINATION; FEES

(a)            Conditions Precedent to Initial Transaction. Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer has received from Seller all of the following documents, each of which shall be satisfactory in form and substance to Buyer and its counsel:

(i)            Transaction Documents. The Transaction Documents duly executed by the parties thereto (including all exhibits thereto).

(ii)           Power of Attorney. The power of attorney, duly executed by Seller, substantially in the form set forth on Exhibit IV hereto.

(iii)          Consents. Any and all consents and waivers of Seller applicable to Seller or to the Purchased Assets;

(iv)          Security Interest. UCC financing statements for filing in each of the UCC filing jurisdictions described on Exhibit X hereto, each naming Seller or Pledgor as applicable as “Debtor” and Buyer as “Secured Party” and adequately describing as “Collateral”, with respect to Seller, as “all assets of Seller, whether now owned or existing or hereafter acquired or arising” and, with respect to Pledgor, all of the items set forth in the definition of Collateral in the Pledge and Security Agreement, together with any other documents necessary or requested by Buyer to perfect the security interests granted by Seller in favor of Buyer under this Agreement or any other Transaction Document.

(v)          [Reserved].

(vi)          Opinions of Counsel. Opinions of outside counsel to Seller reasonably acceptable to Buyer (including, but not limited to, those relating to enforceability, bankruptcy safe harbor, corporate matters, applicability of the Investment Company Act of 1940 to each Seller Party and security interests).

(vii)         Organizational Documents. Good standing certificates and certified copies of the Governing Documents of each Seller Party and of all corporate or other authority for Seller and Guarantor with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by Seller and Guarantor from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary).

(viii)        Fees and Expenses. Buyer shall have received payment from Seller of an amount equal to the amount of actual costs and expenses, including, without limitation, the reasonable fees and expenses of counsel to Buyer, incurred by Buyer in connection with the development, preparation and execution of this Agreement, the other Transaction Documents and any other documents prepared in connection herewith or therewith.

(ix)           Beneficial Ownership Certification. Buyer shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the Closing Date a Beneficial Ownership Certification in relation to Seller to the extent that Seller qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(x)           Custodial Agreement. Buyer, Seller and the Custodian shall enter into the Custodial Agreement in form and substance acceptable to Buyer and received operational approval from Custodian as soon as practicable after the Closing Date, but in any event no later than sixty days after the Closing Date.

(xi)          Other Documents. Such other documents, documentation and legal opinions as Buyer may reasonably require.

Upon the execution of the Transaction Documents and Buyer’s receipt of each of the items listed in this Article 3(a), the conditions precedent set forth in this Article 3(a) shall be deemed satisfied.

(b)            Due Diligence Review. Buyer shall have the right to review, as described in Exhibit VI hereto, the Eligible Assets that the Seller proposes to sell to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Assets as Buyer determines (“Pre-Purchase Due Diligence”). Buyer shall be entitled to make a determination, in the exercise of its sole discretion, that, in the case of a Transaction, it shall or shall not purchase any or all of the assets proposed to be sold to Buyer by Seller. Buyer shall inform Seller of its approval of the deliverables required in accordance with Exhibit VI attached hereto. Not less than two (2) Business Days prior to the requested Purchase Date for the Transaction, Buyer shall approve an Eligible Asset in accordance with Exhibit VI hereto, which approval shall be revocable in Buyer’s sole discretion prior to Buyer’s execution and delivery of the Confirmation on the Purchase Date. On the Purchase Date for the Transaction, which shall occur upon Buyer’s and Seller’s execution of a Confirmation with respect to an Eligible Asset, the Eligible Assets shall be transferred to Buyer against the transfer of the Purchase Price to an account of Seller. Upon the approval by Buyer of a particular proposed Transaction, Buyer shall deliver to Seller a signed copy of the related Confirmation described in clause (c)(v) below, on or before the scheduled Purchase Date of the underlying proposed Transaction, which shall serve as evidence that all conditions relating to the proposed Transactions (as set forth in Article 3(a) or 3(c) or Exhibit VI, or elsewhere, as applicable) have been satisfied or waived by Buyer. Seller shall have paid Buyer with respect to each Eligible Asset for legal fees incurred by outside counsel in connection with loan diligence and document review in connection with a Transaction in respect thereof; provided that in no instance shall Seller be responsible for payment of any (x) legal due diligence costs greater than $10,000, and (y) costs of site visits greater than $5,000, in each case, without prior written consent of Seller. Buyer will notify Seller of the expected legal due diligence costs of for an Eligible Asset as soon as it is commercially reasonable to provide such cost expectations.

(c)            Conditions Precedent to all Transactions. Buyer’s agreement to enter into each Transaction (including the initial Transaction) shall be determined in Buyer’s sole discretion and is otherwise subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(i)            Seller shall give Buyer no less than thirty (30) days’ prior written notice of each Transaction (including the initial Transaction), which notice shall describe the terms of the Transaction and the Purchased Assets;

(ii)           The sum of (A) the unpaid Purchase Price for all prior outstanding Transactions and (B) the requested Purchase Price for the pending Transaction, in each case, shall not exceed the Maximum Facility Amount;

(iii)          No Market Disruption Event has occurred and is continuing, no unsatisfied Margin Deficit for which Buyer has delivered a Margin Deficit Notice shall exist, and no Potential Event of Default or Event of Default has occurred and is continuing under this Agreement or any other Transaction Document;

(iv)          No circumstance shall exist or event have occurred resulting in a Material Adverse Effect;

(v)           Seller shall have executed a Confirmation for such proposed Transaction;

(vi)          Buyer shall have (i) determined, in its sole discretion, that the Asset proposed to be sold to Buyer by Seller in such Transaction is an Eligible Asset, (ii) satisfactorily completed its “Know Your Customer” and OFAC diligence (as to the related Mortgagor, guarantor and all other related parties, as determined by Buyer), (iii) determined conformity to the terms of the Transaction Documents and Buyer’s internal credit and underwriting criteria, and (iv) obtained internal credit approval, to be granted or denied in Buyer’s sole discretion, for the inclusion of such Eligible Asset as a Purchased Asset in a Transaction, without regard for any prior credit decisions by Buyer or any Affiliate of Buyer, and with the understanding that Buyer shall have the absolute right to change any or all of its internal underwriting criteria at any time, without notice of any kind to Seller;

(vii)         Seller shall have delivered to Buyer a list of all exceptions to the representations and warranties relating to the Eligible Asset and any other eligibility criteria for such Eligible Asset (the “Requested Exceptions Report”);

(viii)        Guarantor shall have delivered to Buyer a true and accurate Covenant Compliance Certificate with respect to Guarantor’s most recently ended fiscal quarter for which a Covenant Compliance Certificate is required to be delivered hereunder, which shall include calculations demonstrating Guarantor’s compliance with the financial covenants set forth in the Guaranty Agreement, provided that to the extent Guarantor is in compliance with Article 11(g)(ii), Seller or Guarantor need not provide an additional Covenant Compliance Certificate for such fiscal quarter in connection with the proposed Transaction;

(ix)           both immediately prior to the requested Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in each of Exhibit V and Article 9 shall be true, correct and complete on and as of such Purchase Date in all respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), subject to such exceptions specified in any Requested Exceptions Report that has been approved by Buyer;

(x)            subject to Buyer’s right to perform one or more due diligence reviews pursuant to Article 28, Buyer shall have completed its due diligence review of the Purchased Asset File, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Purchased Asset as Buyer in its sole discretion deems appropriate to review, including, without limitation, all external legal due diligence and any due diligence relating to lending licensing requirements which may impact Buyer, and such review shall be satisfactory to Buyer in its sole discretion and Buyer has consented in writing to the Eligible Asset becoming a Purchased Asset;

(xi)           with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date that is not primarily serviced by the Primary Servicer, Seller shall have provided to Buyer a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original, fully executed by Seller and the servicer named in the related Servicing Agreement;

(xii)          Seller shall have delivered to any related Mortgagor, obligor, related servicer or lead lender a direction letter unless such Mortgagor, obligor, related servicer or lead lender is already remitting payments to Primary Servicer, in which case Seller shall direct Primary Servicer to remit all such amounts into the Depository Account and to service such payments in accordance with the provisions of this Agreement;

(xiii)         Seller shall have paid to Buyer all amounts that are due and payable under this Agreement at the time of such Transaction, including, without limitation, all reasonable legal fees and expenses of outside counsel and the out-of-pocket costs and expenses actually incurred by Buyer in connection with the entering into of any Transaction hereunder, including, without limitation, costs associated with due diligence, and site visits, in each case subject to the limitations set forth in Article 3(b), recording or other administrative expenses necessary or incidental to the execution of any Transaction hereunder, which amounts, at Buyer’s option, may be withheld from the sale proceeds of any Transaction hereunder;

(xiv)        Buyer shall have reasonably determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law including without limitation changes in any Reserve Requirements and any other increase in cost applicable to Buyer has not made it unlawful or impracticable, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into the Transaction;

(xv)         Seller shall have taken such other action as Buyer shall have reasonably requested in order to transfer the Purchased Assets pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Buyer with respect to the Purchased Assets;

(xvi)        If such Eligible Asset was acquired by Seller, Seller shall have disclosed to Buyer the acquisition cost of such Eligible Asset (including therein reasonable supporting documentation required by Buyer, if any);

(xvii)       Buyer shall have received all such other and further documents, documentation and legal opinions as Buyer in its reasonable discretion shall reasonably require;

(xviii)      Buyer shall have received (i) other than with respect to a Table Funded Purchased Asset, from Custodian on each Purchase Date an Asset Schedule and Exception Report (as defined in the Custodial Agreement) with respect to each Purchased Asset, dated on or prior to the Purchase Date, duly completed and with exceptions acceptable to Buyer in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Business Day; or (ii) a Bailee Letter from an Acceptable Attorney identifying the applicable Purchased Asset File being held on behalf of Buyer;

(xix)         the Purchase Price for such Eligible Asset shall not be greater than $75,000,000, provided that, if such Eligible Asset is comprised of a portfolio of real estate assets, the Purchase Price for such Eligible Asset shall not be greater than $120,000,000, in each case, unless otherwise approved by Buyer in its sole discretion;

(xx)          Buyer shall have received from Seller the Advance Fee related to such Eligible Asset in accordance with the terms and provisions of the Fee Letter; and

(xxi)         With respect to any Eligible Asset to be purchased hereunder on the related Purchase Date that is a Mezzanine Loan, where the servicer of the Underlying Mortgage Loan is not the Primary Servicer, Seller shall have provided to Buyer a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original, together with a Servicer Acknowledgment, fully executed by Seller and such servicer.

(d)            Transfer of Purchased Assets; Servicing Rights. During the Availability Period, upon the satisfaction of all conditions set forth in Articles 3(a), 3(b) and 3(c), Seller shall sell, transfer, convey and assign to Buyer on a servicing released basis all of Seller’s right, title and interest in and to each Purchased Asset, together with all related Servicing Rights against the transfer of the Purchase Price to an account of Seller. To the extent any additional limited liability company is formed by division of Seller (and without prejudice to Article 10(b)), Seller shall cause any such additional limited liability company to sell, transfer, convey and assign to Buyer on a servicing released basis all of such additional limited liability company’s right, title and interest in and to the Purchased Asset, together with all related Servicing Rights in the same manner and to the same extent as the sale, transfer, conveyance and assignment by Seller on the Closing Date of all of Seller’s right, title and interest in and to the Purchased Asset, together with all related Servicing Rights.

(e)            Confirmation. Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement with respect to a particular Transaction, the Confirmation shall prevail. Upon the execution of the related Confirmation by Buyer and/or the funding of the related Transaction, the conditions precedent to the funding of such Transaction set forth in Article 3(c) shall be deemed satisfied.

(f)            Early Repurchase Date; Mandatory Repurchases.

(i)            Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to a Transaction in whole on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”) upon satisfaction of the following conditions:

(A)         No later than three (3) Business Days prior to the proposed Early Repurchase Date (or such shorter period of time as Buyer may agree to), Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, which notice may be revoked by Seller upon written notice to Buyer prior to the proposed Early Repurchase Date, setting forth the proposed Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date,

(B)          on such Early Repurchase Date, Seller pays to Buyer an amount equal to the sum of (x) the Repurchase Price for the applicable Purchased Asset, (y) any other amounts due and payable under this Agreement (including, without limitation, Article 14(f) of this Agreement) with respect to such Purchased Asset against transfer to Seller or its agent of the Purchased Assets;

(C)          no Potential Event of Default, Event of Default or unsatisfied Margin Deficit for which Buyer has delivered a Margin Deficit Notice shall be continuing or would occur or result from such early repurchase, unless such early repurchase cures such Potential Event of Default, such Event of Default or such unsatisfied Margin Deficit; and

(D)         on such Early Repurchase Date, Seller pays any Exit Fee (if any) due and payable in connection with the repurchase of such Purchased Asset in accordance with the terms and conditions of the Fee Letter.

(ii)           No repurchase in whole or in part, and no partial reduction of the Purchase Price of any Purchased Asset that is a Senior Mortgage Loan may be made unless the Purchased Asset that is the related Mezzanine Loan (if any) is also repurchased in whole. If any repurchase of a Purchased Asset that is a Senior Mortgage Loan is required pursuant to this Article 3(f), Seller shall also repurchase the related Mezzanine Loan (if any) in full.

(iii)          In addition to any other rights and remedies of Buyer under any Transaction Document, if at any time Buyer determines that a Mandatory Early Repurchase Event (other than, with respect to clause (a) of the definition of Mandatory Early Repurchase Event, which shall instead be subject to repurchase in accordance with the terms and conditions of the Fee Letter) has occurred with respect to any Purchased Asset or any Purchased Asset was not an Eligible Asset as of the applicable Purchase Date, Seller shall, in accordance with the procedures set forth in Article 3(f)(i)(B)-(C), and Article 3(h), repurchase any such Purchased Asset on the date that is five (5) Business Days after the earlier of Seller’s receipt of notice from Buyer (the “Mandatory Early Repurchase Date”).

(g)            Indemnification. Seller shall indemnify Buyer and hold Buyer harmless from any actual out-of-pocket loss, cost or expense (including, without limitation, attorneys’ fees and disbursements of outside counsel) that Buyer may sustain or incur as a consequence of (i) default by Seller in repurchasing any Purchased Asset on the proposed Early Repurchase Date, after Seller has given written notice in accordance with Article 3(f), (ii) any payment of the Repurchase Price on any day other than a Remittance Date, including Breakage Costs, (iii) a default by Seller in selling Eligible Assets after Seller has notified Buyer of a proposed Transaction and Buyer has agreed in writing to purchase such Eligible Assets in accordance with the provisions of this Agreement, (iv) Buyer’s enforcement of the terms of any of the Transaction Documents, (v) any actions taken to perfect or continue any Lien created under any Transaction Documents, and/or (vi) Buyer entering into any of the Transaction Documents or owning any Purchased Item. A certificate as to such costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller in writing and shall be prima facie evidence of the information set forth therein, absent manifest error.

(h)            Repurchase. On the Repurchase Date for any Transaction, termination of the Transaction will be effected by transfer to Seller or its agent of the Purchased Assets being repurchased and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5 of this Agreement) against the simultaneous transfer of the Repurchase Price to an account of Buyer. Upon extension of the Availability Period Expiration Date pursuant to Article 3(i) hereunder, the Repurchase Date for any Purchased Asset shall be automatically extended to the new Availability Period Expiration Date.

(i)            Availability Period; Extensions.

(i)            From and after the Availability Period Expiration Date, Seller shall have no ability to sell any new Eligible Assets to Buyer. For the avoidance of doubt, after the Availability Period Expiration Date, Seller shall have the ability to submit requests for Future Funding Advances in accordance with Article 3(j) relating to Purchased Assets that were subject to Transactions as of the Availability Period Expiration Date.

(ii)           Seller shall have the right to extend, at Seller’s option, the Availability Period Expiration Date for two (2) additional periods of one (1) year each (collectively, the “Extension Options,” and each such option, an “Extension Option”). If the two initial Extension Options set forth above have each been exercised by Seller, Seller shall have the option to request two additional consecutive one-year extensions of the then-current Availability Period Expiration Date, in each case, subject to (A) prior written approval by the Buyer in its sole discretion and (B) Seller satisfying all of the conditions listed in clause (iii) below as of the Availability Period Extension Date being so extended. Any failure by Buyer to deliver such notice of approval of an additional request for extension within thirty (30) calendar days from the date of Seller’s extension request shall be deemed a denial of such request.

(iii)          For purposes of this Article 3(i), the “Availability Period Extension Conditions” shall mean each of the following:

(A)         Seller shall have given Buyer written notice of Seller’s request to extend the Availability Period Expiration Date not less than thirty (30) calendar days prior, and no more than one hundred eighty-five (185) calendar days prior to the originally scheduled Availability Period Expiration Date;

(B)          no Material Adverse Effect, Margin Deficit, monetary Potential Event of Default, material non-monetary Potential Event of Default or Event of Default under this Agreement shall have occurred and be continuing as of the date of the originally scheduled Availability Period Expiration Date;

(C)          the representations and warranties made by each Seller Party in any of the Transaction Documents shall be true and correct in all material respects as of the originally scheduled Availability Period Expiration Date except to the extent (a) that such representations and warranties are made as of a particular date, (b) that such representations and warranties are no longer true as a result of a change in fact with respect to a Purchased Asset that was disclosed to Buyer in writing as required hereunder, (c) set forth in any Requested Exceptions Report approved by Buyer in writing, or (d) to the extent such representation and warranty relates to a Defaulted Asset; and

(D)          Buyer shall have satisfactorily completed all applicable credit approval requirements on or prior to the then-current Availability Period Expiration Date;

(E)          Buyer shall have received the Seller’s written confirmation that the information in the most recently provided Beneficial Ownership Certification remains up-to-date and accurate, or a new or updated Beneficial Ownership Certification, as applicable, in relation to Seller, to the extent Seller qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(iv)         Notwithstanding any of the foregoing to the contrary, if Seller elects to term out all outstanding Transactions in accordance with Article 3(l) prior to exercising any remaining Extension Options under this Article 3(i), Seller shall forfeit any such remaining Extension Options and have no ability to extend this Agreement and the Transaction Documents pursuant to this Article 3(i).

(v)          Any amounts received in excess of the related Repurchase Price shall be applied to reduce the Purchase Price of each remaining Purchased Asset on a pro rata basis, unless otherwise agreed to among Buyer and Seller, unless such application of such amounts causes an LTV Trigger Event to occur, in which case such amounts shall be applied as directed by Buyer in its sole discretion as deemed necessary to prevent the occurrence (or minimize the extent of) an LTV Trigger Event.

(j)             Voluntary Reduction of Purchase Price. On any Business Day prior to the Repurchase Date, Seller shall have the right, from time to time, to transfer cash to Buyer for the purpose of reducing the outstanding Purchase Price of any Purchased Asset without terminating the Transaction and without release of any Purchased Items; provided, that (i) any such reduction in outstanding Purchase Price occurring on a date other than a Remittance Date shall be required to be accompanied by payment of all unpaid accrued Price Differential as of the applicable Business Day on the amount of such reduction, (ii) Seller provides Buyer with three (3) Business Days prior written notice with respect to any reduction in outstanding Purchase Price occurring on any date that is not a Remittance Date and (iii) Seller may only make one payment in partial reduction of the Purchase Price of a Purchased Asset per calendar month. In connection with any such reduction of outstanding Purchase Price pursuant to this Article 3(j), Buyer and Seller shall modify the existing Confirmation for the Transaction to set forth the resulting new Advance Rate and outstanding Purchase Price for such Purchased Asset.

(k)            Future Funding Advance. (i)  Subject to Article 4, at any time prior to the Repurchase Date, in the event a future funding is made or is to be made by Seller pursuant to the Purchased Asset Documents for a Purchased Asset, Seller may submit to Buyer a request that Buyer transfer cash to Seller in an amount not to exceed the Maximum Advance Rate multiplied by the amount of such future funding (a “Future Funding Advance”), which Future Funding Advance shall increase the outstanding Purchase Price for such Purchased Asset; provided, however, that Seller may only submit a request for a Future Funding Advance for such Purchased Asset no more than one (1) time per calendar month. Buyer’s agreement to make any Future Funding Advance shall be in Buyer’s sole discretion, unless such Future Funding Advance is with respect to a Purchased Asset where Buyer has approved such Future Funding Advances on a committed basis in the related Confirmation on the initial Purchase Date therefor. Regardless of whether such Future Funding Advance is committed, Buyer’s funding of its pro rata share of such Future Funding Advance shall be subject to the satisfaction of the following conditions precedent, both immediately prior to making such Future Funding Advance and also after giving effect to the consummation thereof:

(A)          as of the Future Funding Date, no Material Adverse Effect, Market Disruption Event, unsatisfied Margin Deficit for which Buyer has delivered a Margin Deficit Notice, Potential Event of Default or Event of Default has occurred and is continuing or would result from the funding of such Future Funding Advance;

(B)          the funding of the Future Funding Advance would not cause the aggregate outstanding Purchase Price for all Purchased Assets to exceed the Maximum Facility Amount;

(C)          the related Purchased Asset is an Eligible Asset;

(D)          the amount of the Future Funding Advance is no less than $500,000;

(E)          Seller shall have certified to Buyer, and demonstrated to Buyer’s reasonable satisfaction, that (x) all conditions to the future funding under the related Purchased Asset Documents have been satisfied and (y) Seller has committed to fund its pro rata share of such future funding;

(F)          Buyer shall have satisfactorily completed any due diligence investigation of the related Purchased Asset, as described in Exhibit XIII, and as determined by Buyer in its sole discretion (the “Future Funding Due Diligence”) in order for Buyer to determine that all conditions to the future funding under the related Purchased Asset Documents have been satisfied;

(G)          unless Buyer has approved such Future Funding Advances on a committed basis as set forth in the related Confirmation, Buyer has received all applicable additional credit approval requirements; and

(H)          if Buyer has approved such Future Funding Advances on a committed basis as set forth in the related Confirmation, unless otherwise agreed by Buyer in its sole discretion, after giving effect to the requested Future Funding Advance, the aggregate of all Future Funding Advances funded by Buyer in respect of the related Purchased Asset shall not exceed the “Total Approved Future Funding Advances by Buyer” set forth on the related Confirmation for such Purchased Asset on the initial Purchase Date therefor.

(ii)           On the Future Funding Date, which shall occur following the final approval of the Future Funding Advance that all conditions set forth in this Article 3(k) have been satisfied or waived by Buyer in its sole discretion. Buyer shall transfer cash to Seller as provided in this Article 3(k) (and in accordance with the wire instructions provided by Seller in such request). Upon approval by Buyer of a particular Future Funding Advance pursuant to this Article 3(k), Buyer and Seller shall modify the existing Confirmation for the applicable Transaction to set forth the Future Funding Date, the new Advance Rate, the outstanding Purchase Price for such Purchased Asset and any other modifications to the terms set forth on the existing Confirmation.

(iii)          Notwithstanding anything to the contrary herein, Buyer shall not be obligated to make any Future Funding Advance unless Seller has previously or simultaneously with Buyer’s funding of a Future Funding Advance funded or caused to be funded to the related Mortgagor (or to an escrow agent or as otherwise directed by the related Mortgagor) its pro rata share of such Future Funding Advance in respect of such Purchased Asset.

(l)            Term Out Period.

(i)            Provided all of the Term Out Period Conditions are satisfied, Seller shall have the option to extend the Repurchase Date for all outstanding Transactions as of the Availability Period Expiration Date to be the date that is two (2) Business Days prior to the latest occurring maturity date of the remaining Purchased Assets subject to Transactions hereunder as of the date of the Availability Period Expiration Date being extended pursuant to this Article 3(l) (the “Term Out Period”); provided that, per the definition “Repurchase Price”, settlement of the Repurchase Price for each Term Out Asset shall not be required until the maturity date of such Purchased Asset.

(ii)           For purposes of this Article 3(l), the “Term Out Period Conditions” shall be deemed to have been satisfied if:

(A)            Seller shall have given Buyer written notice, not less than thirty (30) days and no more than ninety (90) days, prior to the Availability Period Expiration Date, of Seller’s desire to enter the Term Out Period;

(B)          no Margin Deficit, monetary Potential Event of Default, material non-monetary Potential Event of Default, or Event of Default under this Agreement shall have occurred and be continuing as of the Availability Period Expiration Date;

(C)          the representations and warranties made by the Seller Parties in any of the Transaction Documents shall be true and correct in all respects as of the Availability Period Expiration Date;

(D)          Buyer and Seller shall have executed amended Confirmations for the Term Out Assets;

(E)          Seller shall have paid the Term Out Period Fee then due and payable to Buyer; and

(F)          if there remains only one (1) Purchased Asset subject to Transactions prior to the commencement of the Term Out Period, Seller shall have either (i) paid to Buyer an amount necessary to cause the Advance Rate of such Purchased Asset to be reduced to fifty percent (50%) or (ii) amended the Guaranty Agreement to increase the maximum recourse of the Guarantor by an amount equal to such payment that would otherwise be due pursuant to clause (i).

(m)            Computation of Accelerated Amortization Amounts. Buyer shall use commercially reasonable efforts to calculate any Accelerated Amortization Amount no later than fifteen (15) days after Seller’s notice of a repurchase of a Purchased Asset, which notice shall be in accordance with Article 3(f)(A); provided, that, in the event that an Accelerated Amortization Amount is payable pursuant to the definition thereof and Buyer requires additional time to compute the appropriate Accelerated Amortization Amount beyond the Repurchase Date or any date on which such payment is required to be made pursuant to Article 5(b), as applicable, 100% of the applicable Repurchase Price or Principal Payment received, as applicable, shall be remitted to the Depository Account and held in escrow until such time that Buyer has calculated such Accelerated Amortization Amount. Following Buyer’s computation of the Accelerated Amortization Amount, the applicable payments shall be made in accordance with the definition of Repurchase Price or Article 5(b), as applicable.

(n)            Maximum Facility Amount Upsize Option. At the written request of Seller, Buyer may agree in its sole and absolute discretion to one or more separate increases of the Maximum Facility Amount (each an “Upsize Option”), in each case, by giving written notice thereof to Seller approving such requested increase. Any such written request by Seller shall specify the requested increase amount, which shall be in minimum increments of Twenty-Five Million and No/100 Dollars ($25,000,000), and the proposed effective date for such increase. No Upsize Option shall be allowed on or after the Availability Period Expiration Date, and in no event shall the Maximum Facility Amount be increased to an amount greater than $500,000,000 in the aggregate. Buyer may approve or deny any such request in its sole discretion, and any failure of Buyer to respond in writing to such request on a timely basis shall be deemed to be a denial thereof by Buyer. Seller’s request(s) to exercise any Upsize Option will be deemed to be denied if, on or before the date of such request or on or before the proposed effective date of such request (i) any Material Adverse Effect, unsatisfied Margin Deficit for which Buyer has delivered a Margin Deficit Notice, Potential Event of Default or Event of Default under this Agreement shall have occurred and be continuing, or (ii) Buyer shall not have received the Seller’s written confirmation that (A) the information in the most recently provided Beneficial Ownership Certification remains up-to-date and accurate, or (B) a new or updated Beneficial Ownership Certification, as applicable, in relation to Seller, to the extent Seller qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have been provided.

Article 4.
MARGIN MAINTENANCE

(a)            If at any time a Margin Deficit Event has occurred as a result of the occurrence of a Credit Event, Buyer may by notice to Seller in the form of Exhibit VII (a “Margin Deficit Notice”), make a margin call to Seller (a “Margin Call”). Upon receipt of a Margin Deficit Notice, Seller shall, no later than the Margin Deadline be required to either: (i) repurchase the Purchased Asset giving rise to such Margin Deficit at its Repurchase Price, (ii) make a payment in reduction of the outstanding Purchase Price for such Purchased Asset, (iii) subject to the satisfaction of the Margin Excess Requirements, use any applicable Margin Excess to satisfy the related Margin Deficit by increasing the Purchase Price of one or more Purchased Assets for which Margin Excess exists by the amount of available Margin Excess up to the amount of the Margin Deficit, or (iv) choose any combination of the foregoing, as Seller may elect, such that, after giving effect to such transfers, repurchases and payments, no Margin Deficit shall exist, provided that if a Margin Maintenance Event has occurred and is continuing, Seller shall satisfy the applicable Margin Deficit in accordance with Section 6 of the Fee Letter. For the avoidance of doubt, Buyer may determine if a Credit Event or Margin Deficit Event has occurred, at any time and from time to time, in its sole good faith discretion.

(b)            The failure of Buyer, on any one or more occasions, to exercise its rights hereunder (including the right to make Margin Calls and determine the existence of a Credit Event or a Margin Deficit Event), shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

Article 5.
INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a)            (i) The Depository Account shall be established at the Depository concurrently with the execution and delivery of this Agreement. Seller agrees that Buyer shall have sole dominion and control (including, without limitation, “control” within the meaning of Section 9-104(a) of the UCC) over the Depository Account. Seller shall cause all Income in respect of the Purchased Assets, as well as any interest received from the reinvestment of such Income, to be deposited into the Depository Account. In furtherance of the foregoing, Seller shall (x) cause all Income or other amounts due and payable to Seller in respect of the Purchased Assets transferred to Buyer by Seller, as well as any interest received from the reinvestment of such Income or other amounts, to be deposited directly by the applicable Mortgagor into Primary Servicer’s general clearing account, for further remittance by Primary Servicer within two (2) Business Days of receipt of properly identified funds to the Servicer Account, and (y) cause Primary Servicer to remit to the Depository Account all Income received by Primary Servicer in respect of the Purchased Assets pursuant to the Primary Servicing Agreement and the related Servicer Acknowledgement .. All Income in respect of the Purchased Assets shall be deposited directly into, or, if applicable, remitted directly from the applicable underlying servicer collection account to, the Depository Account.

(ii) If a Mortgagor, servicer, paying agent, or similar Person with respect to the Purchased Asset remits any Income or other amounts with respect to a Purchased Asset to Seller or any Affiliate of Seller rather than directly to Primary Servicer, Seller shall, or shall cause such Affiliate to, (A) deliver a re-direction letter in form and substance reasonably acceptable to Buyer to the applicable Mortgagor, servicer, paying agent, or similar Person with respect to the Purchased Asset and make other commercially reasonable efforts to cause such Mortgagor, servicer, paying agent, or similar Person with respect to the Purchased Asset to remit such amounts directly to the Primary Servicer and (B) deposit in the Depository Account any such amounts within one (2) Business Day of Seller’s (or its Affiliate’s) receipt thereof.

(b)            So long as no Event of Default shall have occurred and be continuing, all Income on deposit in the Depository Account in respect of the Purchased Assets during each Collection Period shall be applied on the related Remittance Date as follows, and all unscheduled Principal Payments on deposit in the Depository Account at any time shall be applied on or before the second (2nd) Business Day following the date on which any such unscheduled Principal Payment was deposited in the Depository Account as follows:

(i)            first, (a) to the Custodian for the payment of the fees payable to Custodian pursuant to the Custodial Agreement, then (b) to the Depository for the payment of fees payable in connection with the operation and maintenance of the Depository Account and then (c) to the Primary Servicer for payment of the fees payable and other amounts owing to Primary Servicer pursuant to the Servicing Agreement (to the extent not withheld from Income deposited into the Depository Account);

(ii)           second, to Buyer, an amount equal to the Price Differential that has accrued and is outstanding as of such Remittance Date;

(iii)          third, to Buyer, any other amounts then due and payable to Buyer or its Affiliates under any Transaction Document (including any outstanding Margin Deficits);

(iv)          fourth, with respect to any Principal Payment, if no Accelerated Amortization Amount is required to be paid on such date in accordance with the definition thereof, to Buyer an amount equal to the product of the amount of such Principal Payment, multiplied by the applicable Advance Rate until the applicable Repurchase Price has been reduced to zero;

(v)           fifth, with respect to any Principal Payment, if an Accelerated Amortization Amount is required to be paid on such date in accordance with the definition thereof, to Buyer an amount equal to the lesser of (i) the applicable Accelerated Amortization Amount, and (ii) 100% of such Principal Payment so received, which amounts shall be applied to reduce the outstanding Purchase Price of the remaining Purchased Assets on a pro rata basis or as otherwise mutually agreed between Buyer and Seller;

(vi)          sixth, if any LTV Trigger Event has occurred and is continuing, all remaining amounts to Buyer until the application of such amounts (together with any payments in immediately available funds by Seller to Buyer for the purposes of reducing the weighted average Look Through LTV) causes the LTV Trigger Event to no longer be continuing, with such amounts to be applied to reduce the outstanding Purchase Price of the remaining Purchased Assets on a pro rata basis;

(vii)         seventh, if no LTV Trigger Event has occurred and is continuing, to Seller, the remainder, if any, subject, however, to the covenants and other requirements of the Transaction Documents; provided that, if any Potential Event of Default or has occurred and is continuing on such Remittance Date or such other date of application all amounts otherwise payable to Seller hereunder shall be retained in the Depository Account until the earlier of (x) the day on which Buyer provides written notice to the Depository that such Potential Event of Default has been cured to the satisfaction of Buyer in its sole discretion and no other Potential Event of Default or Event of Default has occurred and is continuing, at which time the Depository shall apply all such amounts pursuant to this priority sixth; and (y) the day that the related Potential Event of Default becomes an Event of Default, at which time the Depository shall apply all such amounts pursuant to Article 5(c) below; provided, further, that an amount equal to the REIT Distribution Amount will be transferred to Seller upon request of Seller.

If, on any Remittance Date, the amounts deposited in the Depository Account shall be insufficient to make the payments required under (i) through (iii) above of this Article 5(b), and Seller does not otherwise make such payments on such Remittance Date, the same shall constitute an Event of Default hereunder.

(c)            If an Event of Default shall have occurred and be continuing, all Income (including, without limitation, any Principal Payments or any other amounts received, without regard to their source) on deposit in the Depository Account in respect of the Purchased Assets shall be applied as directed by Buyer as determined in Buyer’s sole discretion pursuant to Article 13(b)(iii).

(d)            If the amounts remitted to Buyer as provided in Articles 5(b) and 5(c) are insufficient to pay all amounts due and payable from Seller to Buyer under this Agreement or any Transaction Document, whether due to the occurrence of an Event of Default or otherwise, Seller shall remain liable to Buyer for payment of all such amounts when due.

Article 6.
SECURITY INTEREST

(a)            Except as provided for in Article 23(g) of this Agreement (for U.S. federal, state and local income tax purposes), Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement and the other Transaction Documents in the event that a court or other forum recharacterizes the Transactions hereunder as loans, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Buyer, and as security for the performance by Seller of all of Seller’s obligations to Buyer under the Transaction Documents and the Transactions entered into hereunder, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items (as defined below) to Buyer to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by it to Buyer hereunder, including, without limitation, amounts owing pursuant to Article 27, and under the other Transaction Documents and any other obligation of Seller to Buyer (collectively, the “Repurchase Obligations”). Seller hereby acknowledges and agrees that each Purchased Asset serves as collateral for the Buyer under this Agreement and that Buyer has the right, upon the occurrence and continuance of an Event of Default, to realize on any or all of the Purchased Assets in order to satisfy the Seller’s obligations hereunder. Seller agrees to update in internal registers, books and records (including, without limitation, to mark its computer records and tapes) to reflect and evidence the interests granted to Buyer hereunder. Without limiting the generality of the foregoing and for the avoidance of doubt, Seller hereby pledges, assigns and grants to Buyer, as further security for Seller’s obligations to Buyer, hereunder, a continuing first priority security interest in and Lien upon each such Mezzanine Loan which constitutes a Purchased Asset hereunder, and Buyer, shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto (such pledge, the “Related Credit Enhancement”). All of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Purchased Items”:

(i)            the Purchased Assets and all “securities accounts” (as defined in Article 8-501(a) of the UCC) to which any or all of the Purchased Assets are credited;

(ii)           any cash or cash equivalents delivered to Buyer in accordance with Articles 4(a).

(iii)          the Purchased Asset Documents, Servicing Agreements, Servicing Records, Servicing Rights, all servicing fees relating to the Purchased Assets, insurance policies relating to the Purchased Assets, and collection and escrow accounts and letters of credit relating to the Purchased Assets;

(iv)          Seller’s rights, but not obligations, under any hedging transactions (if any) relating to the Purchased Assets;

(v)           all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing;

(vi)          any other items, amounts, rights or properties transferred or pledged by Seller to Buyer under any of the Transaction Documents; and

(vii)         all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

(b)            The security interest of Buyer in the Purchased Items shall terminate only upon termination of Seller’s obligations under this Agreement and the documents delivered in connection herewith and the other Transaction Documents including, for the avoidance of doubt, Seller repurchasing each Purchased Asset. For the avoidance of doubt, Buyer’s security interest in the Purchased Items shall not terminate upon Buyer’s determination of the Market Value of any Purchased Asset to be zero. Upon such termination, Buyer shall deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and shall promptly return the Purchased Assets to Seller and reconvey the Purchased Items to Seller and release its security interest in the Purchased Items. For purposes of the grant of the security interest pursuant to this Article 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC. In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (b) Seller shall from time to time take such further actions as may be requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder). Seller hereby authorizes Buyer to file a UCC financing statement naming Seller as debtor and Buyer as secured party and describing the collateral covered thereby as “all assets now owned or hereafter acquired.”

(c)            Seller hereby pledges to Buyer as security for the performance by Seller of the Repurchase Obligations and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to the Depository Account and all amounts and property from time to time on deposit therein and all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, the Depository Account.

Article 7.
PAYMENT, TRANSFER AND CUSTODY

(a)            On the Purchase Date for each Transaction, (i) ownership of the Purchased Asset shall be transferred to Buyer or its designee (including any Custodian) against the simultaneous transfer of the Purchase Price in immediately available funds to an account of Seller or an Acceptable Attorney pursuant to an escrow letter or other undertaking approved by Buyer, in its sole discretion specified in the Confirmation relating to such Transaction and (ii) Seller hereby sells, transfers, conveys and assigns to Buyer on a servicing-released basis all of Seller’s right, title and interest in and to such Purchased Asset, together with all related Servicing Rights. Subject to this Agreement, Seller may sell to Buyer, repurchase from Buyer and re-sell Eligible Assets to Buyer, but may not substitute other Eligible Assets for Purchased Assets.

(b)            Seller shall:

(i)            with respect to each Purchased Asset that is not a Table Funded Purchased Asset, (A) not later than 5:00 p.m. (New York time) two (2) Business Days prior to the related Purchase Date, deliver and release to Custodian (with a copy to Buyer), the Purchased Asset Documents together with any other documentation in respect of such Purchased Asset requested by Buyer, in Buyer’s sole discretion or (B) on the Purchase Date, cause Custodian or cause Bailee to deliver a Trust Receipt confirming receipt of such Purchased Asset Documents; and; and

(ii)           with respect to each Table Funded Purchased Asset, (A) not later than 1:00 p.m. (New York time) on the Purchase Date, deliver or cause Bailee to deliver to Buyer, by electronic transmission, a true and complete copy of the related Mortgage Note with assignment in blank, loan agreement, Mortgage, Title Policy and executed Bailee Letter, and (B) not later than the third (3rd) Business Day following the Purchase Date, deliver, or cause Bailee to deliver, and release to Custodian (with a copy to Buyer), the Purchased Asset Documents and any other documentation in respect of such Purchased Asset required to be delivered under the Custodial Agreement, in its sole discretion, and (C) not later than two (2) Business Days following receipt of such Purchased Asset Documents by Custodian, cause Custodian to deliver a Trust Receipt confirming such receipt;

provided that if Seller cannot deliver, or cause to be delivered, any of the original Purchased Asset Documents required to be delivered as originals (excluding the Mortgage Note and the Assignment of Mortgage, originals of which must be delivered at the time required under the provisions above), Seller shall deliver a photocopy thereof and an officer’s certificate of Seller certifying that such copy represents a true and correct copy of the original and shall use its best efforts to obtain and deliver such original document within one hundred eighty (180) days after the related Purchase Date (or such longer period after the related Purchase Date to which Buyer may consent in its sole discretion, so long as Seller is, as certified in writing to Buyer not less frequently than monthly, using its best efforts to obtain the original). After the expiration of such best efforts period, Seller shall deliver to Buyer a certification that states, despite Seller’s best efforts, Seller was unable to obtain such original document, and thereafter Seller shall have no further obligation to deliver the related original document. Notwithstanding the foregoing, Buyer shall, at its option, have the right to cancel the purchase of an Eligible Asset if all required originals have not been delivered as required in this Agreement.

(c)            From time to time, Seller shall forward to Buyer and to the Custodian additional copies of, originals of, documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents in accordance with the Custodial Agreement. With respect to all of the Purchased Assets delivered by Seller to Buyer, its designee (including the Custodian or Bailee, as applicable), Seller shall have executed and delivered to Buyer the omnibus power of attorney substantially in the form of Exhibit IV attached hereto irrevocably appointing Buyer its attorney in fact with full power, if an Event of Default has occurred and is continuing, to (i) complete the endorsements of the Purchased Assets, including without limitation the Mortgage Notes, Assignments of Mortgages, and any transfer documents related thereto, (ii) record the Assignments of Mortgages, (iii) prepare and file and record each assignment of mortgage, (iv) take any action (including exercising voting and/or consent rights) with respect to intercreditor agreements, co-lender agreements, recognition agreements or participation agreements, (v) complete the preparation and filing, in form and substance satisfactory to Buyer, of such financing statements, continuation statements, and other UCC forms, as Buyer may from time to time, reasonably consider necessary to create, perfect, and preserve Buyer’s security interest in the Purchased Assets, (vi) enforce Seller’s rights under the Purchased Assets purchased by Buyer pursuant to this Agreement and to, and (vii) take such other steps as may be necessary or desirable to enforce Buyer’s rights against, under or with respect to such Purchased Assets and the related Purchased Asset Files and the Servicing Records. Buyer shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with the Custodian or Bailee, as applicable, and the Purchased Asset Files shall be maintained in accordance with the Custodial Agreement or Bailee Letter, as applicable. If a Purchased Asset File is not delivered to Buyer or its designee (including the Custodian or Bailee, as applicable), such Purchased Asset File shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee. The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. Seller or its designee (including the Custodian or Bailee, as applicable) shall release its custody of the Purchased Asset File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets, is in connection with a repurchase of any Purchased Asset by Seller or as otherwise required by law or set forth in the Custodial Agreement or the Bailee Letter, as applicable.

(d)            Buyer hereby grants to Seller a revocable option to direct Primary Servicer with respect to the servicing of the Purchased Assets and all Servicing Rights in connection therewith and to direct Buyer with respect to the exercise of all voting and corporate rights with respect to the Purchased Assets (each, a “Revocable Option”) and to vote, take corporate actions and exercise any rights in connection with the Purchased Assets, so long as no monetary Potential Event of Default or any Event of Default has occurred and is continuing. Such Revocable Option is not evidence of any ownership or other interest or right of Seller in any Purchased Asset, which Purchased Asset, together with the Servicing Rights thereto, shall be the sole property of Buyer. Upon the occurrence and during the continuation of a monetary Potential Event of Default or any Event of Default, and in each case subject to the provisions of the Purchased Asset Documents, the Revocable Option shall automatically terminate and immediately upon such termination and at all times thereafter (unless and until such Revocable Option is reinstated by Buyer following a cure to the satisfaction of Buyer in Buyer’s sole discretion of such monetary Potential Event of Default or any Event of Default by Seller prior to Buyer’s exercise of remedies pursuant to Article 13(b) hereof), Buyer shall be entitled to direct the Primary Servicer with respect to the Purchased Assets including the exercise of all servicing rights, and Buyer shall be entitled to all voting and corporate rights with respect to the Purchased Assets without regard to Seller’s instructions (including, but not limited to Buyer’s rights to transfer any or all of such servicing to an entity satisfactory to Buyer in Buyer’s sole discretion).

Article 8.
SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a)            Title to all Purchased Items shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Items, subject, however, to the terms of this Agreement. Subject to the provisions of Article 19, nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Items, provided that no such transaction shall relieve Buyer of its obligations to transfer the Purchased Items to Seller pursuant to Article 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Article 5 hereof, or of Buyer’s obligations pursuant to Article 19 hereof.

(b)            Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or an Affiliate of Seller.

Article 9.
REPRESENTATIONS AND WARRANTIES

(a)            Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any Governmental Authority required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect, (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any Requirement of Law applicable to it or its Governing Documents or any agreement by which it is bound or by which any of its assets are affected and (vi) it has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer in the case of Seller) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents. Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it on each Purchase Date and each Future Funding Date for any Transaction hereunder.

(b)            In addition to the representations and warranties in Article 9(a) above, Seller represents and warrants to Buyer as of the date of this Agreement and will be deemed to represent and warrant to Buyer as of the Purchase Date and each Future Funding Date for any Transaction thereunder, unless otherwise stated herein:

(i)           Organization. Seller is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of Seller’s incorporation or organization, as the case may be, and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except where failure to so qualify could not be reasonably likely to have a Material Adverse Effect. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)           Due Execution; Enforceability. The Transaction Documents have been or will be duly executed and delivered by Seller, for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)          Ability to Perform. As of the date hereof and as of each Purchase Date, Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Transaction Documents applicable to it to which it is a party.

(iv)          Non-Contravention; Consents. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will (A) conflict with or result in a breach of any of the terms, conditions or provisions of the Governing Documents of Seller, (B) violate or conflict with any contractual provisions of, or cause a default or event of default under, any indenture, loan agreement, mortgage, contract or other material agreement to which Seller is a party or by which Seller may be bound to which Seller is now a party, (C) result in the creation or imposition of any Lien or any other encumbrance of any of the assets of Seller, other than pursuant to the Transaction Documents, (D) conflict with any judgment or order, writ, injunction, decree or demand of any Governmental Authority applicable to Seller, or (E) conflict with any applicable Requirement of Law and, in each of clauses (B)-(E) above, to the extent that such violation, conflict or breach would have a Material Adverse Effect upon Seller’s ability to perform its obligations hereunder.

(v)           Litigation; Requirements of Law. As of the date hereof, each Purchase Date, and each Future Funding Date, unless otherwise disclosed to Buyer as required hereunder, there is no action, suit, proceeding, investigation, or arbitration pending or, to the Knowledge of Seller, threatened against Seller, any Affiliate of Seller or any of their respective assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or threatened against any Seller Party that (A) may, individually or in the aggregate, result in any Material Adverse Effect or (B) may have an adverse effect on the validity of the Transaction Documents or any action taken or to be taken in connection with the obligations of Seller under any of the Transaction Documents. Unless otherwise disclosed to Buyer as required hereunder, Seller is (i) in compliance in all material respects with all Requirements of Law and (ii) not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(vi)          No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.

(vii)         Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Assets by Buyer from Seller, such Purchased Assets are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Article 8 102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Assets to Buyer and, upon transfer of such Purchased Assets to Buyer, Buyer shall be the equitable owner of such Purchased Assets free of any adverse claim. In the event the related Transaction is recharacterized as a secured financing of the Purchased Assets, the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Purchased Assets and Buyer shall have a valid, perfected first priority security interest in the Purchased Assets (and without limitation on the foregoing, Buyer, as entitlement holder, shall have a “security entitlement” to the Purchased Assets).

(viii)        No Material Adverse Effect; No Potential Events of Default. To Seller’s knowledge, there are no post-Transaction facts or circumstances that have a Material Adverse Effect on any Purchased Asset that Seller has not notified Buyer of in writing. As of the date hereof, each Purchase Date, and each Future Funding Date, no Potential Event of Default or Event of Default exists under or with respect to the Transaction Documents.

(ix)           Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit II attached to this Agreement.

(x)            Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File.

(A)         As of the date hereof, Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset to any other Person, and immediately prior to the sale of such Purchased Asset to Buyer, Seller was the sole owner of such Purchased Asset and had good and marketable title thereto, free and clear of all Liens, and any impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), in each case except for Liens to be released simultaneously with the sale to Buyer hereunder solely to the extent such Liens are expressly subordinate to the rights and interests of Buyer hereunder.

(B)          The provisions of this Agreement and the related Confirmation are effective to either (1) constitute a sale of Purchased Items to Buyer or (2) in the event the related Transaction is recharacterized as a secured financing of the Purchased Assets, to create in favor of Buyer a legal, valid and enforceable security interest in all right, title and interest of Seller in, to and under the Purchased Items, and in such event, Buyer shall have a valid, perfected first priority security interest in the Purchased Items (and without limitation on the foregoing, Buyer, as entitlement holder, shall have a “security entitlement” to the Purchased Items).

(C)         Upon receipt by the Custodian or Bailee of each Mortgage Note or Mezzanine Note endorsed in blank by a duly authorized officer of Seller and for so long as Custodian or Bailee shall continue to hold the same in accordance with the Custodial Agreement, either a purchase shall have been completed by Buyer of such Mortgage Note or Mezzanine Note, as applicable, or Buyer shall have a valid and fully perfected first priority security interest in all right, title and interest of Seller in the Purchased Items described therein.

(D)          Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit V are true, complete and correct, except to the extent disclosed in a Requested Exceptions Report.

(E)          Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party”, Seller as “Debtor” and describing the Purchased Items, in the jurisdiction and recording office listed on Exhibit X attached hereto, the security interests granted hereunder in that portion of the Purchased Items which can be perfected by filing under the UCC will constitute fully perfected security interests under the UCC in all right, title and interest of Seller in, to and under such Purchased Items.

(F)          Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in, the Depository Account and all amounts at any time on deposit therein.

(G)           Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in, the “investment property” and all “deposit accounts” (each as defined in the Uniform Commercial Code) comprising Purchased Items or any after-acquired property related to such Purchased Items.

(H)           With respect to each Purchased Asset purchased by Seller or an Affiliate of Seller from a Transferor, (a) such Purchased Asset was acquired and transferred pursuant to a Purchase Agreement, (b) such Transferor received reasonably equivalent value in consideration for the transfer of such Purchased Asset, (c) no such transfer was made for or on account of an antecedent debt owed by such Transferor to Seller or an Affiliate of Seller, (d) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code, (e) if Seller acquired the Purchased Asset from Seller’s Affiliate, Seller has delivered to Buyer an assignment agreement in form and substance reasonably acceptable to Buyer, and (f) the representations and warranties made by such Transferor to Seller or such Affiliate in such Purchase Agreement are hereby incorporated herein mutatis mutandis and are hereby remade by Seller to Buyer on each date as of which they speak in such Purchase Agreement. Seller or such Affiliate of Seller has been granted a security interest in each such Purchased Asset, filed one or more UCC financing statements against the Transferor to perfect such security interest, and assigned such financing statements in blank and delivered such assignments to Buyer or Custodian.

(I)            Seller has complied with all material requirements of the Custodial Agreement with respect to each Purchased Asset, including delivery to Custodian of all required Purchased Asset Documents. Except to the extent disclosed in a Requested Exceptions Report approved by Buyer in writing, Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to the Custodian or Bailee, as applicable.

(J)            The Purchased Assets constitute the following, as applicable, as defined in the UCC: a general intangible, instrument, investment property, security, deposit account, financial asset, uncertificated security, securities account, or security entitlement. Seller has not authorized the filing of and is not aware of any UCC financing statements filed against Seller as debtor that include the Purchased Assets, other than any financing statement that has been terminated or filed pursuant to this Agreement.

(xi)           Adequate Capitalization; No Fraudulent Transfer. Seller has, as of each Purchase Date, adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Neither the Transaction Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller’s creditors. The transfer of the Purchased Assets subject hereto and the obligation to repurchase such Purchased Assets is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors. As of the Purchase Date, Seller is not insolvent within the meaning of Section 101(32) of the Bankruptcy Code or any successor provision thereof, is generally able to pay, and as of the date hereof is paying, its debts as they become due, and the transfer and sale of the Purchased Assets pursuant hereto and the obligation to repurchase such Purchased Asset (A) will not cause the liabilities of Seller to exceed the assets of Seller, (B) will not result in Seller having unreasonably small capital, and (C) will not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller received reasonably equivalent value in exchange for the transfer and sale of the Purchased Assets and the Purchased Items subject hereto. Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(xii)          Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration by Seller with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (A) the execution, delivery and performance of any Transaction Document to which Seller is or will be a party, (B) the legality, validity, binding effect or enforceability of any such Transaction Document against Seller or (C) the consummation of the transactions contemplated by this Agreement (other than consents, approvals and filings that have been obtained or made as applicable, and the filing of certain financing statements in respect of certain security interests).

(xiii)         Governing Documents. Seller has delivered to Buyer certified copies of its Governing Documents, together with all amendments thereto, if any.

(xiv)         No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets, and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, except as contemplated by the Transaction Documents.

(xv)          Federal Regulations. Seller is not (A) required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or (B) a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(xvi)         Taxes. Each of Seller, Guarantor and their respective subsidiaries has timely filed or caused to be filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by them and have paid all Taxes (whether or not shown on a return), which have become due and payable, except for Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. Each of Seller, Guarantor and their respective subsidiaries has satisfied all of its withholding tax obligations. No tax Liens have been filed against any assets of Seller, Guarantor or any of their respective subsidiaries and no claims are currently being asserted in writing against Seller, Guarantor or any of their respective subsidiaries with respect to Taxes (except for liens with respect to Taxes not yet due and payable or liens with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP).

(xvii)        Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller.

(xviii)       Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s Governing Documents, provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(xix)         Full and Accurate Disclosure. No information contained in the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents as of the date thereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under or context in which they were made; provided that, to the extent that any such information with respect to any Transaction or any Purchased Asset is furnished to Seller by an unaffiliated third party, and Seller had no Knowledge that such information contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading, Buyer’s sole remedy for such a breach of this Article 9(b)(xix) shall be to issue a Margin Call provided the conditions with respect thereto are satisfied, and in connection with any such, Margin Call, Buyer shall have the right to draw an adverse inference with respect to such untrue statement or omission in accordance with Article 11(q).

(xx)          Financial Information. All financial data concerning Seller and the Purchased Assets that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects as of the date thereof; provided that, to the extent that any such financial data with respect to any Purchased Asset is furnished to Seller by an unaffiliated third party, and Seller had no Knowledge that such financial data was untrue in any material respect, Buyer’s sole remedy for such a breach of this Article 9(b)(xx) shall be to issue a Margin Call provided the conditions with respect thereto are satisfied, and in connection with any such, Margin Call, Buyer shall have the right to draw an adverse inference with respect to such untrue statement or missing information in accordance with Article 11(q). All financial data concerning Seller has been prepared fairly in accordance with GAAP. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller or the Purchased Assets, or in the results of operations of Seller, which change is reasonably likely to have a Material Adverse Effect on Seller.

(xxi)          Hedging Transactions. To the Knowledge of Seller, as of the Purchase Date for any Purchased Asset that is subject to a hedging transaction, each such hedging transaction is in full force and effect in accordance with its terms and no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event, however denominated, has occurred and is continuing with respect thereto.

(xxii)         Servicing Agreements. Seller has delivered to Buyer copies of all Servicing Agreements pertaining to the Purchased Assets and to the Knowledge of Seller, as of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets subject to a Servicing Agreement, each such Servicing Agreement is in full force and effect in accordance with its terms and no default or event of default exists thereunder.

(xxiii)        No Reliance. Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(xxiv)       Patriot Act.

(a)            Seller is in compliance with (A) Sanctions, (B) Anti-Money Laundering Laws, and (C) Anti-Corruption Laws. No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws, or in violation of any Anti-Money Laundering Laws.

(b)            Seller agrees that, from time to time upon the prior written request of Buyer, it shall (A) execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to insure compliance with the provisions hereof (including, without limitation, compliance with the USA Patriot Act and other Anti-Money Laundering Laws) and to fully effectuate the purposes of this Agreement and (B) provide such opinions of counsel concerning matters relating to this Agreement as Buyer may reasonably request; provided, however, that nothing in this Article 9(b)(xxv) shall be construed as requiring Buyer to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder. In order to enable Buyer and its Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the USA Patriot Act and regulations thereunder, Seller on behalf of itself and its Affiliates makes the following representations and covenants to Buyer and its Affiliates, that neither Seller, Guarantor nor, any of their respective Affiliates, is a Prohibited Person and Seller, Guarantor and their respective Affiliates are not acting on behalf of or for the benefit of any Prohibited Person. Seller agrees to promptly notify Buyer or a person appointed by Buyer to administer its anti-money laundering program, if applicable, of any change in information affecting this representation.

(xxv)        Insider. Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Buyer, of a bank holding company of which Buyer is a Subsidiary, or of any Subsidiary, of a bank holding company of which Buyer is a Subsidiary, of any bank at which Buyer maintains a correspondent account or of any lender which maintains a correspondent account with Buyer.

(xxvi)       Office of Foreign Assets Control. Seller warrants, represents and covenants that neither Seller, Guarantor, nor any of their respective Affiliates is or will be (a) a Sanctioned Person, (b) controlled by or acting on behalf of one or more Sanctioned Persons. The operations of each of Seller and Guarantor are, and have been, conducted in compliance with all applicable Sanctions.

(xxvii)      Notice Address; Jurisdiction of Organization. On the date of this Agreement, Seller’s address for notices is as specified on Annex I. Seller’s jurisdiction of organization is Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Purchased Items, is its notice address. Seller may change its address for notices and for the location of its books and records by giving Buyer written notice of such change.

(xxviii)     Anti-Money Laundering Laws and Anti-Corruption Laws. The operations of each of Seller and Guarantor are, and have been, conducted in compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws. Seller warrants, represents, and covenants that it (1) has conducted the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the related obligor (if applicable) and the origin of the assets used by such obligor to purchase the property in question, and (2) will maintain sufficient information to identify the related obligor (if applicable) for purposes of compliance with Anti-Money Laundering Laws.

(xxix)        Ownership of Property. Seller does not own, and has not ever owned, any assets other than (A) the Purchased Assets (B) the Depository Account and (C) incidental personal property related to the Purchased Assets.

(xxx)         Ownership. Seller is and shall remain at all times a wholly owned direct or indirect subsidiary of Guarantor.

(xxxi)        Compliance with ERISA. (a)  Neither Seller nor Guarantor has any employees as of the date of this Agreement; (b) each of Seller and Guarantor either (i) qualifies as a VCOC or a REOC, (ii) complies with an exception set forth in the Plan Asset Regulations such that the assets of such Person would not be subject to Title I of ERISA and/or Section 4975 of the Code, or (iii) is not otherwise deemed to hold “plan assets” within the meaning of the Plan Asset Regulations that are subject to ERISA or Section 4975 of the Code; and (c) assuming that no portion of the Purchased Assets are funded by Buyer with “plan assets” within the meaning of the Plan Asset Regulations, none of the transactions contemplated by the Transaction Documents will constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Buyer to any tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA.

(xxxii)       [Reserved].

(xxxiii)      Servicing Agreements. Unless otherwise disclosed to Buyer prior to Buyer’s approval of such Servicing Agreement, any Servicing Agreement related to a Purchased Asset, including without limitation, the Primary Servicing Agreement, may be terminated at will by Seller without payment of any penalty or fee by Buyer.

(xxxiv)     Beneficial Ownership Certification. To the Knowledge of Seller, the information included in each Beneficial Ownership Certification is true and correct in all respects, in each case as of the date of delivery.

Article 10.
NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in full force with respect to any Transaction, Seller shall not without the prior written consent of Buyer:

(a)            take any action that would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Assets;

(b)            transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, including, without limitation, any effective transfer or other disposition as a result of a division of Seller, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Assets (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Assets (or any of them) with any Person other than Buyer, unless and until such Purchased Asset is repurchased by Seller in accordance with this Agreement;

(c)            modify in any material respect any Servicing Agreements to which it is a party, without the consent of Buyer in its sole discretion;

(d)            create, incur or permit to exist any Lien in or on any of its property, assets, revenue, the Purchased Assets, the other Purchased Items, whether now owned or hereafter acquired, other than the Liens granted by Seller pursuant to Article 6 of this Agreement and the Lien granted by Pledgor under the Pledge and Security Agreement or unless and until such Purchased Asset relating to such Purchased Items is repurchased by Seller in accordance with this Agreement;

(e)            enter into any transaction of merger or consolidation or amalgamation or Division, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets without the consent of Buyer in its sole and absolute discretion, or take any action or permit such action to be taken which would result in a Change of Control;

(f)            consent or assent to, or permit the Primary Servicer or servicer to make, any Significant Modification relating to the Purchased Assets without the prior written consent of Buyer, which shall be granted or denied in Buyer’s sole discretion;

(g)            permit (i) the organizational documents of Seller to be materially amended in a manner that is adverse to Buyer, (ii) the separateness requirements of the organizational documents to be materially amended, modified or changed, or (iii) the legal entity type of Seller to be changed, in each case, without the prior written consent of Buyer in its sole and absolute discretion;

(h)            acquire or maintain any right or interest in any Purchased Asset or Underlying Mortgaged Property that is senior to, junior to or pari passu with the rights and interests of Buyer therein under this Agreement and the other Transaction Documents unless such right or interest becomes a Purchased Asset hereunder or unless such right or interest exists as of the Purchase Date for such Purchased Asset and is approved by Buyer in writing;

(i)             use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System;

(j)             incur any Indebtedness except as provided in Article 12(i) or otherwise cease to be a Single Purpose Entity;

(k)            take any action, cause, allow, or permit any Seller Party to be required to register as an “investment company”, or a company “controlled by an investment company”, within the meaning of the Investment Company Act, or to violate any provisions of the Investment Company Act, including Section 18 thereof or any rules promulgated thereunder;

(l)             after the occurrence and during the continuance of any Potential Event of Default or Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller; provided that, without limitation of Buyer’s rights pursuant to Article 5(b) hereof, Seller shall have the right to make sufficient distributions or pay sufficient dividends from amounts remitted to it, in the minimum amount necessary in order to satisfy the REIT Distribution Amount;

(m)           [reserved]; or

(n)            seek its dissolution, liquidation, Division or winding up, in whole or in part.

Article 11.
AFFIRMATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in full force with respect to any Transaction:

(a)            Seller shall promptly notify Buyer of any material adverse change (i) in the business operations and/or financial condition of any Seller Party or (ii) impacting any Purchased Asset, including, without limitation any adverse impact on maintaining regulatory compliance (including licensing) with respect to any such Purchased Asset; provided, however, that nothing in this Article 11 shall relieve Seller of its obligations under this Agreement.

(b)            Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Article 9 that are in the possession of Seller or are available to Seller with exercise of commercially reasonable efforts and at a commercially reasonable cost.

(c)            Seller shall (i) defend the right, title and interest of Buyer in and to the Purchased Items against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than Liens created in favor of Buyer pursuant to the Transaction Documents), (ii) to the extent any additional limited liability company is formed by division of Seller (and without prejudice to Article 10(b)), Seller shall cause any such additional limited liability company to assign, pledge and grant to Buyer all of its assets, and shall cause any owner of such additional limited liability company to pledge all of the Capital Stock and any rights in connection therewith of such additional limited liability company, to Buyer in support of all Repurchase Obligations in the same manner and to the same extent as the assignment, pledge and grant by Seller of all of Seller’s assets hereunder, and in the same manner and to the same extent as the pledge by Pledgor of all of Pledgor’s right, title and interest in all of the Capital Stock of Seller and any rights in connection therewith, in each case pursuant to the applicable Pledge and Security Agreement, and (iii) at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Assets subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d)            Seller will permit Buyer or its designated representative to inspect Seller’s records with respect to the Purchased Items and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency, and to make copies of extracts of any and all thereof, subject to the terms of any confidentiality agreement between Buyer and Seller. Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business.

(e)            If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to the Custodian or Bailee, as applicable, in the exact form received, duly endorsed by Seller to Buyer, if required, together with all related and necessary duly executed transfer documents to be held by Buyer hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of Seller, as additional collateral security for the Transactions.

(f)            At any time from time to time upon the reasonable request of Buyer, at the sole expense of Seller, Seller will (i) promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may request for the purposes of obtaining or preserving the full benefits of this Agreement including the perfected, first priority security interest required hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of Seller (whether or not existing as of the Closing Date, any Purchase Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may request). If any amount payable under or in connection with any of the Purchased Items shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be immediately delivered to Buyer, duly endorsed in a manner satisfactory to Buyer, to be itself held as a Purchased Item pursuant to this Agreement, and the documents delivered in connection herewith.

(g)            Seller, on behalf of the Seller Parties, shall provide, or cause to be provided, to Buyer the following financial and reporting information:

(i)            Within thirty (30) calendar days after each month-end, a monthly reporting package substantially in the form of Exhibit III-A attached hereto (the “Monthly Reporting Package”), provided, however, that to the extent that Seller is unable to provide a complete Monthly Reporting Package as a result of the related borrower or Servicer not delivering to Seller such information for the related time period as required by the related Purchased Asset Documents or Servicing Agreements, as applicable, Seller shall provide such information to Buyer on a quarterly basis;

(ii)            Within sixty (60) calendar days after the last day of each of the first three fiscal quarters in any fiscal year, a quarterly reporting package substantially in the form of Exhibit III-B attached hereto (the “Quarterly Reporting Package”);

(iii)           Within ninety (90) calendar days after the last day of its fiscal year, an annual reporting package substantially in the form of Exhibit III-C attached hereto (the “Annual Reporting Package”); and

(iv)           Upon Buyer’s request:

(A)           copies of Seller’s (if applicable) and Guarantor’s federal income tax returns, if any, delivered within thirty (30) calendar days after the filing thereof; and

(B)           such other information regarding the financial condition, operations or business of Seller, Guarantor or any Mortgagor and guarantor of any Mortgagor, in respect of a Purchased Asset as Buyer may reasonably request.

(v)            For purposes of this Article 11(g), any information that is publicly available on the website of any Governmental Authority or is available to the general public on Guarantor’s website shall be deemed to have been “delivered” to Buyer.

(h)            Seller shall make a representative available to Buyer every calendar month and at any time Buyer determines in its commercially reasonable discretion that any event has occurred with respect to (i) Seller which could reasonably be expected to result in a Material Adverse Effect or (ii) any Purchased Asset which could reasonably be expected to result in a reduction in market value for attendance at a telephone conference, the date of which to be mutually agreed upon by Buyer and Seller, regarding the status of each Purchased Asset, Seller’s compliance with the requirements of Articles 11 and 12, and any other matters relating to the Transaction Documents or Transactions that Buyer wishes to discuss with Seller.

(i)             Seller shall at all times (i) comply with all contractual obligations, (ii) comply in all respects with all laws, ordinances, rules, regulations and orders (including, without limitation, Environmental Laws) of any Governmental Authority or any other federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets and Seller shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business and (iii) maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets).

(j)             Seller shall or shall cause Guarantor to at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(k)            Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it under the Transaction Documents, including, but not limited to, the fees and expenses of the Custodian and the Bailee, Depository and each servicer (including, without limitation, the Primary Servicer) of any or all of the Purchased Assets, and all fees set forth in the Fee Letter.

(l)             Seller will continue to be a U.S. Person that is a disregarded entity for U.S. federal income tax purposes, or a disregarded entity of a U.S. Person for U.S. federal income tax purposes. Seller shall pay and discharge all Taxes, levies, liens and other charges on its assets and on the Purchased Items that, in each case, in any manner would create any Lien upon the Purchased Items, other than (A) Taxes that are not yet due and payable, or (B) any such Taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(m)           Seller shall advise Buyer in writing of the opening of any new chief executive office or the closing of any such office of any Seller Party and of any change in any Seller Party’s name or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action.

(n)            Seller will maintain records with respect to the Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Purchased Items were held by Seller for its own account.

(o)            In the event that Seller, Primary Servicer or any other servicer as applicable, fails to deposit all Income or other amounts when due as required by the provisions of this Agreement, the related Servicing Agreement and/or the related Servicer Acknowledgment, as applicable, Seller shall, within two (2) Business Days of written notice thereof or otherwise becoming aware thereof, cure such failure by depositing (or causing to be deposited) all such Income or other amounts into the Depository Account or as otherwise directed by Buyer in writing.

(p)            Upon reasonable notice (unless a Potential Event of Default or an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, Seller shall allow Buyer to (i) review any operating statements, occupancy status and other property level information with respect to the underlying real estate directly or indirectly securing or supporting the Purchased Assets that either is in Seller’s possession or is available to Seller, (ii) examine, copy (at Buyer’s expense) and make extracts from its books and records, to inspect any of its Purchased Assets, and (iii) discuss Seller’s business and affairs with its Responsible Officers.

(q)            Seller shall promptly (and in any event not later than three (3) Business Days following receipt) deliver to Buyer: (i) any notice of the occurrence of an event of default under any Purchased Asset Document; and (ii) any other information with respect to any Purchased Asset as may be reasonably requested by Buyer from time to time and which, in each case, is in Seller’s possession or control or is reasonably obtainable by Seller with the exercise of commercially reasonable efforts; provided that, if Seller fails to obtain such information after exercising commercially reasonable efforts, Buyer may, in its sole discretion, make an adverse inference related to such missing information in Buyer’s determination of the Market Value, Margin Call and/or Buyer Margin Amount with respect to the related Purchased Asset.

(r)            Seller shall continue to engage in business of the same general type as now conducted by it or otherwise as approved by Buyer prior to the date hereof and maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses (if any) held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets).

(s)            Seller shall cause each servicer of a Purchased Asset to provide to Buyer via electronic transmission, promptly upon request by Buyer a Servicing Tape for the most recently ended quarter (or any portion thereof).

(t)            With respect to each Eligible Asset to be purchased hereunder, Seller shall notify Buyer in writing of the creation of any right or interest in such Eligible Asset or related Underlying Mortgaged Property that is senior to or pari passu with the rights and interests that are to be transferred to Buyer under this Agreement and the other Transaction Documents, and whether any such interest will be held or obtained by Seller or an Affiliate of Seller.

(u)            Seller shall obtain customary estoppels and agreements reasonably acceptable to Buyer for each Purchased Asset that is subject to a ground lease.

(v)            With respect to each Purchased Asset, Seller shall take all action necessary or required by the Transaction Documents, Purchased Asset Documents and each and every Requirement of Law, or requested by Buyer, to perfect, protect and more fully evidence Buyer’s ownership of and first priority perfected security interest in such Purchased Asset and related Purchased Asset Documents, including executing or causing to be executed such other instruments or notices as may be necessary or appropriate and filing and maintaining effective UCC financing statements, continuation statements and assignments and amendments thereto. Seller shall not take any action to cause any Purchased Asset that is not evidenced by an instrument or chattel paper (as defined in the UCC) to be so evidenced. If a Purchased Asset becomes evidenced by an instrument or chattel paper, the same shall be immediately delivered to Buyer or to Custodian or Bailee, as applicable, on behalf of Buyer, together with endorsements required by Buyer.

(w)           No later than thirty (30) days after Buyer’s request (or such other time period as determined by Buyer), Seller shall procure and deliver to Buyer an Appraisal relating to any Purchased Asset at Seller’s sole cost and expense. Notwithstanding anything herein to the contrary, Buyer shall have the unlimited right, at any time and from time to time, to obtain an Appraisal relating to any Purchased Asset at its own cost and expense.

(x)            Seller shall provide notice to Buyer in writing of any of the following, together with a certificate of a Responsible Officer of Seller setting forth details of such occurrence and any action Seller has taken or proposes to take with respect thereto:

(i)            promptly upon receipt by Seller of notice or Knowledge of the occurrence of any Potential Event of Default or Event of Default, but in no event later than two (2) Business Days after the earlier of obtaining notice or Knowledge of any such occurrence;

(ii)            with respect to any Purchased Asset, promptly following receipt of any unscheduled Principal Payments (in full or in part);

(iii)           promptly upon the occurrence of any of the following: (A) with respect to any Purchased Asset or related Underlying Mortgaged Property, a material change in value, material loss or damage, regulatory issues, material licensing or permit issues, violation of any Requirement of Law, violation of any Environmental Law or any other actual or expected event or change in circumstances that could reasonably be expected to result in a default or material decline in value or cash flow, and (B) with respect to Seller, a violation of any Requirement of Law or with respect to a Seller Party, any other event or circumstance that could reasonably be expected to have a Material Adverse Effect;

(iv)           promptly upon the establishment of a rating by any nationally recognized rating agency applicable to Guarantor and any downgrade in or withdrawal of such rating once established;

(v)            promptly upon the occurrence of any event or circumstance that could reasonably be determined to cause Guarantor to breach any of the covenants contained in paragraph 9 of the Guaranty Agreement;

(vi)           promptly, and in any event within ten (10) days after service of process on any of the following, give Buyer notice of all litigation, action, suit, arbitration, investigation or other legal or arbitration proceedings (including, without limitation, any of the following which are pending or threatened) or other legal or arbitrable proceedings affecting any Seller Party, any Purchased Asset (or obligor or guarantor thereunder) or affecting any of the assets of Seller before any Governmental Authority that (A) questions or challenges the validity or enforceability of any Transaction, Purchased Asset or Purchased Asset Document, (B) makes a claim or claims in an aggregate amount greater than (1) $250,000 with respect to Seller and (2) $25,000,000 with respect to Guarantor, (C) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect, (D) requires filing with the SEC in accordance with the 1934 Act and any rules thereunder or (E) raises any lender licensee issues with respect to any Purchased Asset;

(vii)          promptly, but in no event later than one (1) Business Day of receipt of notice by Seller or Knowledge, of (A) any event that would result in any Purchased Asset becoming subject to a Mandatory Early Repurchase Event, (B) any lien or security interest (other than security interests created hereby) on, or claim asserted against, any Purchased Asset or, to Seller’s Knowledge, the underlying collateral therefor, (C) any event or change in circumstances that has or could reasonably be expected to have an adverse effect on the Market Value of a Purchased Asset or (D) the resignation or termination of any servicer under any Servicing Agreement with respect to any Purchased Asset;

(viii)         promptly upon receipt by Seller of notice or Knowledge of the occurrence of any breach of any representation contained in Article 9(b)(x), but in no event later than three (3) Business Days after the earlier of obtaining notice or Knowledge of any such occurrence; and

(ix)           promptly upon any transfer of any Underlying Mortgaged Property or any direct or indirect equity interest in any Mortgagor of which Seller has Knowledge, whether or not consent to such transfer is required under the applicable Purchased Asset Documents.

(y)            Seller covenants and agrees that, with respect to the Transactions under this Agreement, none of Seller, Guarantor nor, to Seller’s knowledge, any of Seller or Guarantor’s respective Affiliates will conduct any business, nor engage in any transaction, Assets or dealings, with any Sanctioned Person, and none of the funds or the assets that are used to pay any amount due pursuant to this Agreement or any other Transaction Document shall constitute funds obtained from transactions with or relating to any Sanctioned Person or in any manner prohibited by Sanctions or that would otherwise cause Buyer to be in breach of any Sanctions. Seller further covenants and agrees that it will not, directly or indirectly, use the proceeds of the facility, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund or facilitate any activities or business of or with any Sanctioned Person, or in any manner prohibited by Sanctions or that would otherwise cause Buyer to be in breach of any Sanctions.

(z)            Seller and Guarantor shall conduct their business in compliance with Anti-Money Laundering Laws, Anti-Corruption Laws, and Sanctions, and shall maintain and enforce policies and procedures designed to ensure compliance with Anti-Money Laundering Laws, Anti-Corruption Laws, and Sanctions. Seller covenants and agrees that no repayment of any amounts due pursuant to this Agreement or any other Transaction Document will constitute funds obtained from transactions in violation of any Anti-Money Laundering Laws or Anti-Corruption Laws. Seller agrees that Buyer shall have the right to audit Seller’s compliance with the USA Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Seller and the Purchased Items, including those relating to money laundering and terrorism. Seller agrees that Buyer shall have the right to audit Seller’s compliance with the USA Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Seller and the Purchased Items, including those relating to money laundering and terrorism. Seller agrees that, in the event Seller fails to comply with the USA Patriot Act or any such applicable requirements of Governmental Authorities, then Buyer may, at its option, cause Seller to comply therewith, and any and all reasonable costs and expenses incurred by Buyer in connection therewith shall be immediately due and payable by Seller.

(aa)          Seller shall provide Buyer with prompt written notice of any amendment, modification or waiver with respect to a Purchased Asset (including such amendments, modifications or waivers that do not constitute a Significant Modification).

(bb)         If the aggregate outstanding Purchase Price of the Purchased Assets as of any date of determination exceeds the Maximum Facility Amount, Seller shall promptly (but in no event later than five (5) Business Days after such a demand) pay to Buyer an amount necessary to reduce such aggregate outstanding Purchase Price to an amount equal to or less than the Maximum Facility Amount.

(cc)          To the extent that Seller is a “legal entity customer” under the Beneficial Ownership Regulation, Seller shall promptly give notice to Buyer of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and shall promptly deliver an updated Beneficial Ownership Certification to Buyer. If, at any time, Seller becomes a “legal entity customer” under the Beneficial Ownership Regulation, then Seller shall promptly provide to the Buyer a Beneficial Ownership Certification.

(dd)         With respect to each Mezzanine Loan for which the related Underlying Mortgage Loan is not primarily serviced by Primary Servicer pursuant to the Primary Servicing Agreement that has been approved by Buyer: (a) the related Underlying Mortgage Loan shall at all times be serviced pursuant to a servicing agreement in form and substance acceptable to Buyer, and (b) the servicer thereunder shall have signed and delivered a Servicer Acknowledgement in form and substance acceptable to Buyer. If any such servicing agreement with respect to any Underlying Mortgage Loan is terminated, then Seller shall, prior to or simultaneously with such termination, cause a new servicer acceptable to Buyer in its sole discretion to be approved and a new servicing agreement to be entered into with respect to such Underlying Mortgage Loan in form and substance acceptable to Buyer in its sole discretion.

Article 12.
SINGLE PURPOSE ENTITY

Seller hereby represents and warrants to Buyer and covenants with Buyer that, on and as of the date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction hereunder is in effect or any Repurchase Obligations remain outstanding:

(a)            it is and intends to remain solvent, and it has paid and intends to pay its debts and liabilities (including overhead expenses) from its own assets as the same shall become due, except as contemplated by the Guaranty Agreement, provided that the foregoing shall not require any member, partner or shareholder of Seller to make any additional capital contribution to Seller;

(b)            it has complied and will comply with the provisions of its certificate of formation and its limited liability company agreement necessary to maintain its separate existence;

(c)            it has done or caused to be done and will do all things necessary to observe limited liability company formalities and to preserve its existence as an entity duly organized, validly existing and in good standing under the applicable laws of the jurisdiction of its organization or formation;

(d)            it has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates, its members and any other Person, and it will file its own tax returns (except to the extent consolidation is required or permitted under GAAP or as a matter of law);

(e)            it has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Seller), it shall correct any known misunderstanding regarding its status as a separate entity, it shall conduct business in its own name, it shall not identify itself or any of its Affiliates as a division or part of the other and it shall maintain and utilize separate stationery, invoices and checks;

(f)            it has not owned and will not own any property or any other assets other than the Purchased Assets, cash and incidental personal property related thereto;

(g)            it has not engaged and will not engage in any business other than the origination, acquisition, ownership, financing and disposition of the Purchased Assets in accordance with the applicable provisions of the Transaction Documents, entering into and performing its obligations under the Transaction Documents and the Purchased Asset Documents, and activities incidental thereto;

(h)            except for voluntary capital contributions or capital distributions permitted under the terms and conditions of its organizational documents and properly reflected on its books and records, it has not entered into, and will not enter into, any transaction, contract or agreement with any of its affiliates, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s length basis with Persons other than such affiliate;

(i)             it has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) obligations under the Transaction Documents, (ii) obligations under the documents evidencing the Purchased Assets, and (iii) unsecured trade payables, in an aggregate amount not to exceed $100,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided, however, that any such trade payables incurred by Seller shall be paid in the ordinary course of business but in any event within sixty (60) days of the date incurred;

(j)             it has not made and will not make any loans or advances to any other Person (other than the Purchased Asset), and shall not acquire obligations or securities of any member or affiliate of any member or any other Person (other than in connection with the origination or acquisition of Purchased Assets);

(k)            it will intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(l)            it will not dissolve, liquidate, consolidate, merge, Divide or wind up, in whole or in part;

(m)           it will not commingle its funds and other assets with those of any of its Affiliates or any other Person;

(n)            it has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person;

(o)            it has not held and will not hold itself out to be responsible for the debts or obligations of any other Person;

(p)            it will (i) have at all times at least one (1) Independent Director and (ii) provide Buyer with up-to-date contact information for all Independent Directors and a copy of the agreement pursuant to which each Independent Director consents to and serves as an Independent Director for Seller;

(q)            its Governing Documents shall provide that (i) no Independent Director of Seller may be removed or replaced without Cause, (ii) Buyer be given at least five (5) Business Days prior notice of the removal and/or replacement of any Independent Director, together with the name and contact information of the replacement Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Director and (iii) to the extent permitted by applicable Requirements of Law, no Independent Director of Seller shall have any fiduciary duty to anyone, including the holders of the equity interests in Seller and any Affiliates of Seller, except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Material Action; provided that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(r)            it shall not, and its Governing Documents shall provide that it shall not, without the prior written consent of its Independent Directors, take any Material Action; and

(s)            it shall maintain a sufficient number of employees (if any) in light of its contemplated business purpose.

Article 13.
EVENTS OF DEFAULT; REMEDIES

(a)            Each of the following events shall constitute an “Event of Default” under this Agreement:

(i)             Seller shall fail to repurchase any Purchased Asset on the applicable Repurchase Date;

(ii)            (A) Buyer shall fail to receive any amounts when due in accordance with Article 5 of this Agreement (including, without limitation, accrued and unpaid Price Differential and Principal Payments), or (B) Seller shall fail to make any payments or apply any Income when due in accordance with Article 5 of this Agreement (except that such failure shall not be an Event of Default if sufficient Income is on deposit in the Depository Account, the Depository fails to remit such funds to Buyer when due and payable, and such failure is not cured within three (3) Business Days);

(iii)            Seller shall fail to cure any unsatisfied Margin Deficit for which Buyer has delivered a Margin Deficit Notice in accordance with Article 4 of this Agreement;

(iv)            Seller, Pledgor or Guarantor shall fail to make any payment or repurchase not otherwise addressed under this Article 13(a) owing to Buyer that has become due, whether by acceleration or otherwise under the terms of this Agreement or the terms of the Pledge and Security Agreement, the Guaranty Agreement, the Fee Letter or any other Transaction Document, which failure is not remedied within three (3) Business Days of notice thereof by Buyer to Seller;

(v)            Seller shall default in the observance or performance of its obligation in any agreement contained in Article 10 or Article 11(y) or (z) of this Agreement and such default shall not be cured within five (5) Business Days after the earlier of (A) notice by Buyer to Seller thereof or (B) Knowledge on the part of Seller of such breach or failure to perform;

(vi)          an Act of Insolvency occurs with respect to Seller, Pledgor or Guarantor;

(vii)          a Change of Control shall have occurred without the prior written consent of Buyer;

(viii)         any Responsible Officer of Seller, Pledgor or Guarantor shall admit in writing or announce in any public manner, including without limitation, on any earnings call to any Person its inability to, or its intention not to, perform any of its obligations hereunder;

(ix)           the Custodial Agreement, the Pledge and Security Agreement, the Guaranty Agreement, the Servicer Acknowledgement, the Fee Letter or any other Transaction Document shall for whatever reason be terminated (except with Buyer’s prior written consent) or cease to be in full force and effect, or the enforceability thereof shall be contested by any Seller Party, as the case may be;

(x)            Seller or Guarantor shall be in default under any Indebtedness of Seller or Guarantor, as applicable, which default (A) involves the failure to pay a matured obligation in excess of $250,000, with respect to Seller or $25,000,000, with respect to Guarantor or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is at least $250,000, with respect to Seller or $25,000,000, with respect to Guarantor; or (C) any other material contract to which Seller or Guarantor is a party which default (1) involves the failure to pay a matured obligation or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is $250,000, with respect to Seller or $25,000,000, with respect to Guarantor, in each case, provided, however, that any such default or failure to pay shall not constitute a Default or an Event of Default hereunder if Seller or Guarantor, as applicable, cures such default or failure to pay prior to acceleration of the related Indebtedness;

(xi)           Guarantor or its Affiliates shall be in default under any Indebtedness of Guarantor in favor of Buyer or its Affiliates, which default involves the failure to pay a matured obligation or permits the acceleration of the maturity of obligations by Buyer or its Affiliates provided, however, that any such default or failure to pay shall not constitute a Default or an Event of Default hereunder if Seller or Guarantor, as applicable, cures such default or failure to pay prior to acceleration of the related Indebtedness;

(xii)          (A) Seller or Guarantor shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not exempt from such Sections of ERISA and the Code, (B) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the Pension Benefit Guaranty Corporation or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA), the reporting of which has not been waived by regulations, shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event (as so defined) or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, (E) Seller, Guarantor or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (F) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (A) through (F) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(xiii)         either Seller or Guarantor is deemed to hold “plan assets” within the meaning of the Plan Asset Regulations that are subject to ERISA or Section 4975 of the Code;

(xiv)         either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Assets, and such condition is not cured by Seller within three (3) Business Days after (1) notice thereof from Buyer to Seller or (2) Seller has Knowledge thereof, or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Buyer in any of the Purchased Assets and such condition is not cured by Seller within three (3) Business Days after (1) notice thereof from Buyer to Seller or (2) Seller has Knowledge thereof;

(xv)          any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller, Pledgor or Guarantor, which suspension or termination has a Material Adverse Effect in the determination of Buyer and that is not cured by Seller within ten (10) Business Days after Knowledge by Seller or Guarantor of such action or notice thereof from Buyer to Seller;

(xvi)         the breach by Pledgor of any term or condition set forth in the Pledge and Security Agreement or of any representation, warranty, certification or covenant made or deemed made in the Pledge and Security Agreement by Pledgor, and such breach or failure to perform is susceptible of cure and is not remedied within (A) the specified cure period or (B) if no cure is specified, five (5) Business Days after the earlier of (1) notice thereof to Pledgor to Buyer or (2) Pledgor’s Knowledge thereof; provided, however, that if Pledgor shall have made any representation with Knowledge that it was materially incorrect or untrue at the time made, such misrepresentation shall constitute an immediate Event of Default;

(xvii)        any representation (other than the representations and warranties of Seller set forth in Exhibit V, Article 9(b)(xxiii), (xxv) and (xxvii) and Article 9(b)(x)(D)) made by Seller to Buyer shall have been incorrect or untrue in any respect when made or repeated or deemed to have been made or repeated and such representation is not cured (if capable of being cured) within five (5) Business Days following (A) notice to Seller that such representation was incorrect or untrue or (B) Knowledge on the part of Seller of such breach;

(xviii)       a final, non-appealable judgment by any court of competent jurisdiction for the payment of money (a) rendered against Seller in an amount greater than $250,000 or (b) rendered against Guarantor in an amount greater than $25,000,000, and such judgment remains undischarged or unpaid for a period of sixty (60) calendar days, unless such judgment is effectively stayed by fully bonding over or other means acceptable to Buyer;

(xix)          if Seller shall breach or fail to perform any of the covenants or conditions contained in this Agreement or any Transaction Document, other than those specifically otherwise referred to in this Article 13, and such breach or failure to perform is susceptible of cure and is not remedied within (A) the specified cure period or (B) if no cure is specified, five (5) Business Days after the earlier of (1) notice thereof to Seller from Buyer or (2) Seller’s Knowledge thereof; provided that, if Buyer determines, in its sole discretion, that any such breach is capable of being cured and Seller is diligently and continuously pursuing such a cure in good faith but is not able to do so on a timely basis, Seller shall have an additional period of time, not to exceed thirty (30) additional days, within which to complete such cure;

(xx)          (A) the breach by Guarantor of any term, covenant (financial or otherwise) or condition set forth in the Guaranty Agreement or of any representation, warranty, certification or covenant made or deemed made in the Guaranty Agreement by Guarantor and, solely with respect to a breach by Guarantor of the financial covenants set forth in Section 9(a) of the Guaranty Agreement, in which no replacement guarantor acceptable to Buyer in its sole discretion has entered into a replacement guaranty agreement in form and substance satisfactory to Buyer in its sole discretion within two (2) Business Days of such breach, or (B) if any certificate furnished by Guarantor to Buyer pursuant to the Guaranty Agreement or any information with respect to the Purchased Assets furnished in writing on behalf of Guarantor shall prove to have been false or misleading in any respect as of the time made or furnished;

(xxi)          notwithstanding any other provision of this Article 13(a), if Seller engages in any conduct or action where Buyer’s prior consent is required by any Transaction Document and Seller fails to obtain such consent;

(xxii)        Seller, Pledgor or Guarantor is required to register as an “investment company” (as defined in the Investment Company Act), or any of the terms of this Agreement violate any requirement of the Investment Company Act, including without limitation Section 18 thereof or any rules or regulations promulgated thereunder;

(xxiii)        Seller fails to deposit all Income or other amounts as required by the provisions of this Agreement within one (1) Business Day of when due (or in the case of any third party servicer that is not an Affiliate of Seller, within two (2) Business Days of when due) or following the occurrence of any event of default beyond any applicable notice and grace periods under any Servicing Agreement, Seller has not replaced the related servicer and related Servicing Agreement with a new servicer and a new Servicing Agreement, in each case, acceptable to Buyer in its reasonable discretion within thirty (30) calendar days (or such longer period as may be reasonably required with diligence, not to exceed sixty (60) calendar days in the aggregate); or

(xxiv)       Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Guarantor as a “going concern” or a reference of similar import.

(b)            After the occurrence and during the continuance of an Event of Default, Seller shall have no ability to enter into any further Transactions hereunder. If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Buyer:

(i)            At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to a Seller Party), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)            If Buyer exercises or is deemed to have exercised the option referred to in Article 13(b)(i) of this Agreement:

(A)           Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date without presentment or demand of any kind, which are hereby expressly waived, and all Income (including, without limitation, any Principal Payments or any other amounts received, without regard to their source) deposited in the Depository Account shall be retained by Buyer and applied in accordance with Article 5(c);

(B)            to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360-day-per-year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Depository or Seller from time to time pursuant to Article 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 13(b)(iii) of this Agreement); and

(C)           Buyer may terminate this Agreement.

(iii)           Upon the occurrence and during the continuance of an Event of Default with respect to Seller, Buyer may (A) immediately sell on a servicing released basis, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may deem satisfactory any or all of the Purchased Assets, and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the market value of such Purchased Assets against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Article 13(b)(iii) shall be applied, (v) first, to the costs and expenses incurred by Buyer in connection with Seller’s default, including without limitation, all costs of collection associated with the interpretation and enforcement of Buyer’s rights and remedies under this Agreement and all of the other Transaction Documents; (w) second, to actual, out-of-pocket damages incurred by Buyer in connection with Seller’s default, (x) third, to the aggregate Repurchase Price of all outstanding Purchased Assets; (y) fourth, to any Breakage Costs; and (z) fifth, to return any excess to Seller.

(iv)           The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)            Seller shall be liable to Buyer and its Affiliates and shall indemnify Buyer and its Affiliates for the amount (including in connection with the enforcement of this Agreement) of all out-of-pocket losses, costs and expenses, including reasonable legal fees and expenses of outside counsel, actually incurred by Buyer in connection with or as a consequence of an Event of Default with respect to Seller, from and after an Event of Default, takes any action to impede or otherwise affect Buyer’s remedies under this Agreement.

(vi)           Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer under this Agreement, without prejudice to Buyer’s right to recover any deficiency.

(vii)          Subject to the notice and cure periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default with respect to Seller and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(viii)         Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of non-judicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that non-judicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(ix)           In addition to the rights of Buyer pursuant to clause (b)(i) through (viii) above, Seller agrees that Buyer shall not have any general duty or obligation to make any effort to obtain or pay any particular price for any Purchased Asset sold by Buyer pursuant to this Agreement. Buyer, may, in its sole discretion, among other things, accept the first offer received, or decide to approach or not to approach any potential purchasers. Without in any way limiting Buyer’s right to conduct a foreclosure sale in any manner which is considered commercially reasonable, Seller hereby agrees that any foreclosure sale conducted in accordance with the following provisions shall be considered a commercially reasonable sale and hereby irrevocably waives any right to contest any such sale:

(A)           Buyer conducts the foreclosure sale in the State of New York;

(B)           The foreclosure sale is conducted in accordance with the laws of the State of New York;

(C)           Immediately following delivery of a notice of foreclosure sale, Seller shall cooperate in all reasonable manners to provide Buyer and its representatives with full access to and all relevant financial information relating to the Purchased Assets;

(D)           The foreclosure sale is conducted by an auctioneer licensed in the State of New York and is conducted in front of the New York Supreme Court located in New York City or such other New York State Court having jurisdiction over the Purchased Assets on any Business Day between the hours of 9 a.m. and 5 p.m. (New York time); and

(E)            The notice of the date, time and location of the foreclosure sale is published in The New York Times or The Wall Street Journal (or such other newspaper widely circulated in New York, New York if such newspapers are no longer published) for seven (7) consecutive days prior to the date of the foreclosure sale; and Buyer sends notification of the foreclosure sale to Seller and all secured parties identified as a result of a search of the UCC financings statements in the filing offices located in the State of Delaware conducted not later than twenty (20) days and not earlier than thirty (30) days before such notification date.

Article 14.
EFFECT OF BENCHMARK TRANSITION EVENT; INCREASED COSTS; TAXES

(a)            Effect of Benchmark Transition Event.

(i)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Seller without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document.

(ii)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Buyer will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(iii)           Notices; Standards for Decisions and Determinations. Buyer will promptly notify Seller of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Buyer will notify Seller of the removal or reinstatement of any tenor of a Benchmark pursuant to Article 14(a)(iv) below and the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Buyer pursuant to this Article 14(a)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in Buyer’s sole discretion and without consent from any other party to this Agreement or any other Transaction Document.

(iv)           Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Buyer in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Buyer may modify the definition of “Pricing Rate Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Buyer may modify the definition of “Pricing Rate Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)           Benchmark Unavailability Period. Upon Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, Seller may revoke any pending request for an Eligible Asset to accrue price differential at the Benchmark Rate or a conversion to or continuation of a Purchased Asset at the Benchmark Rate during any Benchmark Unavailability Period and, failing that, Seller will be deemed to have converted any such request into a request for such Eligible Asset to be treated as, or a conversion of such Purchased Asset to, a Base Rate Purchased Asset.

(vi)           Certain Matters With Respect to Benchmark Rates. Price Differential on Transactions hereunder may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. Regulators have signaled the need to use alternative reference rates for some of these benchmark rates and, as a result, such benchmark rates may cease to comply with applicable laws and regulations, may be permanently discontinued or the basis on which they are calculated may change. Buyer does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to Term SOFR, the rates in any Benchmark, any component definition thereof or rates referenced in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Conforming Changes. Buyer and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to Seller. Buyer may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement.

(b)            Change in Law. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to enter into or maintain Transactions as contemplated by the Transaction Documents, the obligation of Buyer hereunder to enter into new Transactions or, if such adoption of or change in Requirement of Law makes it unlawful for Buyer to continue to maintain Transactions as contemplated by this Agreement, to continue Transactions as such shall forthwith be canceled.

(c)            Increased Costs. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(i)             shall subject Buyer or any Transferee to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) under this Agreement, or its loans, loan principal, letters of credit, commitments, or other obligation, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)            shall impose, modify or hold applicable any Reserve Requirements, other reserves, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer that is not otherwise included in the determination of the Benchmark hereunder; or

(iii)           shall impose on Buyer any other condition and the result of any of the foregoing is to increase the cost to Buyer of effecting, renewing or maintaining Transactions or to reduce any amount receivable hereunder;

then, in any such case, Seller shall promptly pay Buyer, upon its demand, any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable. If Buyer becomes entitled to claim any additional amounts pursuant to this Article 14(c), Buyer shall provide Seller with not less than thirty (30) days’ written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Buyer for such additional cost or reduced amount, provided that, Buyer shall make any determination pursuant to this Article 14(c) using the same methodology that Buyer applies in making such determination in similar agreements with all similarly situated counterparties. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence, executed by an authorized signatory of Buyer and submitted to Seller, shall be conclusive in the absence of manifest error. Notwithstanding the foregoing, if Buyer fails to notify Seller of any event which would entitle Buyer to compensation pursuant to this Article 14(c), within 270 days after Buyer obtains knowledge of such event, then Buyer shall not be entitled to such compensation from Seller for any amount resulting from such event and arising prior to the date which is 270 days before the date on which Buyer notifies Seller of such event. This provision shall survive payment of the Repurchase Price and the satisfaction of all other obligations of Seller under this Agreement and the Transaction Documents.

(d)            Capital Adequacy. If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer, to be material, then from time to time, after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction; provided that, Buyer shall make any determination pursuant to this Article 14(d) using the same methodology that Buyer applies in making such determination in similar agreements with all similarly situated counterparties. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts. Notwithstanding the foregoing, if Buyer fails to notify Seller of any event which would entitle Buyer to compensation pursuant to this Article 14(d) within 270 days after Buyer obtains knowledge of such event, then Buyer shall not be entitled to such compensation from Seller for any amount resulting from such event and arising prior to the date which is 270 days before the date on which Buyer notifies Seller of such event. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(e)            Dodd-Frank; Basel III. Notwithstanding any provision herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives promulgated in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities pursuant to Basel III, in each case are deemed to be an adoption of or change in a Requirement of Law made subsequent to the date of this Agreement, regardless of the date enacted, adopted or issued.

(f)            Breakage Costs. Seller agrees to indemnify Buyer and to hold Buyer harmless from any loss or expense (other than consequential and punitive damages) which Buyer sustains or incurs as a consequence of (i) any default by Seller in payment in accordance with Article 5 of this Agreement, relating to a Transaction, including, without limitation, any such loss or expense arising from interest or fees payable by Buyer to lenders of funds obtained by it in order to effect or maintain a Transaction hereunder, (ii) any payment of all or any portion of the Repurchase Price, as the case may be, on any day other than a Remittance Date, including, without limitation, such loss or expense arising from interest or fees payable by Buyer to lenders of funds obtained by it in order to effect or maintain a Transaction hereunder, (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Pricing Rate to the Transaction on a date other than the first day of a Pricing Rate Period and (iv) any loss or expenses arising from interest or fees payable by Buyer to lenders of funds obtained by it in order to effect or maintain a Transaction hereunder (the amounts referred to in clauses (i), (ii), (iii) and (iv) are herein referred to collectively as the “Breakage Costs”). Buyer will provide to Seller a statement detailing such Breakage Costs and the calculation thereof. The provisions of this Article 14(f) shall survive payment of the Repurchase Price in full for any Transaction and the satisfaction of all other obligations of Seller under this Agreement and the other Transaction Documents.

(g)            Payments Free of Taxes. Any and all payments by or on account of any obligation of Seller or Guarantor under this Agreement or any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law (including FATCA). If any applicable law (as determined in the good faith discretion of Seller or Guarantor) requires the deduction or withholding of any Tax from any such payment by Seller or Guarantor, then Seller or Guarantor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Seller or Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 14) the applicable Buyer or Transferee receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(h)            Payment of Other Taxes by Seller and Guarantor. Seller and Guarantor shall timely pay, without duplication, (i) any Other Taxes imposed on Seller or Guarantor, respectively, to the relevant Governmental Authority in accordance with applicable law, and (ii) any Other Taxes imposed on Buyer or Transferee upon written notice from such Person setting forth in reasonable detail the calculation of such Other Taxes.

(i)             Evidence of Payments. As soon as practicable after any payment of Taxes by Seller or Guarantor to a Governmental Authority pursuant to this Article 14, Seller or Guarantor, respectively, shall deliver to Buyer or Transferee the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer or Transferee.

(j)             Indemnification by Seller and Guarantor. Seller and Guarantor shall indemnify Buyer and each Transferee, within ten (10) calendar days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Article 14) payable or paid by Buyer or such Transferee or required to be withheld or deducted from a payment to such Buyer or Transferee and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller or Guarantor by Buyer or such Transferee shall be conclusive absent manifest error.

(k)            Status of Buyer and Assignees. Any Buyer or Assignee that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer or Assignee, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer or Assignee is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Articles 14(k)(A), (B) and (D) below) shall not be required if in Buyer’s or Assignee’s reasonable judgment such completion, execution or submission would subject Buyer or such Assignee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer or such Assignee.

Without limiting the generality of the foregoing:

(A)           Buyer or any Assignee that is a U.S. Person shall deliver to Seller on or prior to the date on which Buyer or such Assignee acquires an interest under any Transaction Document (and from time to time thereafter upon the reasonable request of Seller), executed originals of IRS Form W 9 certifying that Buyer or Assignee is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Buyer or Assignee shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer or Assignee acquires an interest under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(1)            in the case of a Foreign Buyer or Assignee claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed originals of IRS Form W 8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed originals of IRS Form W-8ECI;

(3)            in the case of a Foreign Buyer or Assignee claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit VIII to the effect that such Foreign Buyer or Assignee is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to Seller described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)            to the extent a Foreign Buyer or Assignee is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit VIII-B or Exhibit VIII-C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer or Assignee is a partnership and one or more direct or indirect partners of such Foreign Buyer or Assignee are claiming the portfolio interest exemption, such Foreign Buyer or Assignee may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit VIII-D on behalf of each such direct and indirect partner;

(C)            any Foreign Buyer or Assignee shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer or Assignee acquires an interest under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(D)           if a payment made to Buyer or Assignee under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Buyer or Assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer or Assignee shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that such Buyer or Assignee has complied with such Buyer or Assignee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Buyer and each Assignee agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form or promptly notify Seller in writing of its legal inability to do so.

(l)             Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article 14(l) (including by the payment of additional amounts pursuant to this Article 14(l)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Article 14(l)  with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Article 14(l) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Article 14(l), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Article 14(l) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(m)           Change in Funding Office; Early Repurchase. If Buyer requests compensation under or requires Seller to pay any Indemnified Taxes or additional amounts to any Buyer or any Governmental Authority for the account of any Buyer pursuant to this Article 14, then such Buyer shall (at the request of Seller) use reasonable efforts to designate a different office for funding amounts hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if, in the sole judgment of Buyer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Article 14 in the future and (ii) would not subject Buyer to any unreimbursed cost or expense and would not otherwise be disadvantageous to Buyer. Seller hereby agrees to pay all reasonable costs and expenses incurred by Buyer in connection with any such designation or assignment. Notwithstanding anything to the contrary contained herein, if Seller or Guarantor is obligated to pay any Indemnified Taxes or additional amounts to Buyer, an Assignee or a Participant, or to any Governmental Authority for the account of the Buyer, an Assignee or a Participant, or to any Governmental Authority for the account of the Buyer, an Assignee or a Participant as a result of any Transaction under this Agreement pursuant to this Article 14, Seller or Guarantor may, at its option, within five (5) Business Days after a request for such payment is received, deliver notice to Buyer in writing of its intent to terminate such Transaction, which notice shall specify an Early Repurchase Date to occur no earlier than three (3) Business Days after the delivery to Buyer of such notice, and shall be entitled to terminate such Transaction on demand and repurchase the Purchased Assets subject to such Transaction. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, there shall be no Exit Fee or prepayment fee or premium due in connection with Seller’s termination of any Transaction or of the facility pursuant to this Article 14(m).

(n)            Assignment of Certain Rights. If any Buyer or Assignee requests compensation under this Article 14 or, if Seller is required to pay any Indemnified Taxes or additional amounts to any Buyer or any Assignee or any Governmental Authority for the account of any Buyer or Assignee pursuant to Article 14(d), or if any Buyer or Assignee defaults in its obligations under this Agreement, then Seller may, at its sole expense and effort, upon notice to such Buyer or Assignee, require such Buyer or Assignee to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Article 18), all its interests, rights (other than its existing rights to payments pursuant to Article 3(g) or Article 14(c)) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Buyer, if a Buyer accepts such assignment); provided that (i) such Buyer shall have received payment of an amount equal to the Repurchase Price for all Transactions, Price Differential accreted with respect thereto, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding Repurchase Price principal and accreted Price Differential and fees) or Seller (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Article 14(c) or payments required to be made pursuant to Article 3(g), such assignment will result in a reduction in such compensation or payments. A Buyer or Assignee shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Buyer or Assignee or otherwise, the circumstances entitling Seller to require such assignment and delegation cease to apply.

(o)            Survival of Obligations. Each party’s obligations under this Article 14 shall survive any assignment of rights by, or the replacement of, Buyer or Assignee, the termination of the Agreement and the repayment, satisfaction or discharge of all obligations under this Agreement.

Article 15.
SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of, and in reliance upon, the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

Article 16.
RECORDING OF COMMUNICATIONS

EACH OF BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS. EACH OF BUYER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

Article 17.
NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth above. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day or (z) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Article 17, or (e) by electronic email format. A party receiving a notice that does not comply with the technical requirements for notice under this Article 17 may elect to waive in writing any deficiencies and treat the notice as having been properly given.

Article 18.
ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Article 19.
NON ASSIGNABILITY

The Parties agree that the terms and procedures set forth in Section 7 of the Fee Letter are incorporated herein by reference and shall be binding upon, and enforceable against, each party hereto as if fully set forth in this agreement.

Article 20.
GOVERNING LAW

THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

Article 21.
NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure here from shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation of any of the foregoing, the failure to give a notice pursuant to Articles 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

Article 22.
USE OF EMPLOYEE PLAN ASSETS

(a)            If assets of an employee benefit plan subject to any provision of ERISA or Section 4975 of the Code are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)            Subject to the last sentence of subparagraph (a) of this Article 22, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)            By entering into a Transaction, pursuant to this Article 22, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition that Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is Seller in any outstanding Transaction involving a Plan Party.

Article 23.
INTENT

(a)            The parties intend and recognize that this Agreement and each Transaction is a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable). The parties intend (i) for each Transaction to qualify for the “safe harbor” treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 101 of the Bankruptcy Code, (ii) for the grant of a security interest set forth in Article 6 to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code, and (iii) that Buyer (for so long as each party is a “financial institution,” “financial participant,” “master netting participant” or other entity listed in Sections 546, 555, 561, 362(b)(6), or 327(b)(27) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “securities contract,” and a “master netting agreement” including (x) the rights, set forth in Article 13 and in Section 555 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate this Agreement, (y) the right to offset or net out as set forth in Article 13 and in Sections 362(b)(6), 362(b)(27), and 362(o) of the Bankruptcy Code, and (z) the non-avoidability rights set forth in Section 546 of the Bankruptcy Code.

(b)            It is understood that either party’s right to accelerate or terminate this Agreement or to liquidate Assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Article 13 hereof is a contractual right to accelerate or terminate this Agreement or to liquidate Assets as described in Sections 555 and 559 of the Bankruptcy Code. It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code.

(c)            The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)            Each party hereto further agrees that it shall not challenge the characterization of this Agreement or any Transaction as a “securities contract,” and/or “master netting agreement,” or each party as a “master netting agreement participant” within the meaning of the Bankruptcy Code except in so far as the type of Purchased Assets subject to the Transactions would render such definition inapplicable.

(e)            It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(f)             It is understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, and as used in Section 561 of the Bankruptcy Code.

(g)            Notwithstanding anything else in this Agreement (including Articles 6(a) and 7(a)) or any other Transaction Documents to the contrary, each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes (a) to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and (b) that the Purchased Assets are owned by Seller (except to the extent that Buyer shall have exercised its remedies following an Event of Default by Seller). All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

(h)            The parties agree that the Servicing Rights and other servicing provisions of this Agreement are not severable from or to be separated from the Purchased Assets under this Agreement, and constitute (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Transaction Documents.

Article 24.
DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)            in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)            in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder;

(c)            in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d)            In the case of Transactions in which one of the parties is an “insured depository institution”, as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

Article 25.
CONSENT TO JURISDICTION; WAIVERS

(a)            Pursuant to, and in accordance with, Section 5-1402 of the New York State General ObligationS Law, each party irrevocably and unconditionally (i) submits to the non exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b)            To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)            The parties hereby irrevocably waive, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article 25 shall affect the right of EITHER PARTY to serve legal process in any other manner permitted by law or affect the right of such party to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d)            SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

Article 26.
NO RELIANCE

Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)            It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b)            It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c)            It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)            It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation; and

(e)            It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

Article 27.
INDEMNITY

Seller hereby agrees to indemnify Buyer, Buyer’s designee that is holding a Purchased Asset File on behalf of and at the direction of Buyer, Buyer’s Affiliates and each of its officers, directors, employees, attorneys, consultants and other advisors (collectively, “Indemnified Parties”) from and against any and all actual out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses or disbursements (including, without limitation, attorneys’ fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on, incurred and paid by or asserted against any Indemnified Party in any way whatsoever arising out of, or in connection with, or relating to the Transaction Documents including this Agreement or any Transactions hereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of Buyer or any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to (i) all Purchased Assets relating to, or arising out of, any violation or alleged violation of any Environmental Law, rule or regulation or any consumer credit laws, including, without limitation, ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act; (ii) a default by Seller in repurchasing any Purchased Asset on the proposed Early Repurchase Date, after Seller has given written notice in accordance with Article 3(f), (iii) any payment of the Repurchase Price on any day other than a Remittance Date, including Breakage Costs, (iv) a default by Seller in selling Eligible Assets after Seller has notified Buyer of a proposed Transaction and Buyer has agreed in writing to purchase such Eligible Assets in accordance with the provisions of this Agreement, (v) Buyer’s enforcement of the terms of any of the Transaction Documents, (vi) any actions taken to perfect or continue any Lien created under any Transaction Documents, and/or (vii) Buyer entering into any of the Transaction Documents or owning any Purchased Item. In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold Buyer harmless from and against all actual out-of-pocket expense (including, without limitation, reasonable attorneys’ fees and disbursements), loss or damage suffered by reason of any defense, set off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. A certificate as to such costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller in writing and shall be prima facie evidence of the information set forth therein, absent manifest error, and Seller shall pay any amounts due and payable under this Article 27 within two (2) Business Days of receipt of such certificate. Seller also agrees to reimburse Buyer as and when billed by Buyer for all Buyer’s reasonable out-of-pocket costs and expenses incurred in connection with Buyer’s due diligence reviews with respect to the Purchased Assets (including, without limitation, those incurred pursuant to Article 28 and Article 3) (including, without limitation, all Pre-Purchase Legal Expenses, even if the underlying prospective Transaction for which they were incurred does not take place for any reason) and the enforcement or the preservation of Buyer’s rights under this Agreement, any Transaction Documents or Transaction contemplated hereby, including, without limitation, the reasonable fees and disbursements of its counsel. Seller hereby acknowledges that the obligation of Seller hereunder is a recourse obligation of Seller and this Article 27 shall survive the termination of this Agreement and the Transactions contemplated hereby. This Article 27 shall not apply with respect to Taxes other than Taxes that represent Indemnified Amounts arising from any non-Tax claim.

Article 28.
DUE DILIGENCE

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Seller, Primary Servicer and any other servicer or sub-servicer and/or the Custodian. Seller agrees to reimburse Buyer for any and all reasonable out of pocket costs and expenses incurred by Buyer with respect to continuing due diligence on the Purchased Assets, which shall be paid by Seller to Buyer within thirty (30) calendar days after receipt of an invoice therefor. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions with respect to the Purchased Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Buyer may underwrite such Purchased Assets itself or engage a third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller. Upon a written demand therefor by Buyer to Seller, Seller further agrees that Seller shall promptly (but in no event later than ten (10) Business Days after such a demand) reimburse Buyer for any and all attorneys’ fees, costs and expenses incurred by Buyer in connection with continuing due diligence on Eligible Assets and Purchased Assets.

Article 29.
SERVICING

(a)            Each servicer of any Purchased Asset (including the Primary Servicer) shall service the Assets for the benefit of Buyer and Buyer’s successors and assigns. The appointment of each servicer of any Purchased Asset (including the Primary Servicer) shall be subject to the prior written approval of Buyer. Seller shall cause each such servicer (including the Primary Servicer) to service the Purchased Assets at Seller’s sole cost and for the benefit of Buyer in accordance with Accepted Servicing Practices; provided that, without prior written consent of Buyer in its sole discretion as required by Article 7(c) and 7(d) no servicer (including the Primary Servicer) of any of the Purchased Assets shall take any action with respect to any Purchased Asset described in Article 7(c), and 7(d) other than pursuant to a Revocable Option.

(b)            Seller agrees that Buyer is the owner of all Servicing Rights, servicing records, including, but not limited to, any and all servicing agreements (including, without limitation, the Primary Servicing Agreement or any other servicing agreement relating to the servicing of any or all of the Purchased Assets) (collectively, the “Servicing Agreements”), files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, valuations, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”), so long as the Purchased Assets are subject to this Agreement. Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee at Buyer’s request.

(c)            Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Assets on a servicing released basis and/or (ii) terminate Seller (as the servicer), Primary Servicer or any other servicer or sub-servicer of the Purchased Assets with or without cause, in each case without payment of any termination fee.

(d)            Seller shall not employ sub-servicers or any other servicer other than Primary Servicer pursuant to the Primary Servicing Agreement to service the Purchased Assets without the prior written approval of Buyer, in Buyer’s sole discretion. If the Purchased Assets are serviced by such a Buyer approved sub-servicer or any other servicer, Seller shall, irrevocably assign all rights, title and interest (if any) in the servicing agreements in the Purchased Assets to Buyer. Seller shall cause all servicers and sub-servicers engaged by Seller to execute a direct agreement with Buyer or a Servicer Acknowledgment acknowledging Buyer’s security interest and agreeing that each servicer and/or sub-servicer shall transfer all Income with respect to the Purchased Assets in accordance with the applicable Servicing Agreement and so long as any Purchased Asset is owned by Buyer hereunder, following notice from Buyer to Seller and each such servicer of an Event of Default under this Agreement, each such servicer (including Primary Servicer) or sub-servicer shall take no action with regard to such Purchased Asset other than as specifically directed by Buyer.

(e)            Each Servicer Acknowledgment shall provide that the related Servicing Agreement shall automatically terminate on the 30th day following its execution and at the end of each thirty (30) day period thereafter, unless, in each case, Buyer shall agree, by prior written notice to the related Primary Servicer to be delivered on or before the Remittance Date (and which written notice may be included in each remittance date report or similar statement to Seller and Primary Servicer) to extend the termination date an additional thirty (30) days. Seller shall not assign its rights or obligations under the related Servicing Agreement without the prior written consent of Buyer. Each Servicer Acknowledgment shall provide that Primary Servicer may not assign its rights or obligations under the related Servicing Agreement without the prior written consent of Buyer.

(f)            The payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.

(g)            For the avoidance of doubt, Seller retains no economic rights to the servicing, other than Seller’s rights under the Primary Servicing Agreement or any other servicing agreement related to the Purchased Assets. As such, Seller expressly acknowledges that the Purchased Assets are sold to Buyer on a “servicing released” basis with such servicing retained by the Primary Servicer.

(h)            Seller shall cause each servicer of a Purchased Asset to provide to Buyer via electronic transmission, promptly upon request by Buyer a Servicing Tape for the quarter (or any portion thereof) prior to the date of Buyer’s request.

Article 30.
MISCELLANEOUS

(a)            All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b)            The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. This Agreement and each of the Transaction Documents may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, in portable document format (.pdf) or otherwise, and each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement. Each party to this Agreement and each Transaction Document (a) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (b) accepts the Electronic Signature of each other party to this Agreement and each Transaction Document, and (c) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (i) the signing party’s manual signature on a signature page, converted by the signing party (or its agent) to facsimile or digital form (such as a .pdf file) and received from the customary email address or customary facsimile number of the signing party (or its counsel or representative), or other mutually agreed-upon authenticated source; or (ii) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process. The words “execution,” “executed”, “signed,” “signature,” and words of like import in this paragraph shall, for the avoidance of doubt, be deemed to include Electronic Signatures and the use and keeping of records in electronic form, each of which shall have the same legal effect, validity and enforceability as manually executed signatures and the use of paper records and paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, state laws based on the Uniform Electronic Transactions Act, or any other state law.

(c)            The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d)            Without limiting the rights and remedies of Buyer under the Transaction Documents, Seller shall pay on demand Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution, consummation and administration of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder, whether or not such Transaction Document (or amendment thereto) or Transaction is ultimately consummated. Seller agrees to pay Buyer promptly on demand (but in no event later than ten (10) Business Days after such a demand) all costs and expenses (including, without limitation, reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Assets, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Purchased Items and for the custody, care or preservation of the Purchased Items (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Buyer on demand all reasonable costs and expenses (including, without limitation, reasonable expenses for legal services of every kind) incurred in connection with the maintenance of the Depository Account and registering the Purchased Items in the name of Buyer or its nominee. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement and shall survive the termination of this Agreement.

(e)            In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, Seller and Guarantor hereby grant to Buyer and its Affiliates, a right of offset, to secure repayment of all amounts owing to Buyer or its Affiliates by Seller, Guarantor or any Subsidiary of Guarantor under the Transaction Documents upon any and all monies, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received by Buyer or its Affiliates or any entity under the control of Buyer or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located), for the account of Seller, Guarantor or any Subsidiary of Guarantor, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of Seller, Guarantor or any Subsidiary of Guarantor at any time existing. Buyer and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, Guarantor or any Subsidiary of Guarantor, any such notice being expressly waived, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to against any amounts owing to Buyer or its Affiliates by Seller, Guarantor or any Subsidiary of Guarantor under the Transaction Documents irrespective of whether Buyer or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. Seller, Guarantor or any Subsidiary of Guarantor shall be deemed directly indebted to Buyer and its Affiliates in the full amount of all amounts owing to Buyer and its Affiliates by Seller, Guarantor or any Subsidiary of Guarantor under the Transaction Documents, and Buyer and its Affiliates shall be entitled to exercise the rights of offset provided for above. ANY AND ALL RIGHTS TO REQUIRE BUYER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO BUYER OR ITS AFFILIATES BY SELLER, GUARANTOR OR ANY SUBSIDIARY OF GUARANTOR UNDER THE TRANSACTION DOCUMENTS PRIOR TO EXERCISING THEIR RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, GUARANTOR OR ANY SUBSIDIARY OF GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER, GUARANTOR OR ANY SUBSIDIARY OF GUARANTOR.

(f)            Seller and Guarantor agree that neither shall assert any claims against Buyer for special, indirect, consequential or punitive damages for the actual use or purported use of proceeds hereunder.

(g)            Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(h)            This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(i)             The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(j)             Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(k)            Wherever pursuant to this Agreement, Buyer exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Buyer in its sole discretion, Buyer shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole discretion and such decision by Buyer shall be final and conclusive.

(l)             Buyer hereby notifies Seller that Buyer is required by U.S. law, including the USA Patriot Act, to obtain, verify, and record information that identifies Seller (and in certain circumstances the beneficial owners thereof), which information includes the name and address of Seller (and its beneficial owners, as applicable) and other information that will allow Buyer to identify Seller.

(m)           All information regarding the terms set forth in any of the Transaction Documents or the Transactions shall be kept confidential and shall not be disclosed by either Seller or Buyer to any Person except (a) to the Affiliates of Buyer or Seller, as applicable, or its or their respective directors, officers, employees, agents, advisors, attorneys and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to Seller’s, Pledgor’s and Guarantor’s direct or indirect investors, (c) to the extent requested by any regulatory authority or required by Requirements of Law, (d) to the extent required by GAAP to be included in the financial statements of either Buyer or Seller or its respective Affiliate thereof, (e) to the extent required to exercise any rights or remedies under the Transaction Documents, Purchased Assets, Purchased Asset Documents or Underlying Mortgaged Properties, (f) to the extent required to consummate and administer a Transaction, (g) to the extent required in connection with any litigation between the Buyer and Seller in connection with any Transaction Document, and (h) to any actual or prospective Participant, assignee, pledge or transferee which agrees to comply with this Article 30(m); provided, that no such disclosure made with respect to any Transaction Document shall include a copy of such Transaction Document to the extent a summary would suffice, and any such disclosure shall redact all pricing and other economic terms set forth therein to the extent such disclosure can reasonably be satisfied by a redacted copy of such Transaction Documents.

(n)            (i) In the event that Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Buyer of this Agreement and/or the Transaction Documents, and any interest and obligation in or under this Agreement and/or the Transaction Documents, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or the Transaction Documents, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(ii) In the event that Buyer or a BHC Act Affiliate of Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or the Transaction Documents that may be exercised against Buyer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or the Transaction Documents were governed by the laws of the United States or a state of the United States.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

BUYER:

CAPITAL ONE, NATIONAL ASSOCIATION, a
national banking association

By:	/s/ Bradley Elkin
Name: Bradley Elkin
Title: Authorized Signatory

SELLER:

FS CREIT FINANCE CO-1 LLC, a Delaware
limited liability company

By:	/s/ Brian Gold
Name: Brian Gold
Title: Chief Financial Officer

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties

SCHEDULE I	[Reserved]

SCHEDULE II	Purchased Asset File

SCHEDULE III	Depository Account Details

SCHEDULE IV	Initial Purchased Asset

EXHIBIT I	Form of Confirmation Statement

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III-A	Monthly Reporting Package

EXHIBIT III-B	Quarterly Reporting Package

EXHIBIT III-C	Annual Reporting Package

EXHIBIT IV	Form of Power of Attorney

EXHIBIT V	Representations and Warranties Regarding Individual Purchased Assets

EXHIBIT VI	Advance Procedures

EXHIBIT VII	Form of Margin Deficit Notice

EXHIBIT VIII	Form of Tax Compliance Certificates

EXHIBIT IX	Form of Covenant Compliance Certificate

EXHIBIT X	UCC Filing Jurisdictions

EXHIBIT XI	Form of Custodial Delivery Certificate

EXHIBIT XI	Form of Bailee Letter

EXHIBIT XIII	Future Funding Advance Procedures

ANNEX I

NAMES AND ADDRESSES FOR COMMUNICATIONS BETWEEN PARTIES

Buyer:	Capital One, National Association
299 Park Avenue, 29th Floor
New York, NY 10171
Attention: Brad Elkin
Telephone: (732) 453-4576
Email: bradley.elkin@capitalone.com

with copies to:	Capital One, National Association
299 Park Avenue, 29th Floor
New York, NY 10171
Attention: Nicholas Eng
Telephone: (347) 803-5096
Email: nicholas.eng@capitalone.com

and:	Capital One, National Association
299 Park Avenue, 29th Floor
New York, NY 10171
Attention: Prithvi Mohan
Telephone: (347) 852-8622
Email: prithvi.mohan@capitalone.com

and:	Capital One, National Association
314 Main Street, 10th Floor
Cambridge, MA 02142
Attention: Jasmin Tabares
Telephone: (617) 788-2135
Email: jasmin.tabares@capitalone.com

and:	Winston & Strawn LLP
300 South Tryon Street, 16th Floor
Charlotte, North Carolina 28202
Attention:Aaron Benjamin
Telephone:(704) 350-7784
Email: abenjamin@winston.com

Seller:	FS CREIT Finance CO-1 LLC
201 Rouse Boulevard
Philadelphia, PA 19112

with a copy to:

Rialto Capital Management, LLC
767 Fifth Avenue, Suite 21A
New York, NY. 10153
Attention: Philip J. Orban, Managing Director
Telephone: 212.826.3573
Email:philip.orban@rialtocapital.com

with a copy to:

Rialto Management Group
200 South Biscayne Blvd, Suite 3450
Miami, FL 33131
Attention: Sorana Georgescu, Associate General Counsel
Telephone: 305.485.2768
Email: sorana.georgescu@rialtocapital.com

with a copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Attention: Jonathan Gaynor
Telephone: 215.994.2095
Email: jonathan.gaynor@dechert.com

SCHEDULE II

With respect to each Purchased Asset, the following documents, as applicable:

(A)	The original Mortgage Note, bearing all intervening endorsements, endorsed “Pay to the order of __________ without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person of the Last Endorsee (in the event that the Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Asset was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], [formerly known] or [doing business] as [previous name]”) or a lost note affidavit in a form reasonably approved by Buyer, with a copy of the applicable Mortgage Note attached thereto.

(B)	The original or a copy of the loan agreement and the guarantee, if any, executed in connection with the Purchased Asset.

(C)	The original Mortgage with evidence of recording thereon, or a copy thereof together with an officer’s certificate of Seller or certification of the named bailee certifying that such copy represents a true and correct copy of the original and that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Underlying Mortgaged Property is located.

(D)	The originals of all assumption, modification, consolidation or extension agreements with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller or certification of the named bailee certifying that such copies represent true and correct copies of the originals and, if applicable, that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Underlying Mortgaged Property is located.

(E)	The original Assignment of Mortgage in blank for each Purchased Asset, in form and substance acceptable for recording and signed in the name of the Last Endorsee (in the event that the Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Asset was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], [formerly known] or [doing business] as [previous name]”).

(F)	The originals of all intervening assignments of mortgage (if any) with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller or certification of the named bailee certifying that such copies represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Underlying Mortgaged Property is located.

(G)	The original or a copy of the title policy or, if the original title policy has not been issued, the original or a copy of the irrevocable marked commitment to issue the same or pro-forma title policy.

(H)	The original or a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Asset.

(I)	The original Assignment of Leases, if any, with evidence of recording thereon, or a copy thereof together with an officer’s certificate of Seller or certification of the named bailee certifying that such copy represents a true and correct copy of the original that has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Underlying Mortgaged Property is located.

(J)	The originals of all intervening assignments of Assignment of Leases, if any, or copies thereof, with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller or certification of the named bailee certifying that such copies represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Underlying Mortgaged Property is located.

(K)	A copy of the UCC financing statements, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof together with evidence that such UCC financing or continuation statements have been sent for filing, and UCC assignments in blank, which UCC assignments shall be in form and substance acceptable for filing in the applicable jurisdictions.

(L)	The original or a copy of any environmental indemnity agreement or similar guaranty or indemnity, whether stand-alone or incorporated into the applicable loan documents (if any).

(M)	Mortgagor’s certificate or title affidavit (if any).

(N)	A survey of the Underlying Mortgaged Property (if any) as accepted by the title company for issuance of the title policy.

(O)	A copy of all servicing agreements and Servicing Records related to such Purchased Asset, which Seller shall deliver to Primary Servicer (with a copy to Buyer).

(P)	A copy of the Mortgagor’s opinions of counsel.

(Q)	An assignment of any management agreements, permits, contracts and other material agreements (if any).

(R)	If reasonably requested by Buyer, reports of UCC, tax lien, judgment and litigation searches, conducted by search firms reasonably acceptable to Buyer with respect to the Purchased Asset, Seller and the related underlying obligor and such reports reasonably satisfactory to Buyer.

(S)	Copies of all documents relating to the formation and organization of the related obligor under such Purchased Asset, together with all consents and resolutions delivered in connection with such obligor’s obtaining such Purchased Asset.

(T)	The original omnibus assignment in blank or such other documents necessary and sufficient to transfer to Buyer all of Seller’s right, title and interest in and to the Purchased Asset.

(U)	The original or a copy of any intercreditor, co-lender agreement, and/or servicing agreement executed in connection with the Purchased Asset.

(V)	Copies of all other material documents and instruments evidencing, guaranteeing, insuring, securing or modifying such Purchased Asset, executed and delivered to Seller in connection with, or otherwise relating to, such Purchased Asset, including all documents establishing or implementing any lockbox pursuant to which Seller is entitled to receive any payments from cash flow of the underlying real property.

Schedule III1

DEPOSITORY ACCOUNT DETAILS

Bank: Capital One, National Association

ABA #: 065000090

Acct #: 7529065897

Acct Name: FS CREIT FINANCE CO-1 LLC MRA ACCOUNT

1 NTD: To be confirmed.

Schedule IV

INITIAL PURCHASED ASSETS

1.

EXHIBIT I

CONFIRMATION STATEMENT
CAPITAL ONE, NATIONAL ASSOCIATION

Ladies and Gentlemen:

Seller is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which Buyer shall purchase from us the Purchased Assets identified on the attached Schedule 1 pursuant to the Master Repurchase and Securities Contract Agreement, dated as of November 19, 2025 (as the same may be amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase and Securities Contract Agreement” or “MRSCA”), between CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association (together with its successors and/or assigns, “Buyer”), and FS CREIT FINANCE CO-1 LLC, a Delaware limited liability company (“Seller”) on the following terms. Capitalized terms used herein without definition have the meanings given in the Master Repurchase and Securities Contract Agreement.

Purchase Date:	__________, 20__

Purchased Assets:	[____Name]: As identified on attached Schedule 1

Aggregate Principal Amount of Purchased Assets:	[$ ]

Outstanding Principal Amount of Purchased Asset as of the Purchase Date:	[$ ]

Unfunded Principal Amount of Purchased Asset as of the Purchase Date:	[$ ]

Total Approved Future Funding Advances by Buyer (subject to Article 3(j) of the MRSCA)	[$ ]

Repurchase Date:

Purchase Price:	As set forth on attached Schedule 3

Pricing Rate:	1 month Term SOFR plus [_]%

Floor:

Advance Rate:

Maximum Advance Rate:

Advance Fee:

Governing Agreements:	As identified on attached Schedule 1

Requested Wire Amount:

Type of Funding:	[Table/Non-table]

Wiring Instructions:	See Schedule 2

Name and address for communications:	Buyer:

Capital One, National Association

299 Park Avenue, 29th Floor

New York, NY 10171

Attention: Brad Elkin

Telephone: (732) 453-4576

Email: bradley.elkin@capitalone.com

Capital One, National Association

299 Park Avenue, 29th Floor

New York, NY 10171

Attention: Nicholas Eng

Telephone: (347) 803-5096

Email: nicholas.eng@capitalone.com

Capital One, National Association

299 Park Avenue, 29th Floor

New York, NY 10171

Attention: Prithvi Mohan

Telephone: (347) 852-8622

Email: prithvi.mohan@capitalone.com

With copies to: Capital One, National Association

100 Summer Street

Boston, MA 02110

Attention: Jasmin Tabares

Telephone: (617) 788-2135

Email: jasmin.tabares@capitalone.com

Winston & Strawn LLP

300 South Tryon Street, 16th Floor

Charlotte, North Carolina 28202

Attention: Aaron Benjamin

Telephone: (704) 350-7784

Email: abenjamin@winston.com

Seller:

FS CREIT Finance CO-1 LLC

201Rouse Boulevard
Philadelphia, PA 19112

with a copy to:

Rialto Capital Management, LLC

767 Fifth Avenue, Suite 21A

New York, NY. 10153

Attention: Philip J. Orban, Managing Director

Telephone: 212.826.3573

Email: philip.orban@rialtocapital.com

with a copy to:

Rialto Management Group

200 South Biscayne Blvd, Suite 3450

Miami, FL 33131

Attention: Sorana Georgescu, Associate General Counsel

Telephone: 305.485.2768

Email: sorana.georgescu@rialtocapital.com

with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2808

Attention: Jonathan Gaynor

Telephone: 215.994.2095

Email: jonathan.gaynor@dechert.com

[Remainder of Page Left Blank]

FS CREIT FINANCE CO-1 LLC

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

CAPITAL ONE, NATIONAL ASSOCIATION

By:
Name:
Title:

Schedule 1 to Confirmation Statement

Purchased Asset: That certain [Senior Mortgage Loan] made by [____] (“Lender”), to [____] (“Borrower”) under and pursuant to the terms of that certain Loan Agreement dated as of [__] (the “Loan Agreement”), as evidenced by that certain Promissory Note dated as of [__], executed by Borrower, and made payable to the order of Lender[, and assigned to Seller pursuant to that certain Allonge dated as of [__]], in the stated principal amount of [___] AND 00/100 DOLLARS ($[__]) (the “Note”), and secured by that certain [Mortgage]/[Deed of Trust], Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of [_], made by Borrower [to [__], as trustee,] for the benefit of Lender (the “Security Instrument”, and together with the Loan Agreement and the Note, as each of the same may be amended, restated, supplemented, or otherwise modified and in effect from time to time, collectively, the “Governing Agreement”).

Each representation and warranty made in Exhibit V of the Master Repurchase and Securities Contract Agreement with respect to the Purchased Assets, remain true, correct and complete as of the date hereof, except as set forth below.

Schedule 2 to Confirmation Statement

Wiring Instructions:

Schedule 3 to Confirmation Statement

Purchase Price: [Insert Total Purchase Price], as set forth below:

Date of Funding	Amount of Purchase Price Funded

EXHIBIT II

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Specimen Signature

EXHIBIT III-A

MONTHLY REPORTING PACKAGE

The Monthly Reporting Package shall include, inter alia, the following:

1.	A listing of all Purchased Assets reflecting (i) the payment status of each Purchased Asset and any material changes in the financial or other condition of each Purchased Asset, including, without limitation any new or ongoing litigation; and (ii) any representation and/or warranty breaches under the Purchased Asset Documents.

2.	Any and all financial statements, rent rolls, aged receivables reports, any other financial reports or certificates, or other material information received from the borrowers related to each Purchased Asset.

3.	Any and all operations reports covering collections, delinquencies, losses, recoveries, cash flows or other material information received from the borrowers related to the operation of each Purchased Asset.

4.	A listing of any existing Potential Events of Default.

5.	A remittance report containing servicing information, including without limitation, the amount of each periodic payment due, the amount of each periodic payment received, the date of receipt, the date due, and whether there has been any material adverse change to the real property, on a loan by loan basis and in the aggregate, with respect to the Purchased Assets serviced by any servicer (such remittance report, a “Servicing Tape”), or to the extent any servicer does not provide any such Servicing Tape, a remittance report containing the servicing information that would otherwise be set forth in the Servicing Tape.

6.	All other information as Buyer, from time to time, may reasonably request with respect to Seller or any Purchased Asset, obligor or Underlying Mortgaged Property.

7.	Notice of all litigation, action, suit, arbitration, investigation or other legal or arbitration proceedings (including, without limitation, any of the following which are pending or threatened) or other legal or arbitrable proceedings affecting any Seller Party, any Purchased Asset (or obligor or guarantor thereunder) or affecting any of the assets of Seller before any Governmental Authority that (A) questions or challenges the validity or enforceability of any Transaction, Purchased Asset or Purchased Asset Document, (B) makes a claim or claims in an aggregate amount greater than (1) $500,000 with respect to Seller and (2) $500,000 with respect to Guarantor, (C) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect, (D) requires filing with the SEC in accordance with the 1934 Act and any rules thereunder or (E) raises any lender licensee issues with respect to any Purchased Asset.

EXHIBIT III-B

QUARTERLY REPORTING PACKAGE

The Quarterly Reporting Package shall include, inter alia, the following:

1.	Consolidated unaudited financial statements of Guarantor presented fairly in accordance with GAAP or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the 1934 Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements and delivered to Buyer within the same time frame as are required to be filed in accordance with such applicable statutory or regulatory requirements, in either case accompanied by a Covenant Compliance Certificate, including a statement of operations and a statement of changes in cash flows for such quarter and statement of net assets as of the end of such quarter, and certified as being true and correct by a Covenant Compliance Certificate.

2.	All reports, notices and other documents that Guarantor sends to holders of its Capital Stock or makes to or files with any Governmental Authority as of the end of such quarter.

3.	Calculations demonstrating compliance with the financial covenants set forth in the Guaranty Agreement and any supporting files thereto.

4.	All other information as Buyer, from time to time, may reasonably request with respect to Seller or any Purchased Asset, obligor or Underlying Mortgaged Property.

EXHIBIT III-C

ANNUAL REPORTING PACKAGE

The Annual Reporting Package shall include, inter alia, the following:

1.	Guarantor’s consolidated audited financial statements, prepared by a nationally recognized independent certified public accounting firm and presented fairly in accordance with GAAP or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the 1934 Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements and delivered to Buyer within the same time frame as are required to be filed in accordance with such applicable statutory and/or regulatory requirements, in either case accompanied by a Covenant Compliance Certificate, including a statement of operations and a statement of changes in cash flows for such year and statement of net assets as of the end of such year accompanied by an unqualified report of the nationally recognized independent certified public accounting firm that prepared them.

2.	All reports, notices and other documents that Guarantor sends to holders of its Capital Stock or makes to or files with any Governmental Authority as of the end of such year.

3.	Calculations demonstrating compliance with the financial covenants set forth in the Guaranty Agreement and any supporting files thereto.

4.	All other information as Buyer, from time to time, may reasonably request with respect to Seller or any Purchased Asset, obligor or Underlying Mortgaged Property.

EXHIBIT IV

FORM OF POWER OF ATTORNEY

Know All Men by These Presents, that FS CREIT FINANCE CO-1 LLC, a Delaware limited liability company (“Seller”), does hereby appoint CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association (together with its successors and/or assigns, “Buyer”), its attorney in fact to act in Seller’s name, place and stead in any way that Seller could do with respect to (i) the completion of any endorsements of documents or instruments relating to the Purchased Assets, including without limitation, any transfer documents related thereto and any written notices to underlying obligors to effectuate a legal transfer of the Purchased Assets, (ii) the recordation of any instruments relating to such Purchased Assets, (iii) the preparation and filing, in form and substance satisfactory to Buyer, of such financing statements, continuation statements, and other uniform commercial code forms, as Buyer may from time to time, reasonably consider necessary to create, perfect, and preserve Buyer’s security interest in the Purchased Assets, and (iv) the enforcement of Seller’s rights under the Purchased Assets purchased by Buyer pursuant to the Master Repurchase and Securities Contract Agreement, dated as of November __, 2025 (as may be amended, restated, modified or supplemented from time to time, the “Master Repurchase and Securities Contract Agreement”), between Buyer and Seller, and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this [ ] day of [_______].

[SIGNATURES ON THE FOLLOWING PAGE]

FS CREIT FINANCE CO-1 LLC

By:
Name:
Title:

EXHIBIT V

Exhibit v-A

Representations and Warranties
Regarding the Purchased Assets

With respect to each Purchased Asset and the related Underlying Mortgaged Property or Underlying Mortgaged Properties, on the related Purchase Date and at all times while this Agreement and any Transaction contemplated hereunder is in effect, Seller shall be deemed to make the following representations and warranties to Buyer as of such date; provided, however, that, with respect to any Purchased Asset, such representations and warranties shall be deemed to be modified by any Exception Report delivered by Seller to Buyer prior to the issuance of a Confirmation with respect thereto.

(1)	Whole Loan; Ownership of Purchased Assets. Each Purchased Asset is an Eligible Asset. At the time of the sale, transfer and assignment to Buyer, no Mortgage Note, Mortgage, or Participation Certificate was subject to any assignment (other than assignments to Seller) or pledge, and Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Purchased Asset. Seller has full right and authority to sell, assign and transfer each Purchased Asset, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Purchased Asset is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one-action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (a) as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (b) that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance or prepayment fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (a) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (a) and (b) collectively, the “Standard Qualifications”). Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related borrower with respect to any of the related Mortgage Notes, Mortgages or other Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Purchased Asset, in each case, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Asset Documents.

(3)	Mortgage Provisions. The Purchased Asset Documents for each Purchased Asset contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Underlying Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Hospitality Provisions. The Purchased Asset Documents for each Purchased Asset that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Purchased Asset secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(5)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File or as otherwise provided in the related Purchased Asset Documents (a) the material terms of such Mortgage, Mortgage Note, guaranty, participation agreement, if applicable, and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could have a material adverse effect on the Purchased Asset; (b) no related Underlying Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Underlying Mortgaged Property; and (c) neither the related borrower nor the related guarantor nor the related participating Person has been released from its material obligations under the Purchased Asset Documents. With respect to each Purchased Asset, except as contained in a written document included in the Purchased Asset File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Purchased Asset consented to by Seller.

(6)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to Buyer constitutes a legal, valid and binding assignment to Buyer. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Underlying Mortgaged Property in the principal amount of such Purchased Asset or Allocated Loan Amount (subject only to Permitted Encumbrances, except as the enforcement thereof may be limited by the Standard Qualifications). Such Underlying Mortgaged Property (subject to and excepting Permitted Encumbrances) is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Purchased Asset establishes and creates a valid and enforceable lien on property described therein, except as such enforcement may be limited by Standard Qualifications subject to the limitations described in Paragraph (9) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

(7)	Permitted Liens; Title Insurance. Each Underlying Mortgaged Property securing a Purchased Asset is covered by a Title Policy in the original principal amount of such Purchased Asset (or with respect to a Purchased Asset secured by multiple properties, an amount equal to at least the Allocated Loan Amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to Permitted Encumbrances. None of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller, nor to Seller’s Knowledge, any other holder of the Purchased Asset, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Underlying Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the area shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Underlying Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(8)	Junior Liens. There are no subordinate mortgages or junior liens securing the payment of money encumbering the related Underlying Mortgaged Property (other than Permitted Encumbrances). Seller has no Knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(9)	Assignment of Leases. There exists as part of the related Purchased Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. No Person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Purchased Asset, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)	UCC Filings. Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC-1 financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Purchased Asset to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Underlying Mortgaged Property owned by such Mortgagor and located on the related Underlying Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Asset Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC-1 financing statements are required in order to effect such perfection. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Underlying Mortgaged Property and each UCC-2 or UCC-3 assignment, if any, of such financing statement to Seller was in suitable form for filing in the filing office in which such financing statement was filed.

(11)	Condition of Property. Seller or the originator of the Purchased Asset inspected or caused to be inspected each related Underlying Mortgaged Property within six months of origination of the Purchased Asset and within twelve months of the Purchase Date. An engineering report or property condition assessment was prepared in connection with the origination of each Purchased Asset no more than twelve months prior to the Purchase Date. To Seller’s Knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, each related Underlying Mortgaged Property was (a) free and clear of any material damage, (b) in good repair and condition and (c) is free of structural defects, except in each case (i) for any damage or deficiencies that would not materially and adversely affect the use, operation or value of such Underlying Mortgaged Property as security for the Purchased Asset, (ii) if such repairs have been completed or (iii) if escrows in an aggregate amount consistent with the standards utilized by Seller with respect to similar loans it holds for its own account have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. Seller has no Knowledge of any material issues with the physical condition of the Underlying Mortgaged Property that Seller believes would have a material adverse effect on the use, operation or value of the Underlying Mortgaged Property other than those disclosed in the engineering report and those addressed in clauses (i), (ii) and (iii) above.

(12)	Taxes and Assessments. All real estate taxes, governmental assessments and other similar outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Underlying Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Underlying Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this Paragraph (12), real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)	Condemnation. As of the date of origination and to Seller’s Knowledge as of the Purchase Date, there is no proceeding pending, and, to Seller’s Knowledge as of the date of origination and as of the Purchase Date, there is no proceeding threatened, for the total or partial condemnation of such Underlying Mortgaged Property that would have a material adverse effect on the value, use or operation of the Underlying Mortgaged Property.

(14)	Actions Concerning Purchased Asset. As of the date of origination and to Seller’s Knowledge as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or the Underlying Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Underlying Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Purchased Asset Documents, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Underlying Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Purchased Asset Documents, (g) the current ability of the Underlying Mortgaged Property to generate net cash flow sufficient to service such Purchased Asset or (h) the current principal use of the Underlying Mortgaged Property.

(15)	Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to the Purchased Asset Documents are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Purchased Asset Documents are being conveyed by Seller to Buyer or its servicer. Any and all requirements under the Purchased Asset Documents as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Purchase Date, have been complied with in all material respects or the funds so escrowed have not been released. No other escrow amounts have been released except in accordance with the terms and conditions of the Purchased Asset Documents.

(16)	No Holdbacks. The principal balance of the Purchased Asset set forth on the Purchased Asset Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Purchased Asset has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Underlying Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursements of any such escrow fund made on or prior to the date hereof.

(17)	Insurance. Each related Underlying Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Asset Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A:VIII” from A.M. Best Company, Inc., (ii) at least “A3” (or the equivalent) from Moody’s or (iii) at least “A-” from Standard & Poor’s (collectively, the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Purchased Asset and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Underlying Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Underlying Mortgaged Property.

Each related Underlying Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Asset Documents, by business interruption or rental loss insurance which (subject to a customary deductible) (i) covers a period of not less than 12 months (or with respect to each Purchased Asset on a single asset with a principal balance of $50 million or more, 18 months); (ii) for a Purchased Asset with a principal balance of $50 million or more, contains a 180 day “extended period of indemnity”; and (iii) covers the actual loss sustained during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Underlying Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Underlying Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Underlying Mortgaged Property by an insurer meeting the Insurance Rating Requirement.

The Underlying Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by a prudent institutional commercial mortgage lender for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (the “SEL”) or the probable maximum loss (the “PML”) for the Underlying Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Underlying Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company, Inc. or “A3” (or the equivalent) from Moody’s or “A-” by Standard & Poor’s in an amount not less than 150% of the SEL or PML, as applicable.

The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Underlying Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Purchased Asset, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the reduction of the outstanding principal balance of such Purchased Asset together with any accrued interest thereon.

All premiums on all insurance policies referred to in this Paragraph (17) required to be paid as of the Purchase Date have been paid, and such insurance policies name the lender under the Purchased Asset and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Buyer. Each related Purchased Asset obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums and other related expenses, including reasonable attorney’s fees. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(18)	Access; Utilities; Separate Tax Lots. Each Underlying Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Underlying Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Underlying Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Underlying Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Purchased Asset Documents require the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Underlying Mortgaged Property is a part until the separate tax lots are created or the non-recourse carveout guarantor under the Purchased Asset Documents has indemnified the mortgagee for any loss suffered in connection therewith.

(19)	No Encroachments. To Seller’s Knowledge based solely on surveys obtained in connection with origination (which may have been a previously existing “as built” survey) and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Purchased Asset, all material improvements that were included for the purpose of determining the appraised value of the related Underlying Mortgaged Property at the time of the origination of such Purchased Asset are within the boundaries of the related Underlying Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Underlying Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Underlying Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Underlying Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No material improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Underlying Mortgaged Property or for which insurance or endorsements have been obtained under the Title Policy.

(20)	No Contingent Interest or Equity Participation. No Purchased Asset has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an anticipated repayment date loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

(21)	REMIC. The representations in this Paragraph 21 are made only to the extent that Seller has identified the Purchased Asset as a REMIC eligible asset in the related Confirmation. The Purchased Asset is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (a) the issue price of the Purchased Asset to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Purchased Asset and (b) either: (i) such Purchased Asset is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (A) at the date the Purchased Asset was originated at least equal to 80% of the adjusted issue price of the Purchased Asset on such date or (B) at the Purchase Date at least equal to 80% of the adjusted issue price of the Purchased Asset on such date, provided that, for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the Purchased Asset and (2) a proportionate amount of any lien that is in parity with the Purchased Asset; or (ii) substantially all of the proceeds of such Purchased Asset were used to acquire, improve or protect the real property which served as the only security for such Purchased Asset (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Purchased Asset was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (i) was modified as a result of the default or reasonably foreseeable default of such Purchased Asset or (ii) satisfies the provisions of either clause (b)(i)(A) above (substituting the date of the last such modification for the date the Purchased Asset was originated) or clause (b)(i)(B), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Purchased Asset constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this Paragraph (21) shall have the same meanings as set forth in the related Treasury Regulations.

(22)	Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Purchased Asset complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)	Authorized to do Business. To the extent required under applicable law, as of the Purchase Date and as of each date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Underlying Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Asset by Buyer.

(24)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Underlying Mortgaged Property or related security for such Purchased Asset, and except in connection with a trustee’s sale after a default by the related Mortgagor, no fees are payable to such trustee except for de minimis fees paid.

(25)	Local Law Compliance. To Seller’s Knowledge, based upon any of a letter from any Governmental Authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Underlying Mortgaged Property securing a Purchased Asset, there are no material violations of applicable laws, zoning ordinances, rules, covenants, building codes, restrictions and land laws (collectively, “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which the Underlying Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Underlying Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by prudent commercial mortgage lenders for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Purchased Asset. The terms of the Purchased Asset Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)	Licenses and Permits. Each Mortgagor covenants in the Purchased Asset Documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents and applicable governmental authorizations necessary for its operation of the Underlying Mortgaged Property in full force and effect, and to Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Purchased Asset Documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Underlying Mortgaged Property is located and for the Mortgagor and the Underlying Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(27)	Recourse Obligations. The Purchased Asset Documents for each Purchased Asset provide that such Purchased Asset is non-recourse to the related parties thereto except that: (a) the related Mortgagor and a guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with Mortgagor) that has assets other than equity in the related Underlying Mortgaged property that are not de minimis) shall be fully liable for losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Purchased Asset Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misappropriation of rents (following an event of default), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Underlying Mortgaged Property, (iv) intentional misconduct and (v) any breach of the environmental covenants contained in the related Purchased Asset Documents, and (b) the Purchased Asset shall become full recourse to the related Mortgagor and a guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with Mortgagor) that has assets other than equity in the related Underlying Mortgaged Property that are not de minimis), upon any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed, consented to, or acquiesced in by the Mortgagor, (ii) Mortgagor and/or its principals shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) upon the transfer of either the Underlying Mortgaged Property or equity interests in Mortgagor made in violation of the Purchased Asset Documents.

(28)	Mortgage Releases. The terms of the related Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Underlying Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 115% of the related Allocated Loan Amount of such portion of the Underlying Mortgaged Property and (ii) the outstanding principal balance of the Purchased Asset, (b) upon payment in full of such Purchased Asset, (c) releases of out-parcels that are unimproved or other portions of the Underlying Mortgaged Property which will not have a material adverse effect on the underwritten value of the Underlying Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Purchased Asset and are not necessary for physical access to the Underlying Mortgaged Property or compliance with zoning requirements, or (d) as required pursuant to an order of condemnation. To the extent that the Purchased Asset is identified by Seller as a REMIC eligible asset in the related Confirmation, with respect to any partial release under the preceding clause (a) or (d), either: (i) such release of collateral (A) would not constitute a “significant modification” of the subject Purchased Asset within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (B) would not cause the subject Purchased Asset to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (ii) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (i). For purposes of the preceding clause (i), if the fair market value of the real property constituting such Underlying Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Purchased Asset outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the provisions governing a “real estate mortgage investment conduit” as defined in Section 860D of the Code (the “REMIC Provisions”).

To the extent that the Purchased Asset is identified by Seller as a REMIC eligible asset in the related Confirmation, in the event of a taking of any portion of a Underlying Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Purchased Asset in an amount not less than the amount required by the REMIC Provisions and, to such extent, awards are not required to be applied to the restoration of the Underlying Mortgaged Property or to be released to the Mortgagor, if, immediately after the release of such portion of the Underlying Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Underlying Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Purchased Asset.

To the extent that the Purchased Asset is identified by Seller as a REMIC eligible asset in the related Confirmation, no such Purchased Asset that is secured by more than one Underlying Mortgaged Property or that is cross-collateralized with another Purchased Asset permits the release of cross-collateralization of the related Underlying Mortgaged Properties, other than in compliance with the REMIC Provisions.

(29)	Financial Reporting and Rent Rolls. The Purchased Asset Documents for each Purchased Asset require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Purchased Asset with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Underlying Mortgaged Properties on a combined basis.

(30)	Acts of Terrorism Exclusion. With respect to each Purchased Asset over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively, the “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Purchased Asset, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) does not specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Purchased Asset, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in the TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if the TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Purchased Asset is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Purchased Asset, and if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Purchased Asset contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Asset if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions on the security of property comparable to the related Underlying Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Underlying Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain Affiliates as defined in the related Purchased Asset Documents, (iii) transfers that do not result in a change of Control of the related Mortgagor or transfers of passive interests so long as the guarantor retains Control, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of Paragraph (28) herein, or (vii) to the extent set forth in any Exception Report, by reason of any mezzanine debt that existed at the origination of the related Purchased Asset, or future permitted mezzanine debt in each case as set forth in any Exception Report or (b) the related Underlying Mortgaged Property is encumbered with a subordinate lien or security interest against the related Underlying Mortgaged Property, other than any Permitted Encumbrances. The Mortgage or other Purchased Asset Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance. For purposes of the foregoing representation, “Control” means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

(32)	Single-Purpose Entity. Each Purchased Asset requires the borrower to be a Single-Purpose Entity for at least as long as the Purchased Asset is outstanding. Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Purchased Asset with a principal amount on the Purchase Date of $5 million or more provide that the borrower is a Single-Purpose Entity, and each Purchased Asset with a principal amount on the Purchase Date of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For purposes of this Paragraph (32), a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Underlying Mortgaged Properties securing the Purchased Assets and prohibit it from engaging in any business unrelated to such Underlying Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Underlying Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person, and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)	Defeasance. With respect to any fixed rate Purchased Asset that, pursuant to the Purchased Asset Documents, can be defeased, (i) the Purchased Asset Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Purchased Asset Documents; (ii) the Purchased Asset cannot be defeased within two years after the closing date of a securitization of such Purchased Asset; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Purchased Asset when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) and if the Purchased Asset permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the Allocated Loan Amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above; (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Purchased Asset secured by defeasance collateral is required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)	Ground Leases. For purposes of this Exhibit V, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Purchased Asset where the Purchased Asset is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Underlying Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)	(i) the Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction; (ii) the Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Underlying Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage and (iii) no material change in the terms of the Ground Lease had occurred since its recordation, except by any written instrument which are included in the related Purchased Asset File;

(b)	the lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated, without the prior written consent of the lender (except termination or cancellation if (i) notice of a default under the Ground Lease is provided to lender and (ii) such default is curable by lender as provided in the Ground Lease but remains uncured beyond the applicable cure period), and no such consent has been granted by Seller since the origination of the Purchased Asset except as reflected in any written instruments which are included in the related Purchased Asset File;

(c)	the Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Purchased Asset, or 10 years past the stated maturity if such Purchased Asset fully amortizes by the stated maturity (or with respect to a Purchased Asset that accrues on an actual 360 basis, substantially amortizes);

(d)	the Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Underlying Mortgaged Property is subject;

(e)	the Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Purchased Asset and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Purchased Asset and its successors and assigns without the consent of the lessor;

(f)	Seller has not received any written notice of material default under or notice of termination of such Ground Lease and, to Seller’s Knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s Knowledge, such Ground Lease is in full force and effect;

(g)	the Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	a lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	the Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)	under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in Paragraph (34)(k) below) will be applied either to the repair or to restoration of all or part of the related Underlying Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest;

(k)	in the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Underlying Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest; and

(l)	provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)	Servicing. The servicing and collection practices used by Seller with respect to the Purchased Asset have been, in all material respects, legal and have met customary industry standards for servicing of similar commercial loans.

(36)	Origination and Underwriting. The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Purchased Asset have been, in all material respects, legal and as of the date of its origination, such Purchased Asset and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local laws and regulations relating to the origination of such Purchased Asset. At the time of origination of such Purchased Asset, the origination, due diligence and underwriting performed by or on behalf of Seller in connection with each Purchased Asset complied in all material respects with the terms, conditions and requirements of Seller’s origination, due diligence, underwriting procedures, guidelines and standards for similar commercial and multifamily loans.

(37)	Rent Rolls; Operating Histories. Seller has obtained a rent roll (other than with respect to hospitality properties) certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset. Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Underlying Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Underlying Mortgaged Property was owned, operated or constructed by the Mortgagor or an Affiliate for less than three years then for such shorter period of time.

(38)	No Material Default; Payment Record. No Purchased Asset has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Purchase Date, no Purchased Asset is delinquent (beyond any applicable grace or cure period) in making required payments. To Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Purchased Asset Documents, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or (b), materially and adversely affects the value of the Purchased Asset, or the value, use or operation of the related Underlying Mortgaged Property, provided, however, that this Paragraph (38) does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in any Exception Report. No person other than the holder of such Purchased Asset may declare any event of default under the Purchased Asset or accelerate any indebtedness under the Purchased Asset Documents.

(39)	Bankruptcy. As of the date of origination of the related Purchased Asset and to Seller’s Knowledge as of the Purchase Date, neither the Underlying Mortgaged Property nor any portion thereof is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)	Organization of Mortgagor. With respect to each Purchased Asset, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Purchased Asset, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. No Purchased Asset has a Mortgagor that is an Affiliate of another borrower.

Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 20% or greater direct ownership share in the Mortgagor (the “Major Sponsors”). Seller or the originator, as applicable, (a) required that questionnaires be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and (b) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that manual public records searches were limited to the last 10 years (clauses (a) and (b) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the Knowledge of Seller, no Major Sponsor or guarantor (i) was in a state or federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(41)	Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by Environmental Laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Underlying Mortgaged Property, except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Underlying Mortgaged Property in compliance with all Environmental Laws and in a manner that does not result in contamination of the Underlying Mortgaged Property or in a material adverse effect on the value, use or operations of the Underlying Mortgaged Property.

A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Purchased Assets, a Phase II environmental site assessment (collectively, an “ESA”) meeting American Society for Testing and Materials (“ASTM”) requirements was conducted by a reputable environmental consultant in connection with such Purchased Asset within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized “environmental conditions” as such term is defined in ASTM E1527-05 or its successor (the “Environmental Conditions”) at the related Underlying Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Underlying Mortgaged Property was otherwise listed by such Governmental Authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, Standard & Poor’s and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s Knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Underlying Mortgaged Property.

In the case of each Purchased Asset with respect to which there is an environmental insurance policy (the “Environmental Insurance Policy”), (i) such Environmental Insurance Policy has been issued by the issuer set forth in the related Exception Report (the “Policy Issuer”) and is effective as of the Purchase Date, (ii) as of origination and to Seller’s Knowledge as of the Purchase Date the Environmental Insurance Policy is in full force and effect, there is no deductible and Seller is a named insured under such policy, (iii) (A) a property condition or engineering report was prepared, if the related Underlying Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Underlying Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (B) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Underlying Mortgaged Property, the related Mortgagor (1) was required to remediate the identified condition prior to closing the Purchased Asset or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by Seller, for the remediation of the problem, and/or (2) agreed in the Purchased Asset Documents to establish an operations and maintenance plan after the closing of the Purchased Asset that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Underlying Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (A) the application for insurance, (B) a Mortgagor questionnaire that was provided to the Policy Issuer, or (C) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Purchased Asset.

(42)	Lease Estoppels. With respect to each Purchased Asset secured by retail, office or industrial properties, Seller requested the related Mortgagor to obtain estoppels from each commercial tenant with respect to the rent roll delivered as of the origination date. With respect to each Purchased Asset predominantly secured by a retail, office or industrial property leased to a single tenant, Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Purchased Asset, and to Seller’s Knowledge, (i) the related lease is in full force and effect and (ii) there exists no default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Purchased Asset predominantly secured by a retail, office or industrial property, Seller has received lease estoppels executed within 90 days of the origination date of the related Purchased Asset that collectively account for at least 65% of the in-place base rent for the Underlying Mortgaged Property that secure a Purchased Asset that is represented as of the origination date. To Seller’s knowledge, (i) each lease represented on the rent roll delivered as of the origination date is in full force and effect and (ii) there exists no material default under any such related lease that represents 20% or more of the in-place base rent for the Underlying Mortgaged Property either by the lessee thereunder or by the related Mortgagor, subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(43)	Appraisal. The Purchased Asset File contains an Appraisal of the related Underlying Mortgaged Property with an appraisal date within twelve (12) months of the Purchased Asset origination date, and within one hundred twenty (120) days of the Purchase Date. The Appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”). Each appraiser has represented in such appraisal or in a supplemental letter that the Appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Underlying Mortgaged Property or the borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Purchased Asset.

(44)	Purchased Asset Schedule. The information pertaining to each Purchased Asset which is set forth in the Purchased Asset Schedule is true and correct in all material respects as of the Purchase Date and contains all information required by the Repurchase Agreement to be contained therein.

(45)	Cross-Collateralization. No Purchased Asset is cross-collateralized or cross-defaulted with any other mortgage loan.

(46)	Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Purchased Asset Documents, and, to Seller’s Knowledge, no funds have been received from any person other than the related Mortgagor or an Affiliate for, or on account of, payments due on the Purchased Asset (other than as contemplated by the Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Purchased Asset Documents). Neither Seller nor any Affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Purchased Asset, other than contributions made on or prior to the date hereof.

(47)	Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with the Prescribed Laws. Seller has established an anti-money laundering compliance program as required by the Prescribed Laws, has conducted the requisite due diligence in connection with the origination of the Purchased Asset for purposes of the Prescribed Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Prescribed Laws.

(48)	OFAC. (a) No Purchased Asset is (i) subject to nullification pursuant to Executive Order 13224 or the regulations promulgated by OFAC (the “OFAC Regulations”) or (ii) in violation of Executive Order 13224 or the OFAC Regulations, and (b) no Mortgagor is (i) subject to the provisions of Executive Order 13224 or the OFAC Regulations or (ii) listed as a “blocked person” for purposes of the OFAC Regulations.

(49)	Floating Interest Rates. Each Purchased Asset bears interest at a floating rate of interest that is based on SOFR, plus a margin (which interest rate may be subject to a minimum or “floor” rate).

(50)	Senior Participations. With respect to each Purchased Asset that is a Participation Interest: (i) either (A) the Participation Interest is treated as a real estate asset for purposes of Section 856(c) of the Code, and the interest payable pursuant to such Participation Interest is treated as interest on an obligation secured by a mortgage on real property or on an interest in real property for purposes of Section 856(c) of the Code, or (B) the Participation Interest qualifies as a security that would not otherwise cause any parent REIT to fail to qualify as a REIT under the Code (including after the sale, transfer and assignment to Buyer of such Participation Interest); (ii) to the Knowledge of Seller, as of the Closing Date, the related participating Person was not a debtor in any outstanding proceeding pursuant to the federal bankruptcy code; and (iii) Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interest is or may become obligated.

EXHIBIT V-B2

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET THAT IS
A MEZZANINE LOAN

With respect to each Purchased Asset that is a Mezzanine Loan and the related Mortgaged Property or Mortgaged Properties, on the related Purchase Date and at all times while this Agreement and any Transaction contemplated hereunder is in effect, Seller shall be deemed to make the following representations and warranties to Buyer as of such date; provided, however, that, with respect to any Purchased Asset, such representations and warranties shall be deemed to be modified by any Exception Report delivered by Seller to Buyer prior to the issuance of a Confirmation with respect thereto.

1.	The representations and warranties set forth in Exhibit V-A regarding Mortgage Loans shall be deemed incorporated herein in respect of each underlying Mortgage Loan and the related Mortgaged Property and Mortgagor related to the Purchased Asset; provided that if such representation is duplicative of any specific representation regarding the underlying Mortgage Loan, underlying Mortgaged Property or the Mortgagor, the representation hereunder shall control.

2.	The Mezzanine Loan is a performing mezzanine loan secured by a pledge of all of the Capital Stock of a Mortgagor on the performing underlying Mortgage Loan that owns income producing commercial real estate.

3.	Whole Loan; Ownership of Purchased Assets. Each Purchased Asset is an Eligible Asset. At the time of the sale, transfer and assignment to Buyer, no Mezzanine Note was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Purchased Asset, but subject to any related intercreditor agreement provided to Buyer prior to the Purchase Date. Seller has full right and authority to sell, assign and transfer each Purchased Asset, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset, but subject to any related intercreditor agreement provided to Buyer prior to the Purchase Date.

4.	Loan Document Status. Each related Mezzanine Note, Mezzanine Pledge Agreement, guaranty and other agreement executed by or on behalf of the Mezzanine Borrower, guarantor or other obligor in connection with such Purchased Asset is the legal, valid and binding obligation of the Mezzanine Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one-action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (a) as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (b) that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance or prepayment fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (a) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the lender’s realization of the principal benefits and/or security provided thereby (clauses (a) and (b) collectively, the “Standard Qualifications”). Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to Mezzanine Borrower with respect to any of the related Mezzanine Notes or other Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Purchased Asset, in each case that would deny the lender the principal benefits intended to be provided by the Mezzanine Note, or other Purchased Asset Documents.

 2 NTD: To be confirmed.

5.	Purchased Asset Document Provisions. The Purchased Asset Documents for each Purchased Asset contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Capital Stock of the principal benefits of the security intended to be provided thereby, including realization by foreclosure subject to the limitations set forth in the Standard Qualifications.

6.	Hospitality Provisions. The Purchased Asset Documents for each Purchased Asset for which the underlying Mortgage Loan is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable against such franchisor, either directly or as an assignee of the originator.

7.	Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File or as otherwise provided in the related Purchased Asset Documents (a) the material terms of such Mezzanine Note, guaranty, Mezzanine Pledge Agreement and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could have a material adverse effect on the Purchased Asset, (b) no related Capital Stock or any portion thereof has been released from the lien of the related Mezzanine Pledge Agreement in any manner which materially interferes with the security intended to be provided by such Mezzanine Pledge Agreement, and (c) neither Mezzanine Borrower nor the related guarantor nor the related participating Person has been released from its material obligations under the Purchased Asset Documents. With respect to each Purchased Asset, except as contained in a written document included in the Purchased Asset File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Purchased Asset consented to by Seller.

8.	Lien. Any security agreement, Mezzanine Pledge Agreement or equivalent document related to and delivered in connection with the Purchased Asset establishes and creates a valid and enforceable lien on property described therein, except as such enforcement may be limited by Standard Qualifications.

9.	Permitted Liens; Title Insurance. Seller’s security interest in the collateral for the Mezzanine Loan is covered by a Title Policy in the original principal amount of such Purchased Asset after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the Mezzanine Loan the first priority lien on the collateral for the Mezzanine Loan, which lien is subject only to the liens created by the Purchased Asset Documents. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller, nor to Seller’s Knowledge, any other holder of the Purchased Asset, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

10.	UCC Filings. Seller has filed or caused to be filed and (or, if not filed, have been submitted in proper form for filing), UCC-1 financing statements in the appropriate public filing offices necessary at the time of the origination of the Purchased Asset to perfect a valid security interest in all items of personal property owned by Mezzanine Borrower, to the extent perfection may be effected pursuant to applicable law by filing. Subject to the Standard Qualifications, each related Mezzanine Pledge Agreement (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in personal property to the extent that possession or control of such items or actions other than the filing of UCC-1 financing statements are required in order to effect such perfection. Each UCC-1 financing statement, if any, filed with respect to personal property owned by such Mezzanine Borrower and each UCC-2 or UCC-3 assignment, if any, of such financing statement to Seller was in suitable form for filing in the filing office in which such financing statement was filed.

11.	Actions Concerning Purchased Asset. As of the date of origination and to Seller’s Knowledge as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mezzanine Borrower, guarantor or Mortgagor, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mezzanine Borrower’s ownership of the Capital Stock in Mortgagor, (b) the validity or enforceability of the Purchased Asset Documents, (c) such Mezzanine Borrower’s or Mortgagor’s ability to perform under the related Purchased Asset Documents, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Asset Documents or (f) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Purchased Asset.

12.	Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to the Purchased Asset Documents are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Purchased Asset Documents are being conveyed by Seller to Buyer or its servicer. Any and all requirements under the Purchased Asset Documents as to disbursements of any funds escrowed, which requirements were to have been complied with on or before the Purchase Date, have been complied with in all material respects or the funds so escrowed have not been released. No other escrow amounts have been released except in accordance with the terms and conditions of the Purchased Asset Documents.

13.	No Holdbacks. The principal balance of the Purchased Asset set forth on the Purchased Asset Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Purchased Asset has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdbacks), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursements of any such escrow fund made on or prior to the date hereof.

14.	Insurance. The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the underlying Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related underlying Mortgage Loan, the mortgage lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the reduction of the outstanding principal balance of the underlying Mortgage Loan together with any accrued interest thereon, with any excess applied to the existing outstanding principal balance of the Mezzanine Loan.

All premiums on all insurance policies referred to in this Paragraph (14) required to be paid as of the Purchase Date have been paid, and such insurance policies name the lender under the Purchased Asset and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Buyer. Each related Purchased Asset obligates the underlying Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums and other related expenses, including reasonable attorney’s fees. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation and no such notice has been received by Seller.

15.	No Contingent Interest or Equity Participation. No Purchased Asset has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an anticipated repayment date loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

16.	Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Purchased Asset complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

17.	Authorized to do Business. To the extent required under applicable law, as of the Purchase Date and as of each date that such entity held the Mezzanine Note, each holder of the Mezzanine Note was authorized to transact and do business in the jurisdiction in which the underlying Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Asset by Buyer.

18.	Compliance With Laws. The Mezzanine Loan complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Mezzanine Loan. The terms of the Purchased Asset Documents require Mezzanine Borrower and the underlying Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

19.	Licenses and Permits. The Purchased Asset Documents require that Mezzanine Borrower shall cause each underlying Mortgagor to keep all material licenses, permits, franchises, certificates of occupancy, consents and applicable governmental authorizations necessary for its operation of the underlying Mortgaged Property in full force and effect, and to Seller’s Knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Purchased Asset Documents require the related underlying Mortgagor to be qualified to do business in the jurisdiction in which the related underlying Mortgaged Property is located and for Mezzanine Borrower, the underlying Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

20.	Recourse Obligations. The Purchased Asset Documents for each Purchased Asset provide that such Purchased Asset is non-recourse to the related parties thereto except that: (a) Mezzanine Borrower and a guarantor (which is a natural person or persons, or an entity distinct from Mezzanine Borrower (but may be affiliated with Mezzanine Borrower) that has assets other than equity in the underlying Mortgagor that are not de minimis) shall be fully liable for losses, liabilities, costs and damages arising from certain acts of Mezzanine Borrower and/or its principals specified in the related Purchased Asset Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misappropriation of rents (following an event of default), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the underlying Mortgaged Property, (iv) intentional misconduct and (v) any breach of the environmental covenants contained in the related Purchased Asset Documents, and (b) the Purchased Asset shall become full recourse to Mezzanine Borrower and a guarantor (which is a natural person or persons, or an entity distinct from Mezzanine Borrower (but may be affiliated with Mezzanine Borrower) that has assets other than equity in the underlying Mortgagor that are not de minimis), upon any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed or consented to by Mezzanine Borrower, (ii) Mezzanine Borrower and/or its principals shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to Mezzanine Borrower or (iii) upon the transfer of the equity interests in the underlying Mortgagor made in violation of the Purchased Asset Documents.

21.	Collateral Release. The terms of the related Mezzanine Pledge Agreement or related Purchased Asset Documents do not provide for release of any material portion of the collateral securing the Mezzanine Loan from the lien of the Mezzanine Pledge Agreement except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the collateral securing the Mezzanine Loan and (ii) the outstanding principal balance of the Purchased Asset, or (b) upon payment in full of such Purchased Asset.

22.	Financial Reporting and Rent Rolls. The Purchased Asset Documents for each Purchased Asset require Mezzanine Borrower to provide the mezzanine lender with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Purchased Asset with more than one underlying Mortgagor or more than one Mezzanine Borrower are in the form of an annual combined balance sheet, as applicable, of the Mezzanine Borrower entities and the underlying Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the underlying Mortgaged Properties on a combined basis.

23.	Acts of Terrorism Exclusion. With respect to each Purchased Asset over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively, the “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Purchased Asset, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) does not specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Purchased Asset, the related Purchased Asset Documents do not expressly waive or prohibit the mezzanine lender from requiring coverage for Acts of Terrorism, as defined in the TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if the TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the underlying Mortgagor under each Purchased Asset is required to carry terrorism insurance, but in such event the underlying Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Purchased Asset, and if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

24.	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Purchased Asset contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Asset if, without the consent of the mezzanine lender (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions on the security of property comparable to the collateral for the Mezzanine Loan, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related underlying Mortgaged Property or equity interest of greater than 50% in the related underlying Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers that do not result in a change of Control of Mezzanine Borrower or the related underlying Mortgagor or transfers of passive interests so long as the guarantor retains Control, (iv) transfers to another holder of direct or indirect equity in the underlying Mortgagor, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, or (vi) to the extent set forth in any Exception Report, by reason of any mezzanine debt that existed at the origination of the related Purchased Asset, or future permitted mezzanine debt in each case as set forth in any Exception Report or (b) the related underlying Mortgaged Property is encumbered with a subordinate lien or security interest against the related underlying Mortgaged Property, other than any Permitted Encumbrances, or the collateral for the Mezzanine Loan is encumbered with a subordinate lien or security interest against such collateral, other than any liens granted pursuant to the Purchased Asset Documents. The Purchased Asset Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mezzanine Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mezzanine lender relative to such transfer or encumbrance. For purposes of the foregoing representation, “Control” means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

25.	Single-Purpose Entity. Each Purchased Asset requires Mezzanine Borrower to be a Single-Purpose Entity for at least as long as the Purchased Asset is outstanding. Both the Purchased Asset Documents and the organizational documents of Mezzanine Borrower with respect to each Purchased Asset with a principal amount on the Purchase Date of $5 million or more provide that Mezzanine Borrower is a Single-Purpose Entity, and each Purchased Asset with a principal amount on the Purchase Date of $20 million or more has a counsel’s opinion regarding non-consolidation of Mezzanine Borrower. For purposes of this Paragraph (32), a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents provide substantially to the effect that it was formed or organized solely for the purpose of owning the Capital Stock of the underlying Mortgagor securing the Purchased Assets and prohibit it from engaging in any business unrelated to owning such Capital Stock, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in the underlying Mortgagor, or any indebtedness other than as permitted by the related Mezzanine Pledge Agreement or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person, and that it holds itself out as a legal entity, separate and apart from any other person or entity.

26.	Ground Leases. With respect to any Purchased Asset where the underlying Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related underlying Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(i)            (i) the Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction; (ii) the Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage and (iii) no material change in the terms of the Ground Lease had occurred since its recordation, except by any written instrument which are included in the related Purchased Asset File;

(ii)           the lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended or modified in any material respect, or canceled or terminated, without the prior written consent of the mezzanine lender (except termination or cancellation if (i) notice of a default under the Ground Lease is provided to mezzanine lender and (ii) such default is curable by mezzanine lender as provided in the Ground Lease but remains uncured beyond the applicable cure period), and no such consent has been granted by Seller since the origination of the Purchased Asset except as reflected in any written instruments which are included in the related Purchased Asset File;

(iii)          the Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the underlying Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Purchased Asset, or 10 years past the stated maturity if such Purchased Asset fully amortizes by the stated maturity (or with respect to a Purchased Asset that accrues on an actual 360 basis, substantially amortizes);

(iv)          the Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the underlying Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the underlying Mortgaged Property is subject;

(v)           the Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Purchased Asset and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Purchased Asset and its successors and assigns without the consent of the lessor;

(vi)          Seller has not received any written notice of material default under or notice of termination of such Ground Lease and, to Seller’s Knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s Knowledge, such Ground Lease is in full force and effect;

(vii)         the Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(viii)        a lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(ix)           the Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(x)            under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related underlying Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in Paragraph (26)(xi) below) will be applied either to the repair or to restoration of all or part of the related underlying Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair and restoration progresses, or, to the payment of the outstanding principal balance of the underlying Mortgage Loan, together with any accrued interest, with excess, if any, applied to the Mezzanine Loan;

(xi)           in the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related underlying Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related underlying Mortgaged Property to the extent not applied to restoration, will be applied first, pro rata, to the payment of the outstanding principal balance of the underlying Mortgage Loan and the Purchased Asset, together with any accrued interest; and

(xii)          provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

If applicable, the ground lessor consented to and acknowledged that (i) the Mezzanine Loan is permitted / approved, (ii) any foreclosure of the Mezzanine Loan and related change in ownership of the ground lessee will not require the consent of the ground lessor or constitute a default under the ground lease, (iii) copies of default notices would be sent to mezzanine lender (or, in the alternative, mortgage lender has agreed to send such notice to mezzanine lender pursuant to the related intercreditor agreement) and (iv) it would accept cure from mezzanine lender on behalf of the ground lessee (or, in the alternative, mortgage lender has agreed to tender such cure on behalf of mezzanine lender pursuant to the related intercreditor agreement).

27.	Servicing. The servicing and collection practices used by Seller with respect to the Purchased Asset have been, in all material respects, legal and have met customary industry standards for servicing of similar commercial loans.

28.	Origination and Underwriting. The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Purchased Asset have been, in all material respects, legal and as of the date of its origination, such Purchased Asset and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local laws and regulations relating to the origination of such Purchased Asset. At the time of origination of such Purchased Asset, the origination, due diligence and underwriting performed by or on behalf of Seller in connection with each Purchased Asset complied in all material respects with the terms, conditions and requirements of Seller’s origination, due diligence, underwriting procedures, guidelines and standards for similar commercial and multifamily loans.

29.	Rent Rolls; Operating Histories. Seller has obtained a rent roll (other than with respect to hospitality properties) certified by the related Mezzanine Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset. Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each underlying Mortgaged Property certified by the related Mezzanine Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the underlying Mortgaged Property was owned, operated or constructed by the underlying Mortgagor or an affiliate for less than three years then for such shorter period of time.

30.	No Material Default; Payment Record. No Purchased Asset has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Purchase Date, no Purchased Asset is delinquent (beyond any applicable grace or cure period) in making required payments. To Seller’s Knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Purchased Asset Documents, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or (b), materially and adversely affects the value of the Purchased Asset or the collateral for the Mezzanine Loan, or the value, use or operation of the underlying Mortgaged Property, provided, however, that this Paragraph (30) does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in any Exception Report. No person other than the holder of such Purchased Asset may declare any event of default under the Purchased Asset or accelerate any indebtedness under the Purchased Asset Documents.

31.	Bankruptcy. As of the date of origination of the related Purchased Asset and to Seller’s Knowledge as of the Purchase Date, no Mezzanine Borrower, guarantor or issuer is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

32.	Organization of Mezzanine Borrower. With respect to each Purchased Asset, in reliance on certified copies of the organizational documents of Mezzanine Borrower delivered by Mezzanine Borrower in connection with the origination of such Purchased Asset, Mezzanine Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. No Purchased Asset has a Mezzanine Borrower that is an Affiliate of another Mezzanine Borrower.

33.	Seller has obtained an organizational chart or other description of each Mezzanine Borrower which identifies all beneficial controlling owners of the Mezzanine Borrower (i.e., managing members, general partners or similar controlling person for such Mezzanine Borrower) (the “Controlling Owner”) and all owners that hold a 20% or greater direct ownership share (the “Major Sponsors”). Seller (a) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and (b) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that manual public records searches were limited to the last 10 years (clauses (a) and (b) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the Knowledge of Seller, no Major Sponsor or guarantor (i) was in a state or federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

34.	Environmental Conditions. In the case of each Purchased Asset with respect to which there is an environmental insurance policy (the “Environmental Insurance Policy”), (i) such Environmental Insurance has been issued by the issuer set forth in the related Exception Report (the “Policy Issuer”) and is effective as of the Purchase Date, (ii) as of origination and to Seller’s Knowledge as of the Purchase Date the Environmental Insurance Policy is in full force and effect, there is no deductible and Seller is a named insured under such policy, (iii) (A) a property condition or engineering report was prepared, if the related underlying Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related underlying Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (B) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related underlying Mortgaged Property, the related underlying Mortgagor (1) was required to remediate the identified condition prior to closing the Purchased Asset or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by Seller, for the remediation of the problem, and/or (2) agreed in the Purchased Asset Documents to establish an operations and maintenance plan after the closing of the Purchased Asset that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, Seller as originator had no Knowledge of any material and adverse environmental condition or circumstance affecting the underlying Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (A) the application for insurance, (B) an underlying Mortgagor questionnaire that was provided to the Policy Issuer, or (C) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Purchased Asset.

35.	Lease Estoppels. With respect to each Purchased Asset for which the underlying Mortgage Loan is secured by retail, office or industrial properties, Seller requested the related underlying Mortgagor to obtain estoppels from each commercial tenant with respect to the rent roll delivered as of the origination date. With respect to each Purchased Asset for which the underlying Mortgage Loan is predominantly secured by a retail, office or industrial property leased to a single tenant, Seller reviewed such estoppel obtained from such tenant no earlier than ninety (90) days prior to the origination date of the related Purchased Asset, and to Seller’s Knowledge, (i) the related lease is in full force and effect and (ii) there exists no default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Purchased Asset for which the underlying Mortgage Loan is predominantly secured by a retail, office or industrial property, Seller has received lease estoppels executed within 90 days of the origination date of the related Purchased Asset that collectively account for at least 65% of the in-place base rent for the underlying Mortgaged Property related to the Purchased Asset that is represented as of the origination date. To Seller’s knowledge, (i) each lease represented on the rent roll delivered as of the origination date is in full force and effect and (ii) there exists no material default under any such related lease that represents 20% or more of the in-place base rent for the underlying Mortgaged Property either by the lessee thereunder or by the related underlying Mortgagor, subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

36.	Appraisal. The Purchased Asset File contains an appraisal of the related underlying Mortgaged Property with an appraisal date within twelve (12) months of the Purchased Asset origination date, and within one hundred twenty (120) days of the Purchase Date. The appraisal is signed by an appraiser who is a Member of the American Appraisal Institute. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the underlying Mortgaged Property or the borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Purchased Asset.

37.	Purchased Asset Schedule. The information pertaining to each Purchased Asset which is set forth in the Purchased Asset Schedule is true and correct in all material respects as of the Purchase Date and contains all information required by the Repurchase Agreement to be contained therein.

38.	Cross-Collateralization. No Purchased Asset is cross-collateralized or cross-defaulted with any other loan, other than the related Mortgage Loan.

39.	Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to Mezzanine Borrower other than in accordance with the Purchased Asset Documents, and, to Seller’s Knowledge, no funds have been received from any person other than Mezzanine Borrower or an affiliate for, or on account of, payments due on the Purchased Asset (other than as contemplated by the Purchased Asset Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mezzanine Borrower under a Purchased Asset, other than contributions made on or prior to the date hereof.

40.	Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with the Prescribed Laws. Seller has established an anti-money laundering compliance program as required by the Prescribed Laws, has conducted the requisite due diligence in connection with the origination of the Purchased Asset for purposes of the Prescribed Laws, including with respect to the legitimacy of the applicable Mezzanine Borrower and the origin of the assets used by said Mezzanine Borrower to acquire the Capital Stock, and maintains, and will maintain, sufficient information to identify the applicable Mezzanine Borrower for purposes of the Prescribed Laws.

41.	OFAC. (a) No Purchased Asset is (i) subject to nullification pursuant to Executive Order 13224 or the regulations promulgated by OFAC (the “OFAC Regulations”) or (ii) in violation of Executive Order 13224 or the OFAC Regulations, and (b) no Mezzanine Borrower is (i) subject to the provisions of Executive Order 13224 or the OFAC Regulations or (ii) listed as a “blocked person” for purposes of the OFAC Regulations.

42.	Floating Interest Rates. Each Purchased Asset bears interest at a floating rate of interest that is based on Term SOFR plus a margin (which interest rate may be subject to a minimum or “floor” rate).

43.	No consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Mezzanine Loan, for Buyer’s exercise of any rights or remedies in respect of such Mezzanine Loan or for Buyer’s sale, pledge or other disposition of such Mezzanine Loan. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

44.	The related Purchased Asset Documents provide for the acceleration of the payment of the unpaid principal balance of the Mezzanine Loan if (i) Mezzanine Borrower voluntarily transfers or encumbers all or any portion of any related Capital Stock, or (ii) any direct or indirect interest in Mezzanine Borrower is voluntarily transferred or assigned, other than, in each case, as permitted under the terms and conditions of the related loan documents.

45.	Pursuant to the terms of the related Purchased Asset Documents: (a) no material terms of any related underlying Mortgage Loan may be waived, canceled, subordinated or modified in any material respect and no material portion of such Mortgage or the underlying Mortgaged Property may be released without the consent of the holder of the Mezzanine Loan; (b) no material action may be taken by the Mortgagor with respect to the underlying Mortgaged Property without the consent of the holder of the Mezzanine Loan; and (c) the holder of the Mezzanine Loan’s consent is required prior to the Mortgagor incurring any additional indebtedness.

46.	Article 8 Opt-In. The LLC Certificate of the issuer of the Capital Stock securing the Purchased Asset constitutes a “security” within the meaning of Article 8 of the UCC, and no amendment of the issuer’s operating agreement that amends the opt-in may be effected without the consent of the holder of the Mezzanine Loan.

Exhibit V Defined Terms

Unless otherwise defined herein, capitalized terms used herein and defined in Article 2 of this Agreement shall have the respective meanings given them in Article 2, and the following terms shall have the following meanings for purposes of this Exhibit V:

The term “Allocated Loan Amount” shall mean, for each Underlying Mortgaged Property, the portion of principal of the related Purchased Asset allocated to such Underlying Mortgaged Property for certain purposes (including determining the release prices of properties, if permitted) under such Purchased Asset as set forth in the related loan documents. There can be no assurance, and it is unlikely, that the Allocated Loan Amounts represent the current values of individual Underlying Mortgaged Properties, the price at which an individual Underlying Mortgaged Property could be sold in the future to a willing buyer or the replacement cost of the Underlying Mortgaged Properties.

The term “Anticipated Repayment Date” shall mean, with respect to any Purchased Asset that is indicated on the Purchased Asset Schedule as having a Revised Rate, the date upon which such Purchased Asset commences accruing interest at such Revised Rate.

The term “Revised Rate” shall mean, with respect to those Purchased Assets on the Purchased Asset Schedule indicated as having a revised rate, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable Purchased Asset, as calculated and as set forth in the related Purchased Asset.

The term “Underlying Obligor” shall mean, individually and collectively as the context may require, the Mortgagor or Mezzanine Borrower and other obligor or obligor for a Purchased Asset, including (a) any Person who has not signed the related Mortgage Note or Mezzanine Note but owns an interest in the related Underlying Mortgaged Property, which interest has been encumbered to secure such Purchased Asset and (b) any other Person who has assumed or guaranteed the obligations of such Mortgagor or Mezzanine Borrower under the Purchased Asset Documents relating to a Purchased Asset.

EXHIBIT VI

ADVANCE PROCEDURES

(a)           Submission of Due Diligence Package. Not less than thirty (30) Business Days prior to the proposed Purchase Date (or such other time as may be acceptable to Buyer), Seller shall deliver to Buyer a due diligence package for Buyer’s review and approval, which shall contain the following items (the “Due Diligence Package”):

1.	Delivery of Purchased Asset Documents. With respect to a New Asset that is a Pre-Existing Asset, each of the Purchased Asset Documents.

2.	Transaction-Specific Due Diligence Materials. With respect to any New Asset, a summary memorandum outlining the proposed transaction, including potential transaction benefits and all material underwriting risks, all Underwriting Issues and all other characteristics of the proposed transaction that a reasonable buyer would consider material, together with the following due diligence information relating to the New Asset:

A.	With respect to each Eligible Asset:

(i)            a current rent roll and roll over schedule, if applicable;

(ii)           a cash flow pro forma, plus historical operating statements, if available;

(iii)          flood certification (or the equivalent in the applicable jurisdiction);

(iv)          if available, maps and photos;

(v)           copies of valuation, environmental, engineering, zoning, seismic (if applicable), and any other third party reports; provided, that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Buyer, Seller shall deliver such items to Buyer promptly upon Seller’s receipt of such items;

(vi)          a description of the underlying real estate directly or indirectly securing or supporting such Purchased Asset and the ownership structure of the borrower and the sponsor;

(vii)         indicative debt service coverage ratios;

(viii)        indicative loan-to-value ratios;

(ix)           indicative debt yield ratios;

(x)           a term sheet outlining the transaction generally;

(xi)          a description of the Mortgagor, including experience with other projects (real estate owned), its ownership structure and financial statements;

(xii)         a description of Seller’s relationship with the Mortgagor, if any;

(xiii)        copies of documents evidencing such New Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, the underlying borrower’s and guarantor’s organizational documents, warrant agreements, and loan and collateral pledge agreements, as applicable, provided that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Buyer, Seller shall deliver such items to Buyer promptly upon Seller’s receipt of such items;

(xiv)        any exceptions to the representations and warranties set forth in Exhibit V to this Agreement.

3.	Environmental and Engineering. A “Phase 1” (and, if applicable, “Phase 2”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Buyer, by an engineer or environmental consultant reasonably approved by Buyer.

4.	Credit Memorandum. A credit memorandum, asset summary or other similar document that details cash flow underwriting, historical operating numbers, underwriting footnotes, rent roll and lease rollover schedule.

5.	Appraisal. An Appraisal acceptable to Buyer, which Appraisal shall be dated less than one hundred twenty (120) days prior to the proposed Purchase Date.

6.	Opinions of Counsel. Opinion letters to Seller and its successors and assigns from counsels to Seller and the underlying obligor, as applicable, on the underlying loan transaction, as to enforceability of the loan documents governing such transaction and such other matters as Buyer shall require (including, without limitation, opinions as to due formation, authority, choice of law, and perfection of security interests).

7.	Additional Real Estate Matters. To the extent obtained by Seller from the Mortgagor relating to any Eligible Asset at the origination of the Eligible Asset, such other real estate related certificates and documentation as may have been requested by Buyer.

8.	Other Documents. Any other documents as Buyer or its counsel shall reasonably deem necessary.

(b)           Submission of Legal Documents. With respect to a New Asset that is an Originated Asset, no less than fifteen (15) calendar days (or such other time as may be mutually acceptable to Buyer and Seller) prior to the proposed Purchase Date, Seller shall deliver, or cause to be delivered, to counsel for Buyer the following items, where applicable:

1.	Copies of all draft Purchased Asset Documents in substantially final form, blacklined against the approved form Purchased Asset Documents.

2.	Certificates or other evidence of insurance demonstrating insurance coverage in respect of the underlying real estate directly or indirectly securing or supporting such Purchased Asset, if applicable, of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents, in each case satisfactory to Buyer.

3.	All surveys of the underlying real estate directly or indirectly securing or supporting such Purchased Asset that are in Seller’s possession.

4.	As reasonably requested by Buyer, satisfactory reports of tax lien, judgment and litigation searches and other searches customarily required in the relevant jurisdiction, conducted by search firms which are reasonably acceptable to Buyer with respect to the Eligible Asset, underlying real estate directly or indirectly securing or supporting such Eligible Asset, Seller and Mortgagor, such searches to be conducted in each location Buyer shall reasonably designate.

5.	Certifications that the property is in compliance with all applicable licensing and zoning laws, each issued by the appropriate Governmental Authority.

(c)           Approval of Eligible Asset. Conditioned upon the timely and satisfactory completion of Seller’s requirements in clauses (a) and (b) above, Buyer shall (1) notify Seller in writing (which may take the form of electronic mail format) that Buyer has not approved the proposed Eligible Asset as a Purchased Asset or (2) notify Seller in writing (which may take the form of electronic mail format) that Buyer has approved the proposed Eligible Asset as a Purchased Asset.

(d)           Assignment Documents. Seller shall have executed and delivered to Buyer, in form and substance reasonably satisfactory to Buyer and its counsel, all applicable assignment documents executed in blank with respect to the proposed Eligible Asset that shall be subject to no liens except as expressly permitted by Buyer. Each of the assignment documents shall contain such representations and warranties in writing concerning the proposed Eligible Asset and such other terms as shall be satisfactory to Buyer in its sole discretion, and shall include blacklined copies of each document, showing all changes made to the forms of assignment documents that have been approved in advance by Buyer.

EXHIBIT VII

FORM OF MARGIN DEFICIT NOTICE

[DATE]

VIA ELECTRONIC TRANSMISSION

FS CREIT FINANCE CO-1 LLC

[Address]

Attention: [______]

Telephone: [______]

Telecopy: [______]

Re:	Master Repurchase and Securities Contract Agreement, dated as of November 19, 2025 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase and Securities Contract Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase and Securities Contract Agreement) by and between CAPITAL ONE, NATIONAL ASSOCIATION (together with its successors and/or assigns, “Buyer”) and FS CREIT FINANCE CO-1 LLC, a Delaware limited liability company (“Seller”).

Pursuant to Article 4(a) of the Master Repurchase and Securities Contract Agreement, Buyer hereby notifies Seller of the existence of a Margin Deficit as of the date hereof as follows:

Repurchase Price for certain Purchased Asset:	$__________
Margin Deficit:	$__________
Price Differential from [ ] to [ ]:	$__________

TOTAL WIRE DUE:	$__________

SELLER IS REQUIRED TO CURE THE MARGIN DEFICIT SPECIFIED ABOVE IN ACCORDANCE WITH THE MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT AND WITHIN THE TIME PERIOD SPECIFIED ARTICLE 4(a) THEREOF.

CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association

By:
Name:
Title:

EXHIBIT VIII

EXHIBIT VIII-A

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Assignees That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 14(k) of the Master Repurchase and Securities Contract Agreement, dated as of November 19, 2025 (as may be amended, restated, modified or supplemented from time to time, the “Master Repurchase and Securities Contract Agreement”), by and between CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, together with its successors and/or assigns, as Buyer, and FS CREIT FINANCE CO-1 LLC, a Delaware limited liability company, as Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase and Securities Contract Agreement.

Pursuant to the provisions of Article 14(k) of the Master Repurchase and Securities Contract Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Seller(s) with a certificate of its non-U.S. Person status on a correct, complete, and accurate executed IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Seller(s), and (2) the undersigned shall have at all times furnished the applicable Seller(s) with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF ASSIGNEE]

By:
Name:
Title:

Date:	______ __, 20[ ]

EXHIBIT VIII-B

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 14(k) of the Master Repurchase and Securities Contract Agreement, dated as of November 19, 2025 (as may be amended, restated, modified or supplemented from time to time, the “Master Repurchase and Securities Contract Agreement”), by and between CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, together with its successors and/or assigns, as Buyer, and FS CREIT FINANCE CO-1 LLC, a Delaware limited liability company, as Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase and Securities Contract Agreement.

Pursuant to the provisions of Article 14(k) of the Master Repurchase and Securities Contract Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Buyer or Assignee with a certificate of its non-U.S. Person status on a correct, complete, and accurate executed IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer or Assignee in writing, and (2) the undersigned shall have at all times furnished such Buyer or Assignee with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	______ __, 20[ ]

EXHIBIT VIII-C

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 14(k) of the Master Repurchase and Securities Contract Agreement, dated as of November 19, 2025 (as may be amended, restated, modified or supplemented from time to time, the “Master Repurchase and Securities Contract Agreement”), by and between CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, together with its successors and/or assigns, as Buyer, and FS CREIT FINANCE CO-1 LLC, a Delaware limited liability company, as Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase and Securities Contract Agreement.

Pursuant to the provisions of Article 14(k) of the Master Repurchase and Securities Contract Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such interest, (iii) with respect such interest, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Buyer or Assignee with a correct, complete, and accurate executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer or Assignee and (2) the undersigned shall have at all times furnished such Buyer or Assignee with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	______ __ , 20[ ]

EXHIBIT VIII-D

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Assignees That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 14(k) of the Master Repurchase and Securities Contract Agreement, dated as of November 19, 2025 (as may be amended, restated, modified or supplemented from time to time, the “Master Repurchase and Securities Contract Agreement”), by and between CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, as Buyer, and FS CREIT FINANCE CO-1 LLC, a Delaware limited liability company, as Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase and Securities Contract Agreement.

The undersigned hereby certifies that (i) it is the sole record owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such interest, (iii) with respect to such interest, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Seller(s) with a correct, complete, and accurate executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Seller(s), and (2) the undersigned shall have at all times furnished the applicable Seller(s) with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF ASSIGNEE]

By:
Name:
Title:

Date:	______ __, 20[ ]

EXHIBIT IX

FORM OF COVENANT COMPLIANCE CERTIFICATE

[    ] [  ], 20[ ]

CAPITAL ONE, NATIONAL ASSOCIATION

[Address]

Attention: [_]

This Covenant Compliance Certificate is furnished pursuant to that certain Master Repurchase and Securities Contract Agreement, dated as of November 19, 2025 by and between CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association (together with its successors and/or assigns, “Buyer”), and FS CREIT FINANCE CO-1 LLC, a Delaware limited liability company (collectively, “Seller”) (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase and Securities Contract Agreement”). Unless otherwise defined herein, capitalized terms used in this Covenant Compliance Certificate have the respective meanings ascribed thereto in the Master Repurchase and Securities Contract Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.	I am a duly elected Responsible Officer.

2.	All of the financial statements, calculations and other information set forth in this Covenant Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, are true, complete and correct as of the date hereof.

3.	I have reviewed the terms of the Master Repurchase and Securities Contract Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of Seller during the accounting period covered by the financial statements attached (or most recently delivered to Buyer if none are attached).

4.	I am not aware of any facts, or pending developments that have caused, or may in the future cause the Market Value of any Purchased Asset to decline at any time within the reasonably foreseeable future.

5.	As of the date hereof, and since the date of the certificate most recently delivered pursuant to Article 11(y) of the Master Repurchase and Securities Contract Agreement, Seller has observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects, every condition, contained in the Master Repurchase and Securities Contract Agreement and the related documents to be observed, performed or satisfied by it.

6.	The examinations described in Paragraph 3 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Covenant Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

7.	As of the date hereof, each of the representations and warranties made by Seller in the Master Repurchase and Securities Contract Agreement are true, correct and complete in all material respects with the same force and effect as if made on and as of the date hereof, except as to the extent disclosed in a Requested Exceptions Report.

8.	Attached as Exhibit 1 hereto is a description of all interests of Affiliates of Seller in any Underlying Mortgaged Property (including without limitation, any lien, encumbrance or other debt or equity position or other interest in the Underlying Mortgaged Property that is senior or junior to, or pari passu with, a Mortgage Asset in right of payment or priority).

9.	Attached as Exhibit 2 hereto are the financial statements required to be delivered pursuant to Article 11 of the Master Repurchase and Securities Contract Agreement (or, if none are required to be delivered as of the date of this Covenant Compliance Certificate, the financial statements most recently delivered pursuant to Article 11 of the Master Repurchase and Securities Contract Agreement), which financial statements, to the best of my knowledge after due inquiry, fairly and accurately present in all material respects, the financial condition and operations of Seller as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 11.

10.	Attached as Exhibit 3 hereto are the calculations demonstrating compliance with the financial covenants set forth in the Guaranty Agreement.

11.	As of the date hereof, all representations and warranties made on the applicable Purchase Date with respect to each Purchased Asset and as set forth on Exhibit V of the Master Repurchase and Securities Agreement remain true, complete and correct except as to the extent disclosed in a Requested Exceptions Report.

To the extent that financial statements are being delivered in connection with this Covenant Compliance Certificate, Seller hereby makes the following representations and warranties: (i) it is in compliance with all of the terms and conditions of the Master Repurchase and Securities Contract Agreement and (ii) it has no claim or offset against Buyer under the Transaction Documents.

To the best of my knowledge, Seller has, during the period since the delivery of the immediately preceding Covenant Compliance Certificate, observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects every condition, contained in the Master Repurchase and Securities Contract Agreement and the related documents to be observed, performed or satisfied by it, and I have no knowledge of the occurrence during such period, or present existence, of any condition or event which constitutes an Event of Default or Potential Event of Default (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

Described below are the exceptions, if any, to the foregoing paragraphs, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Guarantor or Seller has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Covenant Compliance Certificate, are made and delivered this [ ] day of [    ], 20[  ].

FS CREIT FINANCE CO-1 LLC, a Delaware limited liability company

By:
Name:
Title:

[TBD GUARANTOR], a Delaware limited liability company

By:
Name:
Title:

EXHIBIT X

UCC FILING JURISDICTIONS

1. Seller – Delaware

2. Pledgor – Delaware

EXHIBIT XI

FORM OF CUSTODIAL DELIVERY CERTIFICATE

On this ______ of ________, 20__, FS CREIT FINANCE CO-1 LLC, a Delaware limited liability company (“Seller”) under that certain Master Repurchase and Securities Contract Agreement, dated as of November 19, 2025 (as the same may be amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”) between CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association (together with its successors and/or assigns, “Buyer”), and Seller, does hereby deliver to [_____________] (“Custodian”), as custodian under that certain Custodial Agreement, dated as of [_____________] (the “Custodial Agreement”), among Buyer, Custodian and Seller, the Purchased Asset Files with respect to the Purchased Assets to be purchased by Buyer pursuant to the Repurchase Agreement, which Purchased Assets are listed on the Purchased Asset Schedule attached hereto and which Purchased Assets shall be subject to the terms of the Custodial Agreement on the date hereof.

With respect to the Purchased Asset Files delivered hereby, for the purposes of issuing the Trust Receipt, the Custodian shall review the Purchased Asset Files to ascertain delivery of the documents listed in Section [___] to the Custodial Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Custodial Agreement.

IN WITNESS WHEREOF, Seller has caused its name to be signed hereto by its officer thereunto duly authorized as of the day and year first above written.

FS CREIT FINANCE CO-1 LLC

By:
Name:
Title:

Purchased Asset Schedule to Custodial Delivery Certificate

Purchased Assets

EXHIBIT XII

FORM OF BAILEE LETTER

_______________ __, 20__

Capital One, National Association

[Address]

Attention: [_]

Ladies and Gentlemen:

Reference is made to that certain Master Repurchase and Securities Contract Agreement, dated as of November 19, 2025 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase and Securities Contract Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase and Securities Contract Agreement) by and among CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association (together with its successors and/or assigns, “Buyer”), and FS CREIT FINANCE CO-1 LLC, a Delaware limited liability company (“Seller”). In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Buyer and [            ] (the “Bailee”) hereby agree as follows:

(a)	Seller shall deliver to the Bailee in connection with any Purchased Assets delivered to the Bailee hereunder, the original documents set forth on Schedule A attached hereto (collectively, the “Purchased Asset File”).

(b)	On or prior to the date hereof (the “Funding Date”), Seller shall have delivered to the Bailee, as bailee for hire, the Purchased Asset File for each of the Purchased Assets (each a “Purchased Asset” and collectively, the “Purchased Assets”) listed on Schedule B attached thereto.

(c)	The Bailee shall issue and deliver to Buyer and [________] (the “Custodian”) on or prior to the Funding Date by electronic mail (a) in the name of Buyer, an initial trust receipt and certification in the form of Attachment 1 attached hereto (the “Bailee’s Trust Receipt and Certification”) which Bailee’s Trust Receipt and Certification shall state that the Bailee has received the documents comprising the Purchased Asset File.

(d)	On the applicable Funding Date, in the event that Buyer fails to purchase from Seller the Purchased Assets on Schedule B attached hereto, Buyer shall deliver by electronic mail to the Bailee to the attention of [ ] at [ ], an authorization (the “Electronic Authorization”) to release the Purchased Asset Files with respect to the Purchased Assets identified therein to Seller. Upon receipt of such Electronic Authorization, the Bailee shall release the Purchased Asset Files to Seller in accordance with Seller’s instructions.

(e)	Following the Funding Date and the funding of the Purchase Price, the Bailee shall forward the Purchased Asset Files to the Custodian at [ ], by insured overnight courier for receipt by the Custodian no later than 1:00 p.m. on the third (3rd) Business Day following the applicable Funding Date (the “Delivery Date”).

(f)	From and after the applicable Funding Date until the time of receipt of the Electronic Authorization or the Delivery Date, as applicable, the Bailee (a) shall maintain continuous custody (and will forward in accordance with clause (e) above) and control of the related Purchased Asset Files as bailee for Buyer and (b) is holding the related Purchased Assets as sole and exclusive bailee for Buyer unless and until otherwise instructed in writing by Buyer.

(g)	Seller agrees to indemnify and hold the Bailee and its partners, directors, officers, agents and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorney’s fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Letter or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by the Bailee) were imposed on, incurred by or asserted against the Bailee because of the breach by the Bailee of its obligations hereunder, which breach was caused by gross negligence or wilful misconduct on the part of the Bailee or any of its partners, directors, officers, agents or employees. The foregoing indemnification shall survive any resignation or removal of the Bailee or the termination or assignment of this Bailee Letter.

(h)	In the event that the Bailee fails to produce any document in a Purchased Asset File related to a Purchased Asset that is (or was required to be) then in its possession within ten (10) business days after required or requested by Seller or Buyer (a “Delivery Failure”), the Bailee shall indemnify and hold Buyer, on behalf of Buyers, harmless against actual out of pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorney’s fees, that may be imposed on, incurred by, or asserted against it in any way relating to or arising out of such Delivery Failure (but excluding special, indirect, punitive or consequential damages).

(i)	Seller agrees to indemnify and hold Buyer and its respective affiliates and designees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorney’s fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of a Custodial Delivery Failure (as defined in the Custodial Agreement) or the Bailee’s negligence, lack of good faith or wilful misconduct. The foregoing indemnification shall survive any termination or assignment of this Bailee Letter.

(j)	Seller hereby represents, warrants and covenants that the Bailee is not an affiliate of or otherwise controlled by Seller. Notwithstanding the foregoing, the parties hereby acknowledge that the Bailee hereunder may act as counsel to Seller in connection with a proposed transaction and [_________] has represented Seller in connection with negotiation, execution and delivery of the Master Repurchase and Securities Contract Agreement.

(k)	The agreement set forth in this Bailee Letter may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.

(l)	This Bailee Letter may not be assigned by Seller or the Bailee without the prior written consent of Buyer.

(m)	For the purpose of facilitating the execution of this Bailee Letter as herein provided and for other purposes, this Bailee Letter may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument. Electronically transmitted signature pages shall be binding to the same extent.

(n)	This Bailee Letter shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(o)	Capitalized terms used herein and defined herein shall have the meanings ascribed to them in the Repurchase Agreement.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

Very truly yours,

FS CREIT FINANCE CO-1 LLC, a Delaware limited liability company, as Seller

By:
Name:
Title:

ACCEPTED AND AGREED:

[                        ], as Bailee

By:
Name:
Title:

ACCEPTED AND AGREED:

CAPITAL ONE, NATIONAL ASSOCIATION, as Buyer

By:
Name:
Title:

Schedule A

PURCHASED ASSET FILE

[Insert List of Purchased Asset Documents]

Schedule B

PURCHASED ASSET SCHEDULE

[Insert Description of Purchased Asset]

Attachment 1

FORM OF BAILEE’S TRUST RECEIPT AND CERTIFICATION

[_______], 20__

Capital One, National Association

[Address]

Attention: [_]

Re:	Bailee Letter, dated as of [________] (the “Bailee Letter”) among FS CREIT FINANCE CO-1 LLC, a Delaware limited liability company (“Seller”), CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association (together with its successors and/or assigns, “Buyer”), and [________] (the “Bailee”)

Ladies and Gentlemen:

In accordance with the provisions of Paragraph (c) of the above-referenced Bailee Letter, the undersigned, as the Bailee, hereby certifies that as to each Purchased Asset described in the Purchased Asset Schedule (Schedule B to the Bailee Letter), a copy of which is attached hereto, it has reviewed the Purchased Asset File (Schedule A to the Bailee Letter) and has determined that (i) all documents listed in the Purchased Asset File are in its possession and (ii) such documents have been reviewed by it and appear regular on their face and relate to such Purchased Asset.

The Bailee hereby confirms that it is holding each such Purchased Asset File as agent and bailee for the exclusive use and benefit of Buyer pursuant to the terms of the Bailee Letter.

All initially capitalized terms used herein shall have the meanings ascribed to them in the above-referenced Bailee Letter.

[ ], BAILEE

By:
Name:
Title:

cc: [Custodian]

EXHIBIT XIII

FUTURE FUNDING ADVANCE PROCEDURES

(a)           Submission of Future Funding Due Diligence Package. Seller shall deliver to Buyer a due diligence package (the “Future Funding Due Diligence Package”) for Buyer’s review and approval, which shall contain the following items:

1.	The executed request for advance (which shall include Seller’s approval of such Future Funding Advance);

2.	The executed borrower’s affidavit;

3.	The fund control agreement (or escrow agreement, if funding through escrow);

4.	Certified copies of all relevant trade contracts;

5.	The title policy endorsement for the advance;

6.	Certified copies of any tenant leases;

7.	Certified copies of any service contracts;

8.	Updated financial statements, operating statements and rent rolls, if applicable;

9.	Evidence of required insurance; and

10.	Updates to the engineering report, if required.

(b)           Approval of Future Funding Advance. Conditioned upon the timely and satisfactory completion of Seller’s requirements in clause (a) above, Buyer shall, no less than three (3) Business Days prior to the proposed date of the Future Funding Advance (1) notify Seller in writing (which may take the form of electronic mail format) that Buyer has not approved the proposed Future Funding Advance or (2) notify Seller in writing (which may take the form of electronic mail format) that Buyer has approved the proposed Future Funding Advance.  Buyer’s failure to respond to Seller on or prior to three (3) Business Days prior to the proposed Future Funding Advance shall be deemed to be a denial of Seller’s request that Buyer approve the proposed Future Funding Advance, unless Buyer and Seller has agreed otherwise in writing.